Exhibit 4.52
DATED JUNE 29, 2009
US$140,000,000 TERM LOAN FACILITY AGREEMENT
AMONG
STERLITE ENERGY LIMITED
as Borrower
AND
INDIA INFRASTRUCTURE FINANCE (UK) COMPANY LIMITED
as Lender
AND
STATE BANK OF INDIA
As Facility Agent
Amarchand & Mangaldas & Suresh A. Shroff & Co.
Advocates & Solicitors

TABLE OF CONTENTS

CLAUSE 1 — INTERPRETATION	2
CLAUSE 2 — THE FACILITY	28
CLAUSE 3 — PURPOSE	29
CLAUSE 4 — CONDITIONS PRECEDENT	30
CLAUSE 5 — UTILISATION	32
CLAUSE 6 — REPAYMENT	37
CLAUSE 7 — PREPAYMENT AND CANCELLATION	39
CLAUSE 8 — COSTS OF UTILISATION	42
CLAUSE 9 — INTEREST RESET	45
CLAUSE 10 — BREAK COSTS	46
CLAUSE 11 — ADDITIONAL PAYMENT OBLIGATIONS	47
CLAUSE 12 — INCREASED COST	51
CLAUSE 13 — OTHER INDEMNITIES	53
CLAUSE 14 — MITIGATION BY THE LENDER	54
CLAUSE 15 — COSTS AND EXPENSES	55
CLAUSE 16 — REPRESENTATIONS AND WARRANTIES	57
CLAUSE 17 — INFORMATION UNDERTAKINGS	70
CLAUSE 18 — GENERAL UNDERTAKINGS	75
CLAUSE 19 — NEGATIVE COVENANTS	92
CLAUSE 20 — EVENTS OF DEFAULT	97
CLAUSE 21 — CHANGES TO THE LENDER	104
CLAUSE 22 — CHANGES TO THE BORROWER	107
CLAUSE 23 — CONDUCT OF BUSINESS BY LENDER	108
CLAUSE 24 — ADMINISTRATION	109
CLAUSE 25 — SET OFF	110
CLAUSE 26 — NOTICES	111
CLAUSE 27 — CALCULATIONS AND CERTIFICATES	114
CLAUSE 28 — CONFIDENTIALITY	115
CLAUSE 29 — PARTIAL INVALIDITY	116
CLAUSE 30 — REMEDIES AND WAIVERS	117

(i)

CLAUSE 31 — AMENDMENTS AND WAIVERS	118
CLAUSE 32 — COUNTERPARTS	119
CLAUSE 33 — GOVERNING LAW	120
CLAUSE 34 — ENFORCEMENT	121
CLAUSE 35 — CONDITIONS OF OTHER FINANCE PARTIES	123
SCHEDULE 1	124
CONDITIONS PRECEDENT	124
SCHEDULE 2	141
REQUESTS	141
SCHEDULE 3	143
FORM OF TRANSFER CERTIFICATE	143
SCHEDULE 4	145
BASE CASE	145
SCHEDULE 5	149
CLEARANCES	149
SCHEDULE 6	151
LENDERS ENGINEER SCOPE OF WORK	151
SCHEDULE 7	162
REPAYMENT SCHEDULE	162
SCHEDULE 8	164
ESTIMATED PROJECT COSTS	164
SCHEDULE 9	165
FINANCING PLAN	165
SCHEDULE 10	166
MAJOR PROJECT DOCUMENTS	166
SCHEDULE 11	168
CONSTRUCTION BUDGET	168
SCHEDULE 12	169
NOMINEE DIRECTORS	169

(ii)

THIS AGREEMENT is dated June 29, 2009 and made between:
1.	STERLITE ENERGY LIMITED, a company incorporated in India under the Companies Act, 1956, with its registered office at SIPCOT Industrial Complex, Madurai By Pass Road, T V Puram, P O Tuticorin, Tamil Nadu — 628002 (the “Borrower”);

2.	INDIA INFRASTRUCTURE FINANCE (UK) COMPANY LIMITED, incorporated with the Companies House for England and Wales under the UK Companies Act 1985, with Company No. 6496661, having its registered office at 87 Gresham St. London EC2V7NQ (the “Lender”); and

3.	STATE BANK OF INDIA, a body corporate constituted under the State Bank of India Act, 1955 with its Corporate Centre at Project Finance SBU, State Bank Bhavan, Madame Cama Road, Mumbai- 400 021 acting as the facility agent for the Lender (the “Facility Agent”).

IT IS AGREED as follows:
CLAUSE 1 — INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purpose of this Agreement, the following terms shall have the following meanings:

“Abandonment” means the cessation of performance of obligations by the Borrower in respect of the whole or any material part of the Project for reasons other than Force Majeure or scheduled outage for a continuous period of fifteen (15) days. For this purpose, but without limitation to the generality of the foregoing, the Borrower shall be deemed to have abandoned the Project if it shall make or fail to make a decision, or shall take or fail to take any action clearly indicating the cessation of performance by it of its obligations in respect of the Project for reasons other than Force Majeure. Abandon shall be construed accordingly.

“Account Bank” shall have the meaning specified in the Trust and Retention Account Agreement.

“Additional Interest” shall have the meaning given to it in Clause 8.6 of this Agreement.

“Additional Loans” shall mean the amounts to be borrowed by the Borrower by way of External Commercial Borrowings/ borrowings from export credit agency/foreign currency loans/domestic bonds, as permitted under the terms of the Common Rupee Loan Agreement.

“Adverse Change” means any change which has had or which is likely to have a Material Adverse Effect.

“Affiliates” means in relation to any party, a Person that controls, is controlled by or is under the common control with such party.

“Annual Budget” has the meaning specified in Clause 18.23.1 (i) (A).

“Annual Operating Plan” has the meaning specified in Clause 18.23.2(iii).

“Applicable Law” means, any statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, clearance, approval, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision, or determination by, or any interpretation or administration of any of the foregoing by, any statutory or regulatory authority whether in effect as of the date of this

Agreement or thereafter and in each case as amended, and includes without limitation the ECB Guidelines.
“Audited Annual Financial Statements” means the Financial Statements for a period ending on the last day of the Fiscal Year, which have been duly audited by the Auditors as required under the Companies Act 1956, and in accordance with GAAP.
“Auditor(s)” means such firm of chartered accountants acceptable to the Facility Agent, as the Borrower may, with the consent of the Facility Agent, from time to time appoint as statutory auditors of the Borrower.
“Auditor’s Certificate Provision Dates” means the 30th of September and the 31st of March of each Fiscal Year.
“Authorized Officer” means with respect to any Person, any officer of such Person that is authorized to sign on behalf of such Person and at the time being listed as such by the company secretary of such Person in the most recent certificate of such company secretary delivered to the Facility Agent.
“Availability Period” means, in relation to the Facility, the period from the date of this Agreement until the earliest of: (i) the date that the Commitment under such Facility shall have been terminated or reduced to zero pursuant to the terms of this Agreement; or (ii) six (6) months after Project COD.
“Available Facility” means, in relation to the Facility at any time, an amount equal to the difference between (i) the aggregate for the time being of the Lender’s Commitment in respect of the Facility and (ii) the aggregate of all Utilisations under this Agreement that have been made at such time (which shall include the aggregate of all amounts for which Utilisation Requests have been sent by the Borrower and have not been rejected as per the terms of this Agreement).
“Base Case” means the projection of revenues and expenses and cash flows with respect to the Project, mutually agreed to by the Borrower and the Lender, over a period not shorter than the period ending on the Final Settlement Date, together with the Drawdown Schedule and supporting assumptions and explanations thereto as amended from time to time which shall be in substance satisfactory to the Lenders Engineer (which satisfaction shall only be required to be obtained before Project COD) and the Facility Agent. The Base Case as on the date of this Agreement is as set out in Schedule 4.
“Board or Board of Directors” means the board of directors of the Borrower appointed pursuant to the Companies Act.
“Borrower” shall have the meaning specified in item no. 1 of the array of parties.

“Break Costs” means the amount (if any) by which:
(a)	the additional interest which the Lender would have received for the period from the date of repayment or prepayment of all or any part of its Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount of the Loan or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount of the Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday):
(a)	in relation to the first and last day of an Interest Period and any other day for payment of principal, interest or an Unpaid Sum which is denominated in US Dollars, which is a London Business Day and on which banks are open for general business in London, England and Mumbai, India;

(b)	in relation to any day for payment of any other amount (not being principal, interest or an Unpaid Sum), on which banks are open for general business in London, England and Mumbai, India; and

(c)	in relation to any other day, on which banks are open for general business in London, England and Mumbai, India.
“Care and Maintenance” means any transfer of possession or transfer of control of the Project to any Person by the Borrower except in accordance with the provisions of this Agreement.
“Change in Law” means:
(a)	the enactment, bringing into effect, adoption, promulgation, amendment, modification or repeal, after the date of this Agreement, of any statute, decree, ordinance or other law, regulation, notice, circular, code, policy, rule or direction by any Governmental Agency; or

(b)	a change in its interpretation by a competent court of law, tribunal, government or statutory authority or any of the above regulations; or

(c)	a change in any consent, approval or license available or obtained for the transmission and evacuation of power from the Project by the Borrower; or

(d)	any change in charges for the transmission and evacuation of power from the Project, that results in any change in the Borrower’s revenue or costs directly attributable to the Project being decreased or increased, including without limitation, with respect to income tax or any tax or surcharge or cess levied on the sale of electricity by the GOI.
“Clearances” means any consent, license, approval, registration, permit or other authorisation of any nature which is required to be granted by any statutory or regulatory authority or any third party: (i) for fulfilling by each of the Borrower and Sponsor under the Transaction Documents its obligations, and the making by it of the payments contemplated by the Transaction Documents; (ii) for the enforceability of any Transaction Document and the making of any payments contemplated thereunder; (iii) for the construction, operation, and maintenance of the Project; and (iv) for all such other matters as may be necessary in connection with the Project or the performance of any Person’s obligations under any Transaction Document, each of the above having been reviewed by the Lenders Engineer, and shall in any event include but not be limited to those Clearances listed in Schedule 5 to this Agreement.
“Coal Blocks” means the coal blocks located at Rampia and Dip Side Rampia which are proposed to be developed by Rampia Coal Mine and Energy Private Limited and other companies.
“Coal Investment JV Drawdown” means a Utilisation under the Common Rupee Loan Agreement of which any part of the proceeds are intended to be utilized for the purpose of investment through subscription to equity by the Borrower in Rampia Coal Mine and Energy Private Limited, which shall be evidenced by a certificate given by the Authorized Officer of the Borrower along with the Utilisation Request.
“Coal Transportation Agreements” means all binding documents, deeds and other writings entered into by the Borrower for transportation of coal for the Project to the Project Site.
“Commitment” means in relation to the Lender, US$140,000,000 (United States Dollars One Hundred and Forty million) at the date of this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement.
“Common Rupee Loan Agreement” means the agreement titled as the Common Rupee Loan Agreement dated as of the date hereof entered into between, inter alia, the Borrower and the Rupee Lenders, providing certain terms which are common to the Facility and certain other facilities being availed of by the Borrower in relation to the Project, and shall include any amendments or modifications thereto.
“Companies Act” means the Companies Act, 1956 as amended or replaced from time to time.

“Consent(s) to Assignment” shall mean the agreement(s) entered into between the Borrower, the Security Trustee and any of the Material Project Participants (other than the Borrower and the Sponsor), for the benefit of the Secured Parties, inter alia in respect of assignment of the Borrower’s rights under the Transaction Documents.
“Construction Budget” means the budget which shall reflect the final Scope of Work and contract price and set forth the timing and amount of all projected payments towards the Project, submitted by the Borrower in substantially the form set forth at Schedule 11.
“Contested in Good Faith” shall mean, with respect to the payment of Taxes or any other claims or liabilities by any Person, the satisfaction of each of the following conditions: (i) the validity or amount there of is being diligently contested in good faith by such Person by appropriate proceedings timely instituted; (ii) such Person has posted a bond or other security acceptable to the Security Trustee or if not approved by the Security Trustee, established adequate cash reserves with respect to the contested items; (iii) during the period of such contest, the enforcement of any contested item is effectively stayed by a court or tribunal or by operation of law; (iv) neither such Person nor any of its officers nor any Secured Party or their respective officers is or could reasonably be expected to become subject to criminal liability or sanction; and (v) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not constitute a Material Adverse Effect.
“Contingency” means the line item designated as “contingency” line item in the Contruction Budget.
“Cost Overrun(s)” has the meaning ascribed to it in the Sponsor Support Agreement.
“Date of Commercial Operation” means, with respect to each Unit of the Project, the date on which such Unit commences commercial production to the satisfaction of the Facility Agent and Lenders Engineer.
“Debt” means at any time the aggregate Obligations owed by the Borrower under the Financing Documents.
“Debt Service Coverage Ratio or DSCR” means, on any date, in respect of any period, the ratio of (i) is to (ii) below:
(i)	the aggregate of: (a) profit after tax (excluding non cash adjustments, if any) for that period; (b) depreciation for such period; (c) interest, Letter of Comfort fees and letter of commitment commission payable for such period; (d) financing costs payable for such period; and (e) deferred tax liability;

(ii)	an amount equal to the sum of interest, Letter of Comfort fees, letter of commitment commission and financing costs payable and the Repayment Instalment to be paid for that period under this Agreement and the Common Rupee Loan Agreement (but excluding the Foreign Currency Bullet Repayment Amount and the Rupee Bullet Repayment Amount and not excluding the eight (8) Repayment Instalments payable after the payment of the Foreign Currency Bullet Repayment Amount).
For the purpose of calculating the DSCR over any period, actual figures would be taken for the past period and figures as per the updated Base Case would be taken for the future period. For determining the figures for the future period, the exchange rate shall be the Applicable Exchange Rate.
“Deed of Hypothecation” means the deed of hypothecation executed or to be executed by the Borrower in favour of the Security Trustee for the benefit of the Lenders in respect of the movable assets of the Borrower.
“Default Interest” means the meaning given to it in Clause 8.5 (Default Interest).
“Default Rate” means a rate which is the aggregate of: (a) the Interest Rate in effect from time to time, and (b) two per cent (2%) per annum.
“Directors” means directors on the Borrower’s Board.
“Discharged Rights and Obligations” has the meaning given to it in Clause 21.4 (Procedure for transfer).
“Dispute” has the meaning given to it in Clause 34.1 (Jurisdiction).
“Distribution Account” shall have the meaning ascribed to it in the Trust and Retention Account Agreement.
“Drawdown Schedule” shall mean the schedule for making Utilisations under this Agreement prepared by the Borrower in accordance with Clause 8.4 (Commitment Fee).
“Drawdown Schedule Period” shall have the meaning specified in Clause 8.4.
“Drawstop Notice” has the meaning specified in Clause 5.5 (Drawstop Notices).
“Due Date” shall mean, in respect of:
(i)	Repayment Instalments, the date on which the Repayment Instalment falls due as stipulated in the Repayment Schedule;

(ii)	interest, the Interest Payment Date; and

(iii)	any other amount payable under the Finance Documents, the date on which such amount falls due in terms of the Finance Documents.
“ECB Guidelines” means the master circular on External Commercial Borrowings and Trade Credit dated July 1, 2008 along with all modifications and amendments thereto.
“Environment” means living organisms including the ecological systems of which they form part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).
“Environmental Consultant” or “EC” shall have the meaning given to it in Clause 18.12 (Environment and Social Monitoring and Review).
“Environmental Law” means all laws and regulations of any relevant jurisdiction which:
(i)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(ii)	provide remedies or compensation for harm or damage to the Environment; or

(iii)	relate to Hazardous Substances or health and safety matters.
“EPCG Scheme” shall have the meaning given in Clause (c) of Part A, Schedule 1.
“Equity” shall mean the issued and subscribed equity share capital of the Borrower. For the avoidance of doubt, this shall not include any preference shares of the Borrower.
“Equipment and Machinery” shall mean the capital equipment and machinery required for the Project purchased or to be purchased by the Borrower from the overseas standard Suppliers.
“Equity Interest” shall mean the extent of issued share capital of the Borrower subscribed to by the Sponsor.
“ESMR” shall have the meaning given in Clause 18.12 (Environment and Social Monitoring Review).

“Estimated Project Cost(s)” shall mean the costs of the Project as set forth in Schedule 8 and as approved by the Lenders Engineer.
“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).
“External Commercial Borrowings” shall have the meaning given to it in the Master Circular on External Commercial Borrowings and Trade Credits issued by the Reserve Bank of India on July 1, 2008, as amended, supplemented or updated from time to time.
“Existing Lender” has the meaning set out in Clause 21.1 (Assignments and Transfer by the Lender).
“Facility” shall have the meaning given in Clause 2.1 (The Facility).
“Facility Agent” means State Bank of India, Project Finance, SBU as appointed under this Agreement.
“Facility Agent Agreement” shall mean the agreement entered into or to be entered into between the Lenders, the Facility Agent and the Borrower.
“Facility Office” means the office or offices of the Lender through which it will perform its obligations under this Agreement.
“Fee Letter” means the fee letter dated on or around the date of this Agreement between the Borrower and the Lender.
“Final Completion” shall mean the date on which the following requirements have been satisfied:
(i)	Final acceptance under the Project Documents has occurred and the Project is operating in accordance with the obligations of the Borrower under the relevant Project Documents;

(ii)	The Lenders Engineer certifies that the Scope of Work (including all punch list items under Project Documents) has been completed and all Clearances required to construct, operate and maintain the Project have been obtained;

(iii)	(A) the Borrower has delivered to the Facility Agent a completion certificate in such form as may be agreed upon by the parties hereto (the “Borrower Completion Certificate”), signed by an Authorized Officer of the Borrower, certifying that the requirements set forth in paragraphs (i) and (ii) above have been satisfied, and (B) the Lenders Engineer has countersigned the Borrower Completion Certificate confirming that the requirements set forth in paragraphs (i) and (ii) above have been satisfied.

“Finance Documents” means collectively, the following:
(a)	This Agreement;

(b)	Common Rupee Loan Agreement;

(c)	Trust and Retention Account Agreement;

(d)	Intercreditor Agreement;

(e)	Borrower’s confirmation letter in respect of the Intercreditor Agreement;

(f)	Sponsor Support Agreement;

(g)	Facility Agent Agreement;

(h)	Security Documents; and

(i)	Any other agreement for financing designated as a Finance Document by the Lender.
“Final Settlement Date” shall mean the date on which all Obligations have been irrevocably and unconditionally paid and discharged in full to the satisfaction of the Secured Parties.
“Financial Close” shall mean the date on which each of the Finance Documents are executed and unless any condition precedent in Clause 4.2 (Conditions Precedent to First Utilization) is waived, upon fulfillment, to the satisfaction of the Lenders, of all conditions precedent provided in Clauses 4.2 (Conditions Precedent to First Utilization) and 4.3 (Conditions Precedent to Each Utilization).
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(c)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with applicable GAAP, be treated as a finance or capital lease;

(d)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(e)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(f)	shares which are expressed to be redeemable prior to the final Repayment Date of the Facility;

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(h)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above (without double counting).
“Financing Plan” means the base case financial plan as mutually agreed between the Borrower and the Lender (after incorporation of the views of the Lenders Engineer) and as set out in Schedule 9.
“First Currency” has the meaning given to it in Clause 13.1 (Currency indemnity).
“First Utilisation” means the first Utilisation by the Borrower of the Facility under this Agreement.
“Fiscal Year” means the accounting period commencing from April 1st of each year till March 31st of the next year.
“Force Majeure” means an event of force majeure howsoever defined in the Transaction Documents.
“Foreign Currency Account” means the the US Dollars nostro account of the bank handling the import documents and/or the nostro account of the LC Issuing Bank, to be notified by the Borrower to the Lender, into which the Lender shall make disbursements for onward payment to the Supplier(s) in accordance with the provisions of this Agreement.
“Foreign Currency Bullet Repayment Amount” means thirty six per cent (36%) of the amount of the Loan to be repaid by the Borrower in a single instalment as part of the forty — eighth (48th) Repayment Instalment in accordance with the Repayment Schedule.
“Fuel Supply Agreements” mean all binding documents, agreements, deeds and other writings entered into by the Borrower for procurement and supply of coal for the Project.
“GAAP” means, generally accepted accounting principles, standards and practices applicable in the jurisdiction of incorporation of the Borrower.
“GOI” shall mean the Government of India.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, any stock exchange or any self-regulatory organisation established under any law or regulation).
“Government of Orissa” shall mean the Government of the State of Orissa or any successor entity assuming the obligations of the Government of State of Orissa in relation to the Project as the case may be.
“GRIDCO PPA” shall mean the power purchase agreement dated September 28, 2006 executed between Grid Corporation of Orissa Limited and the Borrower and shall include the letter from GRIDCO to the Borrower dated October 01, 2008 requisitioning for 600 MW of power from the first Unit of the Project, and any other similar letter or any other document issued under such power purchase agreement.
“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.
“Hedging Plan” means the plan prepared by the Borrower, in form, substance and detail satisfactory to the Facility Agent, specifying the Borrower’s plans for hedging the Borrower’s currency risks, interest rate risks and such other risks as may be permitted by the Facility Agent.
“IFRS” means International Financial Reporting Standards.
“Increased Costs” has the meaning given to it in Clause 12.1 (Increased Costs).
“Indenture of Mortgage” shall, collectively, mean any mortgages created or to be created by the Borrower over all or any of the assets mentioned in Clause 18.7.1 in favour of the Security Trustee for the benefit of the Lenders.
“India” means the Republic of India and its constituent states from time to time and includes where the context so requires, the Government of the Republic of India, the Government of any constituent state thereof and any regulatory agency or authority thereof.
“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.
“Initial Security” shall have the meaning specified in Clause 18.7.1.
“Insurance Consultancy Appointment Letter” shall mean the letter issued by the Facility Agent appointing the Lenders Insurance Consultant in connection with performance of certain services with respect to the Project.

“Insurance Contract(s)” shall mean the insurance contracts and policies specified by the Lenders Insurance Consultant and required pursuant to this Agreement, any substitutes therefor and any additional insurance contracts or policies required under any of the Finance Documents.
“Intellectual Property” means all patents, trademarks, permits, service marks, brands, trade names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licences, franchises, formulae, designs, rights of confidential information and all other intellectual property.
“Intellectual Property Rights” means all rights, title, benefit and interest in relation to Intellectual Property anywhere in the world (whether registered or not and including all applications for the same) and as defined in Clause 16.24 (Intellectual Property).
“Intercreditor Agreement” shall mean the Agreement entered into or to be entered into between and amongst the Lenders, the Facility Agent and the Security Trustee.
“Interest Payment Date” means, the 30th (thirtieth) day of each calendar month (and the last Business Day in the month of February) on which interest is due and payable for the Loan except that the last Interest Payment Date shall coincide with the last Repayment Date.
“Interest Period” means, in relation to a Loan: (i) in the first instance, the period commencing from the Utilisation Date and ending on (and excluding) the immediately following Interest Payment Date; and (ii) subsequently, the period commencing on one Interest Payment Date and ending on (and excluding) the immediately following Interest Payment Date and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.5 (Default interest).
“Interest Rate” means, in relation to any Interest Period, the interest rate determined in accordance with Clause 8.1 (Calculation of Interest).
“Interest Reset Date” means, in the first instance, a date which is six (6) months from the date of this Agreement, and thereafter the date falling on the expiry of every six (6) month period from the last Interest Reset Date during the currency of the Facility.
“Legal Proceeding(s)” shall mean any litigation, judicial, quasi-judicial, administrative or arbitral proceedings or proceedings with respect to any commission of inquiry.
“Lenders Consultants” shall have the meaning given to it in Schedule 1 Part A (b) (i).

“Lenders Counsel” shall mean: (a) Amarchand & Mangaldas & Suresh A Shroff & Co., Mumbai, and (b) Singhania & Co., London acting for the Lender and the Facility Agent and any replacement therefor appointed by the Facility Agent after consultation with the Borrower.
“Lenders Engineer” means Mott MacDonald Private Limited, and any replacement therefor appointed by the Facility Agent after consultation with the Borrower.
“Lenders Engineer Appointment Letter” shall mean the appointment letter dated April 11, 2009 issued by the Facility Agent appointing the Lenders Engineer in connection with performance of certain services with respect to the Project, including but not limited to the scope of work specified in Schedule 6.
“Lenders Insurance Consultant” shall mean Marsh India Insurance Brokers Pvt. Limited, a private limited company incorporated under the Companies Act and having its corporate office at Tower 1, Peninsula Corporate Park, Lower Parel, Mumbai 400 013 including its successors and assigns and any replacement therefor acting for the Lenders and the Facility Agent and appointed by the Facility Agent after consultation with the Borrower and any replacement therefor satisfactory to the Facility Agent.
“Letter(s) of Credit or LC” shall mean bank guarantee, indemnity, letter of credit or other form of undertaking issued by the LC Issuing Banks in favour of the Suppliers.
“LC Issuing Bank” shall mean such bank as may be agreed by the Lender which has agreed to open Letter(s) of Credit.
“Letter(s) of Comfort” shall mean a letter issued by the Lender in favour of the LC Issuing Bank on the terms and in the manner deemed fit by the Lender.
“LIBOR” means, London Interbank Offered Rate declared by the British Bankers’ Association (“BBA”), which shall be reset every 6 (six) months. For the purpose of determining the rate of interest, the LIBOR declared by the BBA on the second previous working day prior to the date from which the interest shall accrue or shall be reset, shall be applied. In case, the LIBOR is not declared by BBA on the relevant date for any reason, the latest available LIBOR declared by BBA shall be used for determining the applicable Interest Rate.
“Loan” or “Loans” means the loans made or to be made under the Facility or the principal amount outstanding for the time being of those loans.
“London Business Day” means a day (other than a Saturday or Sunday) on which deposits may be dealt in on the Relevant Interbank Market and banks are open for general business in London and New York.

“Long Term Major Maintenance Plan” shall mean the plan setting forth the details of all major maintenance proposed to be performed by the Borrower with respect to the Project during the upcoming five (5) year period specifying the nature, timing, cost and scope of all such proposed maintenance and its envisioned effect on Project operations.
“Loss Proceeds” shall mean any insurance proceeds (after payment of costs of collection incurred by the Security Trustee and the Facility Agent) received by the Security Trustee arising from any claim under the Insurance Contracts.
“Major Maintenance” shall mean the inspection, servicing and replacement of parts of the Plant after periodic intervals of operation of each Unit as certified by the Lenders Engineer.
“Major Maintenance Amounts” shall have the meaning given to it in the Trust and Retention Account Agreement.
“Major Maintenance Budget” shall mean the major maintenance budget for the relevant Operating Year itemized on a monthly basis for all Major Maintenance included in the operating plan for such Operating Year.
“Major Project Documents” shall mean the documents listed in Schedule 10.
“Major Project Parties” shall mean each of the counter-parties to any Major Project Document or collectively all of them as the case may be.
“Management” shall mean the Persons appointed by the Borrower to operate and manage the business and operations of the Borrower.
“Margin” means five point three five per cent (5.35%) per annum.
“Material Adverse Effect” means a material adverse effect on or material adverse change in:
(a)	the financial condition, assets, prospects or business of the Borrower;

(b)	the ability of the Borrower to perform and comply with its payment obligations under any Finance Document and/or its obligations under Clause 18.22 (Financial covenants) of this Agreement (which shall include any material and adverse effect on the consolidated financial condition, assets or prospects of the Subsidiaries of the Borrower which would have the effect mentioned in this clause (b));

(c)	the ability of the Sponsor to perform and comply with its obligations under the Sponsor Support Agreement and any other Finance Document;

(d)	the validity, legality or enforceability of any Finance Document; or

(e)	any of the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower taken as a whole since December 31, 2008, including any downgrade of the Borrower’s credit rating or arising generally from any pending or threatened litigation, investigation or proceeding.
“Material Project Participant” shall mean the Borrower, the Sponsor, any Person which provides guarantees in respect of the performance of any operator appointed in respect of the Project or any portion thereof, the Offtaker, the bank issuing the letter of credit under the PPA, the Major Project Parties, and any Person appointed as a replacement or substitute of any of the above.
“Memorandum and Articles of Association” shall mean the Memorandum and Articles of Association of the Borrower as amended from time to time.
“Mining JV Agreement” shall mean the agreement entered into by the Borrower with five other companies for the establishment of a joint venture company to undertake the development of the Coal Blocks.
“Mobilisation Period” shall mean the period from six (6) months prior to the scheduled Date of Commercial Operation of the first Unit till the Date of Commercial Operation of the first Unit or as approved by the Lenders Engineer.
“Mobilisation Plan” shall mean a written plan, setting forth, among other things, the budget for and details of anticipated staffing requirements, purchases, training, objectives, and required actions by the Borrower necessary to assist with Project start-up and performance testing, and preparation for ongoing operation.
“Modified Following London Business Day Convention” means the convention for adjusting the last day of any period which would otherwise fall on a day which is not a London Business Day, by specifying that such day will instead fall on the next London Business Day in the same calendar month and if there is no Business Day in the same calendar month then such day shall fall on the previous Business Day in the same calendar month.
“New Lender” has the meaning set out in Clause 21.1 (Assignments and Transfer by the Lender).
“Obligations” shall mean all amounts payable by the Borrower pursuant to the terms of the Finance Documents, including without limitation:
(i)	the principal of and interest and Letter of Comfort fees, letter of commitment commission on the Facility, and all other obligations and liabilities of the Borrower, including indemnities, expenses, fees and interest, incurred under, arising out of or in connection with any Finance Document;

(ii)	any and all sums advanced by the Facility Agent and the Security Trustee in order to preserve the Security or preserve their Security Interest in the Security; and
(iii)	in the event of any proceeding for the collection or enforcement of the Obligations, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising the Security, or of any exercise of the Facility Agent and the Security Trustee of its right under the Security Documents, together with legal fees and court costs.
“Offtaker(s)” shall mean the entity or entities (including any of the Borrower’s Affiliates) that have executed a PPA with the Borrower for offtake of electricity generated by the Project under such PPA.
“Operating Budget” shall have the meaning specified in the Trust and Retention Account Agreement.
“Operating Year” shall mean the period beginning on the Date of Commercial Operation of the first Unit and ending at 00:00 Hrs on the first of the next following April and each subsequent period beginning at 00:00 Hrs on the first of April and ending at 00:00 Hrs on the first of April of the following year.
“Operation and Maintenance Costs” shall have the meaning specified in the Trust and Retention Account Agreement.
“OPTCL” means the Orissa Power Transmission Corporation Limited.
“Party” means a party to this Agreement.
“Permitted Disposal” shall mean any sale, disposal, lease or other transfer of any property or assets which are:
(1)	required or permitted under any Finance Document; or

(2)	to the extent permitted by the Lenders, a sale or other disposal of equipment which in the opinion of the Lenders Engineer is either:
(A)	uneconomic or obsolete;

(B)	no longer used or useful; or

(C)	at the end of its useful life; and
in respect of (A), (B) and (C) above, which is replaced by other equipment of equal or greater value and utility and secured in favour of the Secured Parties.
“Permitted Indebtedness” shall mean:

(i)	the Facility and such other indebtedness the Borrower may incur as per the Financing Plan approved by the Facility Agent;

(ii)	the Rupee Loan;

(iii)	working capital facilities (including trade credits) to the extent of Rs. 430,00,00,000/- (Rupees Four Hundred and Thirty Crores) or such further amounts as may be permitted by the Lenders;

(iv)	financial obligations arising under the Transaction Documents and not occurring as a result of a default by the Borrower of its obligations thereunder;

(v)	financial obligations in connection with any hedging arrangement undertaken in accordance with the Hedging Plan; and

(vi)	any other borrowing approved by the Facility Agent.
“Permitted Investments” shall have the meaning specified in the Trust and Retention Account Agreement.
“Permitted Security Interest” shall mean the following:
(a)	the Security Interests, charges and other liens or encumbrances in favour of Security Trustee pursuant to the Finance Documents; and

(b)	any unpaid vendors’ lien arising under the Project Documents and not occurring as a result of a default by the Borrower of its obligations thereunder.
“Person” shall mean any individual, corporation, partnership, (including, without limitation, association), joint stock company, trust, unincorporated organization or government authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality) and shall include their respective successors and assigns and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being.
“Plant” shall mean equipment, machinery, apparatus, materials, articles, drawings, designs, plans and things of all kinds to be erected, installed and commissioned by the relevant counterparties to the Project Documents.
“Potential Event of Default” shall mean an event, which with the giving of notice, lapse of time, determination of materiality, or fulfillment of any other applicable condition or any combination of the foregoing or otherwise, would constitute an Event of Default.

“PPA” shall mean the GRIDCO PPA and any other power purchase agreement(s) entered into or to be entered into between an Offtaker(s) and the Borrower for sale of the power generated by the Project, as amended and novated from time to time.
“Project” means the development, design, procurement, ownership, construction, commissioning, operation and maintenance of the 2400 MW coal based power project using sub-critical technology, comprised of four (4) Units at the Project Site formulated by the Borrower at Jharsuguda, Orissa, including development of the Coal Blocks.
“Project COD” shall mean the Date of Commercial Operation of the last Unit of the Project, which shall not be later than June 30, 2010, or 21 months from Financial Close, whichever is earlier.
“Project Costs” shall mean all the actual costs incurred or to be incurred by the Borrower to develop, finance, construct and operate the Project and all costs required to be incurred till the Final Completion.
“Project Documents” shall mean:
(a)	Major Project Documents;

(b)	Insurance Contracts;

(c)	Any bonds, letters of credit or guarantees, consent agreements, side letters under (a) and (b) above;

(d)	Any other agreements, documents or instruments entered into by the Borrower or by any Person in its favour in respect of the development, construction, design, procurement, operation, maintenance and ownership of the Project or management and control of the Borrower and designated as Project Documents by the Facility Agent and each such Project Document as amended from time to time.
“Project Proceeds” shall have the meaning specified in the Trust and Retention Account Agreement.
“Project Site” shall mean and include the land in Jharsuguda, State of Orissa, where the Project is to be set up by the Borrower.
“Project Schedule” shall mean the construction schedule of the Project as specified substantially in the form attached in Schedule 13 as may be amended from time to time with the consent of the Facility Agent.
“Quarterly Financial Statements” means unaudited Financial Statements in respect of a fiscal quarter.

“RBI” means the Reserve Bank of India.
“RBI Approval” means the approval obtained from the RBI with respect to the Borrower availing the Facility from the Lender on the terms and conditions stipulated in this Agreement.
“Relevant Interbank Market” means the London interbank market.
“Relevant Jurisdictions” means, in relation to the Borrower:
(f)	its jurisdiction of incorporation; and

(g)	any jurisdiction where it conducts its business.
“Relevant Party” has the meaning given to it in Clause 15.4 (Transaction undertaking to pay).
“Repayment Date” means each of the dates specified in Schedule 7 (Repayment Schedule).
“Repayment Instalment” shall have the meaning given to it in Clause 6.1 (Repayment of the Facility).
“Repeating Representations” means each of the representations set out in Clause 16 (Representations and Warranties).
“Required Equity” shall mean an amount of Rs. 2050,00,00,000 (Rupees Two Thousand and Fifty Crores) required to be infused by the Sponsor by subscription to the equity share capital of the Borrower provided that the Required Equity shall not include any equity contributed by the Sponsor for the purpose of investment in any subsidiary of the Borrower in accordance with Clause 19.9 (Advances, Investments and Loans).
“Restricted Payments” shall mean:
(i)	the authorisation, declaration or payment of any dividends (either in cash or property) or distributions or return of equity;

(ii)	redemption, retirement, purchase or other acquisition, directly or indirectly of any shares of any class of its Equity Interests now or hereafter outstanding (or any options or warrants issued by the Borrower with respect to its Equity Interests) which will result in a Debt to Equity ratio higher than 75:25;

(iii)	prepay or redeem for value, any indebtedness of the Borrower prior to the scheduled maturity of such indebtedness, except to the extent that this is permitted under the Finance Documents; or

(iv)	any investment (other than a Permitted Investment) in any entity other than in a subsidiary.
“Restricted Payment Conditions” shall have the meaning given to it in the Trust and Retention Account Agreement.
“Rupees” means the lawful currency of India.
“Rupee Bullet Repayment Amount” shall mean forty per cent (40%) of the amount of the Rupee Loan to be repaid by the Borrower in a single instalment as part of the last repayment instalment in accordance with the Common Rupee Loan Agreement.
“Rupee Lenders” means the lenders providing the Rupee Loan to the Borrower under the Common Rupee Loan Agreement.
“Rupee Loan” means the financial assistances availed by the Borrower from, inter alia, the Rupee Lenders, under the Common Rupee Loan Agreement.
“Scope of Work” shall have the meaning specified in the Project Documents.
“Second Currency” has the meaning given to it in Clause 13.1 (Currency indemnity).
“Secured Party or Secured Parties” shall mean the Lender and the Security Trustee.
“Security” shall have the meaning specified in Clause 18.7.
“Security Documents” shall mean all documents entered into or executed by the Borrower for creating and perfecting the Security including:
1.	the Indenture of Mortgage;

2.	the Deed of Hypothecation;

3.	the Share Pledge Agreement;

4.	the Security Trustee Agreement;

5.	the Consents to Assignments; and

6.	any other document designated as such by the Facility Agent and/or a Secured Party.
“Security Interest” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever including, without limitation, (i) any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing, and (ii) any designation of loss payees or beneficiaries or any similar arrangement under any Insurance Contract.
“Security Margin” shall be a figure which is calculated as follows:
1 — (Debt divided by value of net fixed assets of the Borrower)
“Security Trustee Agreement” shall mean the agreement entered into or to be entered into between the Borrower, the Security Trustee and the Lenders.
“Security Trustee” shall mean IDBI Trusteeship Services Limited, being a company incorporated in India and having its registered office at Asian Building, Ground Floor, 17, R.K. Kamani Marg, Ballard Estate, Mumbai- 400001, acting as trustee for the Lenders under the Security Trustee Agreement, or any successor thereof.
“Shares” shall mean fully paid-up equity shares of par value of Rs. 10/- each in the Borrower.
“Share Pledge Agreement” shall mean the agreement entered into or to be entered into between the Borrower, Rampia Coal Mine and Energy Private Limited and the Security Trustee for pledge of shares held by the Borrower in the Rampia Coal Mine and Energy Private Limited in favour of the Security Trustee.
“Sponsor” shall mean Sterlite Industries (India) Limited.
“Sponsor Support” shall have the meaning given to the term in the Sponsor Support Agreement.
“Sponsor Support Agreement” shall mean the agreement entered into between the Sponsor, the Borrower, the Security Trustee and the Facility Agent.
“Standing Payment Instruction” means in relation to a lender which becomes a party to this Agreement through a Transfer Certificate, the payment instructions set out in the Transfer Certificate to which such lender is signatory.
“Subsidiary” means in relation to any Person (the “first Person”) at any particular time, any other person which is then, directly or indirectly, either controlled, or more than 50% of whose issued ordinary or common equity share capital (or the like) is then beneficially owned, directly or indirectly, by the first Person.
“Sum” has the meaning given to it in Clause 13.1 (Currency indemnity).
“Supplier” shall mean overseas standard supplier of the capital Equipment and Machinery.

“Tangible Networth” shall mean Equity plus the amounts standing to the credit of the reserves of the Borrower (including, without limitation, any share premium account and any credit balance on the accumulated profit and loss account) minus the aggregate of: (a) any debit balance in the profit and loss account or impairment of the issued share capital of the Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made); (b) revaluation reserves; (c) amounts set aside for dividends or taxation (including deferred taxation); and (d) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets.
“Taxes” shall mean any and all present and future taxes, including without limitation, gross receipts, sales, turn-over, value added, use consumption, property, income, franchise, capital, occupational, license, excise, interest and documentary stamps taxes, and customs and other duties, assessments, or fees, however imposed, withheld, levied, or assessed by any country or government subdivision thereof or any other taxing authority.
“Tax Credit”, “Tax Deduction” and “Tax Payment” each has the meaning set out in Clause 11.1 (Definitions).
“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999, a legislation having jurisdiction over England and Wales.
“Total Debt Gearing” shall mean the ratio derived by dividing Total Outside Liabilities with Tangible Networth.
“Total Outside Liabilities” shall mean the aggregate of all present and future obligation (whether actual or contingent) of the Borrower to pay or repay money including, without limitation:
(a)	amounts raised under any transaction having the financial effect of a borrowing under the Indian GAAP;

(b)	the aggregate amount then outstanding of all liabilities of any person to the extent the Borrower guarantees them or otherwise directly or indirectly obligates itself to pay them; and

(c)	all actual liabilities of the Borrower howsoever arising to redeem any of its Shares, but shall not include any deferred tax liability of the Borrower.
“Transaction Documents” shall mean each and all of the Project Documents and Finance Documents executed or entered into, or to be executed or entered into, by the Borrower or as the case may be, any other person, in relation, or pertaining, to the transactions contemplated by, or under this Agreement and designated as

Transaction Documents by the Facility Agent and each such Transaction Document as amended from time to time.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate), or in any other form agreed between the Lender and the Borrower.
“Transfer Date” means, in relation to a transfer:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which any new lender executes the Transfer Certificate.
“Treasury Transaction” means any currency, commodity or interest rate purchase, cap or collar agreement, forward rate agreement, future or option contract, swap or other similar agreement.
“Trust and Retention Account Agreement” shall mean the agreement entered into or to be entered into between the Borrower, the Security Trustee, the Facility Agent and the Account Bank.
“Twinstar Preference Shares” shall mean 803,230 Redeemable Cumulative Convertible Preference Shares of the Borrower carrying a coupon rate of 2% of Rs. 10/- each fully paid up in cash amounting to Rs 8,032,300/- held by Twinstar Infrastructures Limited.
“UK” shall mean the United Kingdom.
“Unit” shall mean a unit of the Project having an anticipated nominal capacity of six hundred megawatts (600 MW).
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“Unsatisfied CP Notice” shall have the meaning specified in Clause 5.4 (iii).
“US Dollars” or “US$” means the lawful currency from time to time of the United States of America.
“Utilisation” means a utilisation of the Facility in accordance with the terms of this Agreement.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is or is to be made (as the case may be).
“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 2.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	an “authorised signatory” means a person that has been duly authorised by another person (the “other person”) to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document) on behalf of that other person;

(iv)	a “contract” includes any agreement, deed or other arrangement of any kind whatsoever (whether or not evidenced in writing);

(v)	the “control” of one person (the “first person”) by another person (the “second person”) or the first person being “controlled” by the second person means that the second person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or a majority of the members of the board of directors or other governing body of the first person or otherwise controls or has the power of control over the affairs and policies of the first person;

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any terms and conditions referred to in any waiver or consent granted in respect of any term of any Finance Document and any change in the purpose of any extension of or any increase in a Facility or the addition of any new facility under that Finance Document or other agreement or instrument and including any waiver or consent granted in respect of any term of any Finance Document from time to time;

(vii)	“including” means including, without limiting the generality of any description preceding such term;

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(d)	Unless the context otherwise requires, the singular includes the plural and vice versa.

(e)	A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default if it has not been waived.

(f)	Unless a contrary indication appears, one person is “acting in concert” with another person in relation to their holding of shares in a company if, whether pursuant to any agreement or understanding, formal or informal or otherwise, they actively cooperate to obtain, maintain, consolidate or exercise control over that company.

(g)	In the event of any disagreement or dispute between the Lenders and the Borrower regarding the materiality of any matter including any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of the Lenders as to the materiality of any of the foregoing shall be final and binding on the Borrower.

(h)	In the case of any discrepancy between the provisions of this Agreement and those of the Intercreditor Agreement and the Trust and Retention Account Agreement, the provisions in the Intercreditor Agreement and the Trust and Retention Account Agreement shall prevail so far as the discrepancy relates to the interest of any party to any Finance Document other than the Lender and the Borrower, the order of priority being firstly the Intercreditor Agreement and secondly the Trust and Retention Account Agreement. The provisions of this Agreement shall prevail over Intercreditor Agreement and the Trust and Retention Account Agreement so far as the discrepancy relates to the sole interest of the Lender and/or the relationship between the Borrower and the Lender without reference to any other party to any Financing Document, save and except for obligations of the Facility Agent under this Agreement, which shall also be governed by the terms of the other Financing Documents.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any provision of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to vary, rescind or terminate that Finance Document.

CLAUSE 2 — THE FACILITY
2.	THE FACILITY

2.1	Subject to the terms of this Agreement and all other Finance Documents, the Lender agrees to make available to the Borrower during the Availability Period a US Dollars term loan facility in an aggregate amount equal to the Commitment (the “Facility”).

2.2	The disbursement of the Facility shall be made:
2.2.1	To the Foreign Currency Account for onward credit to the Supplier as per Letter of Credit, based on the confirmation/determination of the Facility Agent in accordance with Section 5.4 (i) and on receipt of satisfactory reports from the Borrower and fulfilment of all pre-disbursement conditions including other prescribed requirements under the Finance Documents. At the request of the Borrower and on such terms and condition as it may deem fit, the Lender shall consider providing Letter of Comfort to the LC opening Bank at a fee that may be prescribed by the Lender. Issuance of Letter of Comfort shall constitute disbursement by the Lender.

2.2.2	To the Foreign Currency Account for onward credit to the Supplier(s) as per the documents evidencing import of Equipment and Machinery based on the certificate issued by the relevant bank nominated to handle shipping documents and release of invoice payment accompanied by the confirmation in relation to the documents from the Facility Agent, if received by the Lender in a form satisfactory to it.

2.2.3	The Borrower shall, immediately but in any case within seven (7) days of the Utilization Date, provide confirmation to the Lender from the LC Issuing Bank or the bank handling the import documents, as the case may be, that the proceeds of the Utilization have been remitted to the account of the Supplier.
2.3	The lending to the Borrower under this Agreement would be treated as External Commercial Borrowings, as permitted by the Reserve Bank of India. The Facility would, accordingly, be subject to the ECB Guidelines and the prescribed reporting and disclosure requirements.

CLAUSE 3 — PURPOSE
3.	PURPOSE

3.1	Purpose

(i)	Subject to and in accordance with the Applicable Law and this Agreement, the Borrower shall apply all amounts borrowed by it under the Facility towards all overseas payments required to be made for the purpose of import / purchase of Equipment and Machinery from the Supplier.

(ii)	The Facility made available shall be paid by the Lender on Borrower’s account to the Supplier as specified in the Utilisation Request.

3.2	Monitoring

To monitor, supervise, review from time to time, with regard to implementation of the Project by the Borrower, the Clearances, Finance Documents, Project Documents, insurance policies obtained pursuant to the Insurance Contracts, etc. and the compliance by the Borrower of the terms, conditions and covenants contained in the same, the Facility Agent shall appoint agents, professionals and consultants as may be required and shall inform the Lender of all reports, recommendations and information provided by them and by the Borrower. The Facility Agent may call upon the Borrower to take such steps as are deemed necessary to remedy any defects/shortcomings noticed by it. The Facility Agent may also review the status of the Borrower and the Project from time to time in such a manner as it may deem fit and report the same to the Lenders in accordance with the Financing Documents. The Facility Agent shall send periodic progress reports at such time as may be prescribed by the Lender.

3.3	Review of Project Cost

The Lender shall have right to review the cost of the Project before the final disbursement of the Loan(s).

CLAUSE 4 — CONDITIONS PRECEDENT
4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent to Effectiveness

The Lender’s obligation to make available the Facility pursuant to the Agreement shall become effective only upon the Borrower fulfilling all of the conditions listed in Part A of Schedule 1 (Conditions precedent to Effectiveness) in form and manner satisfactory to the Lender.

4.2	Conditions Precedent to First Utilisation

The Borrower may not deliver a Utilisation Request for the First Utilisation unless all of the conditions listed in Part B of Schedule 1 have been complied with by the Borrower, in form and manner satisfactory to the Lender.

4.3	Conditions Precedent to Each Utilisation

The Lender shall perform its obligations under Clause 5 (Utilisation) during the Availability Period, upon delivery of a Utilisation Request, if, on the date of the Utilisation Request and on the proposed Utilisation Date, the Borrower is in compliance with all the conditions listed in Part C of Schedule 1, in form and manner satisfactory to the Lender.

4.4	Further Conditions

The obligation to give the Loan(s) is subject to there being, on or prior to the First Utilization Date, no:
(a)	material adverse changes having occurred in any business conditions (financial or otherwise), operations, performance properties or prospects of the Borrower and Sponsor since April 1, 2008;

(b)	circumstantial change of conditions in the international or domestic commercial banks, financial, or capital markets having ocurred that, in the opinion of the Lender, would materially affect the granting of loans and financial closure of the Facility; and

(c)	material adverse changes having occurred in the markets for loans.
If any such event occurs, the Lender shall be entitled to after consultations with the Borrower, change the pricing, amount and other terms of the Facility if the Lender determines that such changes are advisable in order to ensure successful achievement of the Financial Close of the Project and disbursement of the Loans.

4.5	No Waiver

(i)	No course of dealing or waiver by the Lender or the Facility Agent in connection with any condition of effectiveness of this Agreement or any condition of Utilisation under this Agreement or any other Finance Document shall impair any right, power or remedy of the Lender or the Facility Agent with respect to any other condition of Utilisation, or be construed to be a waiver thereof, nor shall the action of the Lender or the Facility Agent in respect of any Utilisation affect or impair any right, power or remedy of the Lender or the Facility Agent in respect of any other Utilisation.

(ii)	Unless otherwise notified to the Borrower by the Lender and without prejudice to the generality of Clause 4.4(i) above, the right of the Lender to require compliance with any condition under this Agreement or the relevant Finance Documents which may be waived by the Lender in respect of any Utilisation is expressly preserved for the purpose of any subsequent Utilisation.

(iii)	Any request by the Borrower for a waiver of a condition in Schedule 1, Parts B and C shall be in writing and delivered to the Facility Agent and the Lender at least twenty (20) Business Days prior to the proposed first Utilisation Date or Utilisation Date as applicable.

4.6	Delivery of Certificates

All the certificates, legal opinions, communications, notices and other documents and papers referred to in Part A, Part B and Part C of Schedule 1 to be delivered thereunder, unless otherwise specified, shall be delivered to the Facility Agent and in sufficient counterparts and unless otherwise specified, shall be in form and substance satisfactory to the Facility Agent.

CLAUSE 5 — UTILISATION
5.	UTILISATION

5.1	Availability Period and Delivery of a Utilisation Request

(i)	Utilisations under this Agreement shall be made only during the Availability Period. The Utilisations shall be subject to the satisfaction (or waiver) of each condition precedent set forth in Schedule 1, provided, however, that the conditions set forth in Part A and Part B off Schedule 1 of this Agreement shall be required to be satisfied (or waived) only in connection with the First Utilisation.

(ii)	The Borrower may utilise the Facility by delivery to the Facility Agent and the Lender of a duly completed Utilisation Request in the form specified in Schedule 2 at least fifteen (15) Business Days prior to the Utilisation Date.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	it constitutes a request for the drawing of a Loan under the Facility;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(ii)	the amount of the Utilisation complies with Clause 5.3 (Currency and amount).
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan (if not equal to the relevant Available Facility) must be:
(i)	a minimum of US$5,000,000; and

(ii)	in any event such that it is less than or equal to the relevant Available Facility.
5.4	Procedure for Utilisation
(i)	Promptly after each receipt of a Utilisation Request (and in any event no later than fifteen (15) Business Days prior to the Utilisation Date), the Facility Agent shall: (A) review such Utilisation Request and attachments thereto to determine whether all required documentation has been provided and whether all applicable conditions precedent pursuant to this

Agreement under which such Utilisations as requested have been satisfied; and (B) notify the Lender of its determination. In making such determination, the Facility Agent shall be entitled to assume that each condition precedent under this Agreement shall have been satisfied if no Unsatisfied CP Notice (as defined in subparagraph (iii) below) shall have been received by it with respect to such conditions prior to the time required therefor pursuant to such subparagraph (iii).

(ii)	Subject to Clause 5.1 and the other sub-clauses of this Clause 5.4 and upon satisfaction or waiver of all applicable conditions precedent and any other applicable provisions hereunder under which such Utilisations are requested, at such time as the Facility Agent has determined that all applicable conditions precedent set forth in Schedule 1 have been satisfied or waived by the Lender, a Utilisation may occur; provided, however, that there is nothing to the contrary contained in any Finance Document (it being understood that in the event of any conflict between this Agreement and any other Finance Document in respect of the matters set forth in this Clause 5.4, this Agreement shall prevail).

(iii)	In connection with any Utilisation, the Lender reserves the right to determine that any condition precedent under Part B or Part C of Schedule 1 has not been satisfied. On such determination the Lender shall notify the Borrower and the Facility Agent no later than ten (10) Business Days prior to the Utilisation Date that the Utilisation may not be made and shall give the reasons therefor (any such notice, is hereinafter referred to as an “Unsatisfied CP Notice”). Any such notice received less than ten (10) Business Days prior to the Utilisation Date shall not be effective as an Unsatisfied CP Notice.

(iv)	If the Facility Agent: (A) on or prior to the Utilisation Date determines that the conditions precedent to a Utilisation have not been satisfied; or (B) at least ten (10) Business Days prior to the Utilisation Date receives an Unsatisfied CP Notice, then the Facility Agent shall notify the Borrower thereof in writing within one (1) Business Day of such determination or receipt, as the case may be. The notice from the Facility Agent shall specify the conditions precedent which have not been satisfied and/or attach a copy of the Unsatisfied CP Notice received by the Facility Agent with respect to such Utilisation. Upon such written notice from the Facility Agent, the Lender shall not have any obligation to make the Utilisation requested under the related Utilisation Request.

(v)	At such time, if ever, as: (A) the Facility Agent determines that the condition precedent to the Utilisation which had not been satisfied has been satisfied or waived in accordance with the Finance Documents; or (B) the Lender informs the Facility Agent in writing that the event giving rise to any Unsatisfied CP Notice no longer exists or has been waived, the Facility Agent shall notify the Borrower thereof. Provided that where the Borrower provides the Facility Agent and the Lender satisfactory information as to the satisfaction of the condition precedent, which is the subject of such Unsatisfied CP Notice, the Unsatisfied CP Notice shall be deemed to be revoked if, within one (1) Business Day of receipt of such information from the Borrower, the Lender does not issue a fresh Unsatisfied CP Notice.

Upon the occurrence of any of the foregoing, such Unsatisfied CP Notice shall be deemed to be revoked and the Facility Agent shall promptly notify the Borrower and the Lender thereof.

(vi)	The Facility Agent shall have no liability to any Person arising from any notice issued pursuant to this Clause 5.4 as a result of an Unsatisfied CP Notice submitted by any Person, whether or not such Person was entitled to issue any such notice. Neither the Lender nor the Facility Agent shall have any liability to the Borrower or any Affiliate thereof arising from the issuance of an Unsatisfied CP Notice, if the Lender shall have issued the Unsatisfied CP Notice in good faith.

(vii)	If the Facility Agent has not received an Unsatisfied CP Notice pursuant to Clause 5.4(iii), is satisfied that the conditions precedent to a Utilisation have been satisfied, or at such time as the Facility Agent has issued a notice to the Borrower under Clause 5.4(iv) and is otherwise satisfied that the conditions precedent to a Utilisation are satisfied or an Unsatisfied CP Notice is deemed revoked pursuant to Clause 5.4(v) and the Facility Agent is satisfied that the conditions precedent have been fulfilled, the Facility Agent shall issue a notice confirming the Utilisation, (hereinafter the “Lending Confirmation Notice”) substantially in the form attached hereto as Exhibit 1 to the Borrower no later than five (5) Business Days prior to the Utilisation Date to which the Utilisation Request relates or, in the event of the issuance by the Facility Agent of any notice pursuant to Clause 5.4(iv) above, promptly upon the issuance of the related notice under Clause 5.4(v), approving such requested Utilisation.

(viii)	On the proposed Utilisation Date following the issue of a Lending Confirmation Notice, the Lender shall, on the Utilisation Date, or one day prior to the Utilisation Date, make the Utilisation in accordance with the terms of this Agreement either by way of:
(A)	Issuance of Letter(s) of Comfort in format and on terms and conditions as mutually agreed by and between the Lender and LC Issuing Bank;

(B)	Payment on behalf of the Borrower to the Foreign Currency Account for onward remittance to the Supplier(s).

5.5	Drawstop Notices
(i)	In addition to the ability to issue an Unsatisfied CP Notice pursuant to Clause 5.4 (iii) and notwithstanding the issuance of any Lending Confirmation Notice by the Facility Agent pursuant to Clause 5.4(vii) in connection with any Utilisation the Lender may, on the occurrence of an Event of Default or a Potential Event of Default issue a notice (a “Drawstop Notice”) to the Borrower with a copy to the Facility Agent , notifying the Borrower that no Utilisations shall be made under any Utilisation Request.

(ii)	A Drawstop Notice issued pursuant to Clause 5.5(i) shall remain in full force and effect until, as the case may be:
(a)	the Potential Event of Default or Event of Default which led to the issuance of such Drawstop Notice has been remedied by the Borrower or waived by the Lender;

(b)	the Lender revokes such Drawstop Notice by sending notice of such revocation to the Facility Agent (which notice shall specify in reasonable detail the basis for such revocation and shall have attached thereto copies of relevant documentation supporting such revocation).
Upon the occurrence of any of the foregoing, such Drawstop Notice shall be deemed to be revoked and the Facility Agent shall promptly notify the Borrower thereof, whereupon the Lender shall make the requested Utilisations as soon as practicable thereafter (and in any event no later than five (5) Business Days thereafter).
5.6	Automatic Cancellation of Commitment

The Commitment shall be immediately cancelled on the earlier of: (i) the end of the Availability Period for the Facility; and (ii) the day on which the Available Facility is zero.
5.7	Cancellation of Commitment by the Lender
(i)	The Lender may, by notice in writing to the Borrower, cancel its Commitment or any part thereof, which the Lender has not withdrawn prior to the giving of such notice.

(ii)	The Lender may cancel its Commitment only in accordance with this Clause 5.7. Notwithstanding anything to the contrary, the Lender may cancel whole or part of its Commitment, without assigning any reason whatsoever, including in the event of deterioration in the loan accounts in any manner whatsoever.

(iii)	Without prejudice to the generality of the above, the Lender may cancel the Commitment upon the Borrower being unable to comply with the terms of this Agreement or any terms specified by the Lender, or if the Lender discovers that any information supplied by the Borrower was incorrect or misleading.

CLAUSE 6 — REPAYMENT
6.	REPAYMENT

6.1	Repayment of the Facility
(i)	The Borrower shall repay the principal amount of the Facility in accordance with the repayment schedule set out in Schedule 7 (Repayment Schedule). If, for any reason the amount finally disbursed by the Lender under this Agreement is less than the Commitment, the instalments (each a “Repayment Instalment”) shall stand reduced proportionately but shall be payable on the same dates as specified in Schedule 7 (Repayment Schedule).

(ii)	The Lender may, if so warranted in its sole judgment, revise, vary or postpone the repayment schedule, Repayment Instalments and repayment of the principal amounts of the Loan/the Facility or the balance outstanding for the time being or any part thereof by giving prior notice to the Borrower on such terms and conditions as may be decided by them.
6.2	Re-borrowing

The Borrower may not re-borrow any part of a Loan which is repaid or prepaid.

6.3	Realisation at Par

The Borrower shall ensure that all amounts due and payable to the Lender under this Agreement shall be paid at par.

6.4	Appropriation

6.4.1	Any amounts due and payable by the Borrower under this Agreement shall be appropriated by the Lender towards such dues in the following order:
(a)	interest on fees, costs, charges, expenses and other monies excluding interest;

(b)	fees, costs, charges, expenses and other monies, including costs and expenses related to preservation and/or enforcement of security;

(c)	default interest;

(d)	additional interest;

(e)	prepayment premium;

(f)	interest;

(g)	repayment installments; and

(h)	any other sum due but unpaid under the Finance Documents
6.4.2	Notwithstanding anything contained in Clause 6.4.1, the Lender may, in its absolute discretion, appropriate in any manner, such payment towards the dues, if any, payable by the Borrower in respect of the Finance Document.

CLAUSE 7 — PREPAYMENT AND CANCELLATION
7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If at any time it becomes or will become unlawful or contrary to any regulation in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund any Loan:
(i)	The Lender shall promptly notify the Borrower upon becoming aware of the event;

(ii)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(iii)	if the Lender has funded all or part of its Commitment, the Borrower shall prepay the Loan on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or if earlier, the date specified by the Lender or the Facility Agent in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Prepayment of the Loan
(a)	Subject to the prevailing ECB Guidelines, the Borrower may, if it gives the Lender not less than ten (10) Business Days’ (or such shorter time period as the Lender may agree) notice, prepay the whole or any part (being a minimum amount of US$5,000,000 and in integral multiples of US $1,000,000) of the Facility. The Borrower shall pay a penalty of 2% (two per cent) of the amount so prepaid unless such prepayment is made in the following circumstances:
(i)	the prepayment is effected at the instance of the Lender;

(ii)	the prepayment is made as per Clause 7.2(c), (d) or (e) (Mandatory Prepayment);

(iii)	on every fourth six-monthly Interest Reset Date from the first interest set date, if the rate of Interest prevailing at that time is not acceptable to the Borrower. The Borrower shall exercise this option within 60 days of the Interest Rate advised by the Lender and give 30 days’ notice prior to the intended prepayment; and

(iv)	the prepayment is made on an Interest Reset Date out of funds lying in the Distribution Account, upon giving a prior notice of sixty (60) days to the Lender.
If the prepayment is made on the last day of an Interest Period, no Break

Costs will apply. Provided that, if the prepayment is made on a day other than the last day of an Interest Period, Break Costs shall be paid in relation to such prepayment.
(b)	Any notice of prepayment given by the Borrower under Clause 7.2 (a) above shall only be valid if accompanied by evidence satisfactory to the Lender that all Clearances necessary or desirable in connection with the proposed prepayment have been obtained and are in full force and effect.

(c)	In the event the Debt Service Coverage Ratio in any year exceeds 1.30, 50% (fifty per cent) of the cash flow in excess of the cash flow required to maintain the DSCR at 1.30 shall be utilized for prepayment of the Foreign Currency Bullet Repayment Amount.

(d)	In the event the Lenders or the Borrower or any other person acting on behalf of the Borrower shall receive funds in respect of the amounts referred to in this subparagraph, the Borrower hereby agrees that such amounts shall be used to prepay the Facility in accordance with the terms hereof and distributed in accordance with the Trust and Retention Account Agreement. These amounts shall include: (i) any liquidated damages under Project Documents; (ii) Loss Proceeds; and (iii) amounts received under the Project Documents pursuant to the Borrower exercising its right of rejection under the Project Documents.

(e)	Any prepayment made under sub-section (d) above shall be applied towards prepayment of the Foreign Currency Bullet Repayment Amount. All other prepayments made under this Agreement shall be applied proportionately towards all the outstanding Repayment Instalments of the Loan including, for the avoidance of doubt, the Foreign Currency Bullet Repayment Amount.
7.3	Restrictions
(a)	Any notice of cancellation or prepayment given by the Borrower under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Subject to Clause 7.2 (Voluntary Prepayment of Loan), any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs payable pursuant to Clause 10 (Break Costs), without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of a Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(d)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated or borrowed.

(e)	Any prepayment under this Agreement shall be made subject to the same being permitted under Applicable Law including, but not limited to, the ECB Guidelines.

CLAUSE 8 — COSTS OF UTILISATION
8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)	Margin; and

(ii)	Six month LIBOR.
Provided that if the Borrower avails any indebtedness from any other creditor having the same tenure as the Facility, and the interest rate paid to such creditor is higher than the interest rate being paid to the Lender hereunder, the Borrower shall pay interest to the Lender at such higher interest rate.
8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (which Interest Period is monthly). The applicable Interest Rate, as determined above, shall be conveyed to the Borrower and the Facility Agent by the Lender within a period of seven (7) working days from the date of applying such rate of interest.

8.3	Upfront Fee

The Borrower shall pay to the Lender a non refundable upfront fee of 1.5% of its Commitment on the amount of the Commitment (“Upfront Fee”) immediately upon receipt of Loan Registration Number from RBI.

8.4	Commitment Fee
(i)	The Borrower shall within 30 (thirty) days from the date of execution of this Agreement and in any event at least 30 (thirty) days prior to the first Utilisation Date provide the Facility Agent a Drawdown Schedule which shall consist of consecutive fiscal quarters (each a “Drawdown Schedule Period”) and the amount that the Borrower shall draw during the relevant Drawdown Schedule Period.

(ii)	The Borrower shall pay to the Lender, a commitment fee of 1.20% per annum (the “Commitment Fee”) on the amount undrawn with respect to the Drawdown Schedule. The Commitment Fee shall be calculated on the basis of amount undrawn and the number of days deviated from the scheduled date. Provided that the Lender may on the request of the Borrower, by specific approval, modify/ revise such Drawdown Schedule Such revised Drawdown Schedule shall be applicable from the next

Drawdown Schedule Period. The initial Drawdown Schedule and all such revised Drawdown Schedules shall be deemed to be part of this Agreement.

(iii)	The Borrower shall pay fees at 0.5% (zero point five per cent) per annum of the outstanding of the Letter of Comfort amount for the Letter(s) of Credit, for a minimum of one quarter and pro rata thereafter, payable in advance.

(iv)	The Lenders Engineer shall provide a certification prior to the commencement of each Drawdown Schedule Period certifying:
(A)	the amounts estimated to be expended by the Borrower towards the Project Cost; and

(B)	progress of the Project,
in that Drawdown Schedule Period.
8.5	Default Interest

Without prejudice to the obligations of the Borrower under the Finance Documents, repayment of principal amounts, and on all costs, charges, expenses and other monies accruing due to or incurred/paid by the Lender under any Transaction Document, shall, in case the same be not paid on the respective due dates (whether at stated maturity, by acceleration, by mandatory prepayment in accordance with this Agreement or otherwise), carry default interest (“Default Interest”) at the Default Rate. Such Default Interest will be computed from the respective Due Date of payment or incurring of such costs, charges, expenses and monies and shall become payable upon the footing of compound interest with monthly rests as provided in this Agreement and shall be payable together with the defaulted amounts on demand, and if no demand is made, on the immediately next Interest Payment Date.

8.6	Additional Interest

The Lender may at its sole discretion make disbursements out of the Facility pending creation and perfection of the Security in favour of the Lender. Unless the Lender otherwise agrees, in the event the Borrower does not create and perfect the Security in a form and manner satisfactory to the Lender at the time specified in Clause 18.7 (Security) hereof, the Loans made by the Lender pending creation and perfection of the Security shall carry additional interest at the rate of 2.00% per annum plus other statutory levy, if any, (“Additional Interest”) computed from the first Utilisation Date till creation and perfection of Security in a form and manner satisfactory to the Lender. The Additional Interest shall be payable forthwith upon demand by the Lender. The levy of Additional Interest shall be without prejudice to any other rights or remedies available to Lender under the Finance Documents.

8.7	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.8	Fees

In addition to the fees specified in this Clause 8, the Borrower shall pay to the Lender management fee of 6 bps per annum of the Facility amount set out in the Fee Letter, at the time mentioned therein. Such fees shall be paid to the Lender in currency and at place that the Lender may specify from time to time.

CLAUSE 9 — INTEREST RESET
9.	INTEREST RESET

9.1	Interest Reset

The rate of interest for the Loan shall be automatically reset on each Interest Reset Date during the currency of the Facility, based on the six (6) months LIBOR prevailing at that time, and the Borrower shall pay interest on the Loan at such reset interest rate from the last date of the month in which the rate of interest is so reset. The Margin over LIBOR, as mentioned in this Agreement, would remain unchanged.

9.2	Notification of rates of interest

The rate of interest will vary with the variation in LIBOR while the margin remains the same. The Lender shall promptly notify the Borrower and the Facility Agent of the determination of a rate of interest under this Agreement.

CLAUSE 10 — BREAK COSTS
10.	BREAK COSTS
(a)	The Borrower shall, within five (5) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum owed by the Borrower being paid on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

(c)	For the avoidance of doubt, Break Costs shall be payable under this Clause 10 only and not recoverable or indemnified pursuant to any other provision of this Agreement.

CLAUSE 11 — ADDITIONAL PAYMENT OBLIGATIONS
11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions
(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to the Lender under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination, save for manifest error.
11.2	Tax gross-up
(a)	All payments to be made by the Borrower under or in connection with a Finance Document shall be made free and clear and without any Tax Deduction, unless a Tax Deduction is required by law in which case the sum payable by the Borrower shall be increased to the extent necessary to ensure that the Lender receives a sum, net of any Tax Deduction, equal to the sum which it would have received if no Tax Deduction had been required. The Borrower shall not have any obligation to make any payment under this Clause 11.2 to the Lender if the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under Clause 11.2 (e) below.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender and/or Facility Agent accordingly. The Lender shall notify the Borrower if it becomes aware of a Tax Deduction in respect of a payment payable to the Lender.

(c)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by any Applicable Law.

(d)	Within 45 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender an original receipt (or certified copy thereof) or any other evidence to the reasonable satisfaction of the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment has been made to the relevant taxing authority.

(e)	Not less than fifteen (15) days before making any payment under the Finance Documents with respect to which a Tax Deduction is required and for which the Borrower is not required to make any additional payment pursuant to this Clause 11.2, the Borrower shall notify the Lender of its intention to make such Tax Deduction and the Borrower and the Lender shall cooperate with each other with a view if possible to obtaining authorisation from the applicable taxation authority for the Borrower to make that payment without a (or, to the extent applicable, with a reduced) Tax Deduction.
11.3	Tax indemnity
(a)	Without prejudice to Clause 11.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under or in connection with the Finance Documents, including any sum deemed for purposes of Tax to be received or receivable by the Lender, (whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall (within five (5) Business Days of demand by the Lender) indemnify the Lender against such payment or liability together with any interest, penalties, costs and expenses payable or incurred in connection therewith. For the avoidance of doubt, this Clause 11.3 (a) shall apply to any Tax imposed on the Lender in respect of interest accrued on all or any part of its participation in a Loan assigned or transferred by it other than on the last day of an Interest Period relating thereto (including any such Tax liability attaching to that part of the consideration received or receivable by the Lender in connection with that assignment or transfer which is attributable to accrued interest) to the extent that the Borrower would have been obligated to make an increased payment in respect of such Tax under Clause 11.2(a), had such Tax been collected by means of deduction or withholding.

(b)	Clause 11.3 (a) shall not apply:

(i)	with respect to any Tax imposed in respect of payments by the Borrower to the Lender, by the jurisdiction of incorporation or location of the Facility Office of the Lender, by any other jurisdiction in which the Lender is treated as a resident for tax purposes, or by reason of any connection between the Lender and any other jurisdiction other than any such connection resulting from the execution, entry into, delivery of, performance under, exercise of any rights under, or enforcement of any

Finance Document if, in each case, that Tax is, (A) imposed on or calculated by reference to the net income actually received or receivable (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by the Lender but not actually received or receivable) by the Lender; or (B) a franchise tax (or similar tax) imposed on the Lender, in addition to, or as a substitute for, any net income tax that would be excluded from indemnification by this Clause 11.3(b); or (C) the Tax arises due to the failure or delay of the Lender to make any filings of tax returns.

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.2 (Tax gross-up) or would have been so compensated but for the proviso in Clause 11.2 (a); or

(iii)	with respect to any Tax imposed that is attributable to the wilful breach by the Lender of any law or regulation.

(c)	If the Lender makes or intends to make, a claim under Clause 11.3 (a) above, the Lender shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, and the Facility Agent will in turn notify the Borrower.
11.4	Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that:
(i)	a Tax Credit is attributable either to an increased payment forming all or part of that Tax Payment; and

(ii)	the Lender has obtained, utilised and retained that Tax Credit, the Lender shall pay an amount to the Borrower to the extent of the Tax Credit retained by the Lender with respect to that Tax Payment. The Lender shall furnish the Borrower with such material as it may reasonably and practicably obtain to support such determination of the amount referred to above.

11.5	Stamp taxes

The Borrower shall pay and, within five (5) Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6	Indirect Tax
(a)	All consideration expressed to be payable under a Finance Document by the Borrower to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any amount to be paid to the

Lender in connection with a Finance Document, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment of any value added tax.
11.7	Survival

The provisions of this Clause 11 in respect of an Existing Lender shall survive any assignment or transfer by the Existing Lender pursuant to Clause 21 (Changes to Parties) of this Agreement and shall apply with respect to any New Lender.

CLAUSE 12 — INCREASED COST
12.	INCREASED COSTS

12.1	Increased costs
(a)	Subject to Clause 12.3 (Exceptions) the Borrower shall, within 5 (five) Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this Clause 12.1(a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on the Lender’s overall capital (including, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.
12.2	Increased cost claims
(a)	If the Lender intends to make a claim pursuant to Clause 12.1 (Increased costs), the Lender shall notify the Borrower of the event giving rise to the claim.

(b)	The Lender shall provide a certificate to the Borrower confirming the amount of its Increased Costs.
12.3	Exceptions
(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 11.3 (b) applied); or

(iii)	attributable to the wilful breach by the Lender of any law or regulation.

CLAUSE 13 — OTHER INDEMNITIES
13.	OTHER INDEMNITIES

13.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Borrower shall, within five (5) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:
(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by the Borrower in connection with the Facility being or being alleged to be misleading and/or deceptive in any respect;

(c)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(d)	funding, or making arrangements to fund a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

CLAUSE 14 — MITIGATION BY THE LENDER
14.	MITIGATION BY THE LENDER

14.1	Mitigation
(a)	The Lender shall, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross up and indemnities) (other than Clause 11.6 (Indirect Tax)) or Clause 12 (Increased costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 14.1(a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
14.2	Limitation of liability
(a)	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

CLAUSE 15 — COSTS AND EXPENSES
15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall within five (5) Business Days of demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the negotiation, preparation, printing and execution of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of the Agreement.
15.2	Amendment costs

If the Borrower requests an amendment, waiver, release or consent, the Borrower shall, within five (5) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrower shall, within three (3) Business Days of demand, pay the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Transaction undertaking to pay
(a)	The Borrower undertakes to pay the Lender within five (5) Business Days of demand an amount equal to any liability, damages, loss, cost or expense (including legal fees, costs and expenses) incurred by or awarded against the Lender or any of its Affiliates or any of its (or its Affiliates’) directors, officers, employees or agents (each a “Relevant Party”) arising out of, in connection with or based on the use of proceeds of any Loan, except to the extent such liability, damages, loss, cost or expense incurred or awarded results from any breach by the Lender of a Finance Document which is finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(b)	The Borrower undertakes to pay the Lender, within five (5) Business Days of demand, an amount equal to any cost or expense (including legal fees, costs and expenses) incurred by any Relevant Party in connection with investigating, preparing, pursuing or defending any action, claim, suit, enquiry, investigation, subpoena (or similar order) or litigation or other proceeding arising out of, in connection with or based on any of the above or with respect to any of the matters referred to in Clause 15.4 (a) above, whether or not pending or threatened and whether or not any Relevant Party is a party.

(c)	The Lender shall not have any duty or obligation, whether as fiduciary for any Relevant Party or otherwise, to recover any payment made or required to be made under Clause 15.4 (a).

(d)	The Borrower agrees that no Relevant Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates for or in connection with anything referred to in Clause 15.4(a) above except for any such liability, damages, loss, cost or expense incurred by the Borrower that results directly from any breach by that Relevant Party of any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(e)	Notwithstanding Clause 15.4(d) above, no Relevant Party shall be responsible or have any liability to the Borrower or any of its Affiliates or anyone else for any reason, including without limitation:
(a)	in respect of any advice or opinion which may be given to the Borrower in respect of the Facility; and

(b)	for any expense, loss or damage suffered by the Borrower as a result of, or in connection with the Facility or any action taken by the Lender which is permitted under the Facility.

CLAUSE 16 — REPRESENTATIONS AND WARRANTIES
16.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in this Clause 16 to the Lender on the date of this Agreement.

16.1	Corporate Organisation and Clearances
(a)	The Borrower: (i) is a duly organised and validly existing company under the laws of India; and (ii) has the power and authority to execute and deliver the Transaction Documents and obtain ownership rights and/or leasehold rights in its property and assets and perform its obligations under the Transaction Documents, to transact the business in which it is engaged or proposes to be engaged and to do all things necessary or appropriate in respect of the Project and to consummate the transactions contemplated by the Transaction Documents to which it is a Party.

(b)	Such of the acts, conditions and things required to be done, fulfilled or performed, and all authorisations as required or essential, as on the date when this representation and warranty is made, for the purpose of the Project or for the entry and delivery of the Transaction Documents entered into or for the performance of the Borrower’s obligations in terms of and under the Transaction Documents have been done, fulfilled, obtained, effected and performed and are in full force and effect and no such authorisation has been, or is threatened (as evidenced by a notice or receipt of communication in writing) to be, revoked or cancelled.

(c)	The Borrower has, wherever necessary, obtained import licences with list of equipment and/or necessary authorisations about eligibility, scope and validity of imports under open general licence for equipment to be imported for the Project.
16.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable.

16.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets, or institute a default or termination event (however discussed) under any such agreement or instrument.
16.4	Validity and admissibility in evidence

All Clearances required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	for it to carry on its business,
have been obtained or effected and are in full force and effect.

16.5	Governing law and enforcement
(a)	The choice of English law as the governing law of this Agreement, will be recognised and enforced in its Relevant Jurisdictions; and

(b)	Any judgment obtained in England in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in its Relevant Jurisdictions and, in relation to a Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Finance Document.
16.6	No filing or stamp taxes

Subject to as provided in the Finance Documents, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than the stamp duty paid at the time of execution of the Agreement or the stamp duty payable in accordance with Clause 11.5 (Stamp Duty and Taxes) and other than the regulations notified by the Reserve Bank of India from time to time.

16.7	No misleading information
(a)	Any factual information provided by or on behalf of the Borrower was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of the Borrower were prepared on the basis of recent historical information and on the basis of reasonable assumptions at the time such financial projections were prepared.

(c)	Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in any information provided by or on behalf of the Borrower being untrue or misleading in any material respect.
16.8	Financial statements
(a)	Any and all financial statements of the Borrower which have been or shall be supplied to the Lender have been or will be prepared in accordance with GAAP consistently applied and give a true and fair view of the Borrower’s financial condition and operations as at the end of and for the relevant financial year.

(b)	There has been no material adverse change in its condition (financial or otherwise), assets, operations, prospects or business since December 30, 2008.

(c)	As at the date of its most recent financial statements (if any), the Borrower had no indebtedness (whether arising under contract or otherwise and regardless of whether or not contingent) which was not disclosed by those financial statements (or by the notes thereto) or reserved against therein, nor any unrealised or anticipated losses which were not so disclosed or reserved against.
16.9	No proceedings pending or threatened

No litigation, arbitration, investigative or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, might have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened (as evidenced by a notice or receipt of communication in writing) against it.

16.10	Title

It has good and marketable title to or valid leases and licences of or is otherwise entitled to use, (i) all material assets necessary or desirable for it to carry on its business as it is being or is proposed to be conducted and (ii) all assets forming part of the Security.

16.11	Authorised signatories

Each person specified as its authorised signatory in any document accepted by the Lender pursuant to paragraph 1(c) of Schedule 1 (Conditions precedent) or delivered to the Lender pursuant to Clause 17.2(xxv) (Other Information to be provided) is, subject to any notice to the contrary delivered to the Lender pursuant to Clause 17.2(xxv) (Other Information to be provided), authorised to sign all Utilisation Requests and other notices on its behalf under or in connection with the Finance Documents.

16.12	Solvency
(b)	It is able to, and has not admitted its inability to, pay its debts as they mature and has not suspended making payment on any of its debts and it will not be deemed by a court to be unable to pay its debts within the meaning of the laws of each of its Relevant Jurisdictions, nor in any such case, will it become so in consequence of entering into any Finance Document.

(c)	It, by reason of actual or anticipated financial difficulties, has not commenced, and does not intend to commence, negotiations with one or more of its creditors with a view to rescheduling its indebtedness.

(d)	The value of its assets is more than its liabilities (taking into account contingent and prospective liabilities) and it has sufficient capital to carry on its business.

(e)	It has not taken any corporate action nor have any legal proceedings or other procedures or step been taken, started or threatened (as evidenced by a notice or receipt of communication in writing) in relation to anything referred to in Clause 20.19 (Winding up, Bankruptcy and Dissolution).
16.13	Foreign Exchange Control/Reserve Bank Approval

The Borrower has obtained all necessary governmental and other consents required under all Applicable Law, including the necessary approval from the RBI, for the Lender providing, and the Borrower using the Facility.

16.14	Repetition
(a)	The representations and warranties set out in this Clause 16 are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of the Utilisation Request and the Utilisation Date.

(b)	The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the first day of each Interest Period.

(c)	The representations and warranties set out in Clause 16.7 (No misleading information) shall, in addition, be deemed to be made by the Borrower on the date of each Transfer Certificate signed by reference to the facts and circumstances then existing.

16.15	Events of Default, Legal Proceedings, Material Adverse Effect
(a)	The Borrower confirms that there has not occurred any material amendment to or modification of, any Transaction Document that is executed as on the date this representation and warranty is made, without the prior written consent of the Lender or the Facility Agent.

(b)	The Borrower confirms that there has not been initiated nor is there pending nor are there any threatened (as evidenced by a notice or receipt of communication in writing) Legal Proceedings, relating to the Project, the Borrower, the Sponsor or their assets, or any Major Project Party having or likely to have a Material Adverse Effect.

(c)	The Borrower confirms that no Event of Default or Potential Event of Default has occurred or is subsisting under any Transaction Document.

(d)	The Borrower confirms that none of its Directors or promoters is on the caution list/specific approval list of the Export Credit Guarantee Corporation of India Limited (ECGC) or the Reserve Bank of India’s defaulter list/caution list or the defaulters list under the Conservation of Foreign Exchange and Prevention of Smuggling Activities Act, 1974 (COFEPOSA) or is a defaulter of the Lender and that no Director is disqualified under Section 274 of the Companies Act.
16.16	Consents

The Borrower confirms that, other than Clearances which have already been obtained with respect to the Borrower and all other Material Project Participants, no Clearance or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Agency, is required to authorise, or is required in connection with: (i) the execution, delivery and performance of the Transaction Documents to which they are party; (ii) the legality, validity, binding effect or enforceability hereof or thereof; or (iii) the ownership, construction or operation of the Project as contemplated by the Project Documents. The Borrower further confirms that no notice has been received and the Borrower is not aware of any reason to believe that any authorisation/ Clearance which is necessary or required to be obtained in relation to the Project will not be granted or obtained.

16.17	Compliance with Laws
(i)	The Borrower, Sponsor and all other Major Project Parties are in compliance in all respects with all Applicable Law and governmental authorisations for the development, construction, ownership and operation of the Project.

(ii)	The Borrower certifies that the Project is being carried out in compliance with all Applicable Law.

(iii)	Neither the Project Site nor the Plant (nor any other property with respect to which the Borrower has retained or assumed liability either contractually or by operation of law) has been affected by any hazardous material in a manner which does or is reasonably likely to give rise to any liability of the Borrower under any Applicable Law nor is there disposal of any hazardous material by the Borrower outside the Project Site.
16.18	Good Title
(i)	The Borrower has ownership rights/leasehold rights and title to the immovable property, and owns the movable property, assets and revenues of the Borrower on which it grants or purports to grant Security Interest(s) pursuant to the Security Documents, in each case free and clear of any encumbrance other than any Permitted Security Interest, and further confirms that the Security Interest(s) created or expressed to be created by the Security Documents is valid and enforceable.

(ii)	The Borrower is lawfully possessed of the ownership, use and other interests or rights (including leasehold rights), with respect to the Project Site and on which it purports to grant Security Interest including any special purpose facilities on the Project Site, free of all Security Interests (other than Permitted Security Interest) and confirms that the Project Site is suitable for the location, construction and operation of the Project.

(iii)	There are no encumbrances subsisting or in existence on any of the Borrower’s assets other than any Permitted Security Interest.
16.19	No Subsidiaries or Equity Interest

Other than as may have been permitted by the Facility Agent, the Borrower has no other subsidiaries and owns no equity interest in any Person other than;
(i)	a subsidiary setting up a power project in the state of Punjab to the extent of Fifty Thousand (50,000) shares having a par value of Rs. 10 (Rupees Ten) per share. Any further investment in this subsidiary whether in the form of subscription to shares, lending monies or otherwise in excess of Rs 5,00,000 (Rupees Five Lakhs),shall not be made, unless: (i) such funds have been invested in the Borrower by the Sponsor through subscription to the Borrower’s Shares; and (ii) prior written consent of the Facility Agent has been obtained; and

(ii)	a company set up to mine coal from the Coal Blocks to the extent of 5,217,432 shares having a par value of Re. 1 (Rupee One) per share.
16.20	Sufficient Funds

Undisbursed monies in the Accounts, together with the aggregate of: (i) amounts that are committed but undrawn under the Finance Documents and the Common Rupee Loan Agreement; (ii) Loss Proceeds received by and available to the Borrower; (iii) liquidated damages and other amounts that have crystallised pursuant to the Project Documents; and (iv) without duplication, amounts available under the Sponsor Support Agreement, equal or exceed the amount necessary to pay all Project Costs which have been or may be incurred in connection with the completion of the Project and achievement of Final Completion, including all working capital needs of the Borrower in connection with start-up activities and all interest, fees and other amounts to be paid under the Finance Documents and the Common Rupee Loan Agreement.

16.21	Utility Services

All utility services necessary for the construction, operation and maintenance of the Project, including but not limited to storm and sanitary sewer, electricity and telephone services and facilities, as are necessary for the Project, are, or will be when needed to be, available to the Project and, to the extent necessary, arrangements in respect thereof have been made on commercially reasonable terms.

16.22	Security
(i)	The Borrower certifies that all Security Documents when executed, delivered and registered (where necessary or desirable) and when appropriate forms are filed as required under Applicable Law, shall create and perfect legal, valid and enforceable Security (including performance of all registrations and filings as may be required and obtaining of all consents required therefor) over the assets referred therein including without limitation a legal, valid and enforceable security assignment of all Project Documents, and all other necessary and appropriate action has been taken so that each such Security Document creates an effective Security Interest on all right, title, estate and interest of the Borrower in the property, assets and revenues of the Borrower covered thereby.

(ii)	Each of the Secured Parties shall have a first ranking charge over all the assets referred to in the Security Documents.

(iii)	The Borrower has not created any Security Interest upon any of its present or future revenues or other assets in favour of any Person other than the Secured Parties nor does it have any obligation to create any Security Interest other than Permitted Security Interest.

(iv)	The Borrower confirms that the Security Interests to be created pursuant to this Agreement or under any Finance Document or at any time created in favour of or for the benefit of the Lender shall be and remain a continuing security to secure the Lender and accordingly shall:
a.	secure the Borrower’s dues under the Finance Documents;

b.	not be discharged by any intermediate payment by the Borrower or any settlement of accounts between the Borrower and the Lender or the Security Trustee;

c.	be in addition to and not in substitution for or derogation of any other security which the Lender or the Security Trustee may at any time hold in respect of the Borrower’s dues/obligations under the Finance Documents; and

d.	be a security for all amounts due and payable by the Borrower for all the sums due by the Borrower to the Lender and its trustees or agents, whether under the Finance Documents or otherwise.
(v)	The Security created and indemnities and undertakings given herein and/or by the Security Documents executed in favour of, or for the benefit of the Lender to secure the Facility shall operate as continuing security and/or indemnities and/or undertakings for all monies, indebtedness and liabilities of the Borrower with respect to the Facility and will operate as security and/or indemnities and/or undertaking for the ultimate balance or aggregate balance with interest thereon and costs, charges and expenses, if any, to become payable upon the account(s) to be opened and the said account(s) is/are not closed and is/are not to be considered to be closed for the purpose of such security and/or indemnity and/or undertaking and the security and/or indemnity and/or undertaking is not to be considered exhausted merely by reason of the said account(s) being closed and fresh accounts being opened in respect of any fresh financial assistance being granted within the overall limit sanctioned to the Borrower or either or any of them being brought to credit at any time or from time to time or any partial payments made thereto or any fluctuations of such account(s) and if the whole of the Lender’s dues shall be repaid and the whole of the security be withdrawn the account(s) or either or any of them may nevertheless at any time before such account(s) has or have been closed, be continued under this Agreement upon the security as aforesaid being again furnished.
16.23	Insurance
(i)	The Borrower certifies that all its assets over which a Security Interest has been created in favour of the Lender have been insured and the Insurance Contracts have been duly endorsed to the Lender/Security Trustee as loss payees or beneficiaries.

(ii)	The Borrower confirms that all insurance as per the Insurance Contracts have been put in place at the times and in the manner required herein and are as contemplated herein and are in full force and effect and it has complied with all its obligations under the Insurance Contracts and no event or circumstances has occurred nor has there been any omission to disclose a fact which in any such case would entitle any insurer to avoid or otherwise reduce its liability thereunder to less than the amount provided in the relevant policy and insurance coverage provided by such insurance.
16.24	Intellectual Property

The Borrower has lawful and valid right to use free and clear of any pending or threatened Security Interest, all patents, patent applications, trademarks, permits, service marks, trade names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas, or rights (collectively the “Intellectual Property Rights”) with respect thereto necessary for implementation of the Project. The Borrower confirms that all actions (including registration, payment of all registration and renewal fees) required to maintain the same in full force and effect have been taken as and when required. Further, none of the Intellectual Property Rights owned or enjoyed by the Borrower, or which the Borrower is licensed to use, which are material in the context of the Borrower’s business and operations are being infringed nor, so far as the Borrower is aware, is there any infringement or threatened (as evidenced by a notice or receipt of communication in writing) infringement of those Intellectual Property Rights licensed or provided to the Borrower by any Person.

16.25	Project Schedule

The Project Schedule accurately specifies the work that the counterparties to the Project Documents (for the Scope of Work), propose to complete in each quarter from the First Utilisation Date till Final Completion, all of which can be expected to be achieved for the timely construction of the Project in the manner contemplated by the Transaction Documents.

16.26	No Immunity
(a)	The execution or entering into by the Borrower and the Sponsor of the Finance Documents constitute, and its exercise of its rights and performance of its obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(b)	Each of the Borrower and the Sponsor is not, will not be entitled to, and will not claim any immunity whatsoever for itself or any of its properties, assets, revenues or rights to receive income from any contract, suit, or from the jurisdiction of any court, from execution of a judgment suit, execution, attachment or other legal process in any proceedings in relation to the Transaction Documents.

16.27	All Representations and Warranties

The Borrower confirms that all representations and warranties of the Borrower set forth in the Project Documents are true, complete and correct in all respects at the time as of which such representations and warranties were made or deemed made.

16.28	Capitalisation
(i)	On the date of this Agreement, (i) the authorized capital of the Borrower consists of 3,500,000,000 equity shares of par value Rs. 10 per share and 1,000,000,000 redeemable cumulative convertible preference shares of Rs.10 each; (ii) 1,186,493,500 equity shares and 803,230 redeemable cumulative convertible preferable shares of Rs. 10 each carrying a coupon rate of two per cent (2%) have been issued by the Borrower; and (iii) 1,186,493,440 of such issued equity shares (representing 99.9% of the equity shares issued by the Borrower) is owned by the Sponsor. All of the equity share capital of the Borrower, including the Equity Interest of the Sponsor is duly and validly issued and fully paid.

(ii)	The Borrower does not have outstanding (i) as of the date hereof and as of the First Utilisation Date, any subordinated indebtedness, (ii) any securities convertible into or exchangeable for its Equity Interests except for compulsorily convertible preference shares to the extent of the Twinstar Preference Shares or (iii) other than as set forth in the Sponsor Support Agreement, any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements, arrangements or understandings providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.
16.29	Transaction Documents
16.29.1	(i)	The Borrower has, or by the First Utilisation Date will have, duly executed and delivered each of the Transaction Documents to which it is a party other than those Transaction Documents for the execution of which different time periods have been provided for in this Agreement, and each of such Transaction Documents constitutes or, when executed and delivered, will constitute, its legal, valid and binding obligation enforceable without any further action being required with respect to such documents on the part of the Secured Parties or the Facility Agent.
(ii)	The Facility Agent has received a true, complete and correct copy of each of the Transaction Documents in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters referred to therein or delivered pursuant thereto, if any).

16.29.2	The services to be performed, the materials to be supplied and the easements, licenses and other rights granted or to be granted to the Borrower pursuant to the terms of the executed Transaction Documents provide or will provide the Borrower with all rights and property interests required to enable the Borrower to obtain all services, materials or rights (including access) required for the design, construction, start-up, operation and maintenance of the Project, including the Borrower’s full and prompt performance of its obligations, and full and timely satisfaction of all conditions precedent to the performance by others of their obligations, under the Project Documents, other than those services, materials or rights that reasonably can be expected to be obtained in the ordinary course of business without material additional expenses or material delay.

16.29.3	All conditions precedent to the obligations of the respective parties under all executed Project Documents have been satisfied as of the date of this Agreement or will be satisfied when required or, with the written consent of the Facility Agent, waived, except where the effectiveness of this Agreement is the only condition remaining unperformed for the effectiveness of such Project Document.

16.30	True and Complete Disclosure

16.30.1	The Borrower certifies that the Financial Statements of the Borrower delivered to the Facility Agent are accurate in all respects as of the date of such statements.

16.30.2	The Borrower certifies that all information whether in writing, electronic form or otherwise or documents furnished to the Secured Parties or the Facility Agent or any representatives of the Secured Parties or the Facility Agent in connection with the transaction contemplated hereby, by or on behalf of the Borrower is true, correct and complete in all respects on the date hereof, and is not false or misleading in any respect nor incomplete by omitting to state any fact necessary to make such information not misleading in any respect. No fact is known to the Borrower which could be expected to have a Material Adverse Effect which has not been disclosed in writing to the Facility Agent and the Secured Parties prior to the execution of this Agreement.

16.31	Purpose of the Company

The Borrower is not engaged in any business or trade nor has incurred any liabilities other than in connection with its participation in the transactions contemplated by the Transaction Documents and other than holding the shares of a company engaged in setting power project in state of Punjab and Rampia Coal Mine and Energy Private Limited.

16.32	Expenses prior to Financial Close

The Borrower agrees that all preliminary, preoperative and development expenses incurred by the Borrower prior to Financial Close shall be accounted as part of Project Cost only to the extent certified by the Lenders Engineer/ Auditor or any other person required by the Lender and as accepted by the Lender.

16.33	Fees and Enforcement

16.33.1	Except for fees and Taxes that have been paid in full or will have been paid in full on or by the date when such fees and Taxes are due, or any fees and Taxes Contested in Good Faith, no fees or Taxes are required to be paid for the legality, validity or enforceability of the Transaction Documents.

16.33.2	This Agreement and each of such Transaction Documents executed and delivered as of the date of this representation is made or deemed made are each in proper legal form: (i) under Applicable Law; and (ii) for the enforcement thereof in the applicable jurisdiction without any further action on the part of the Facility Agent or any Secured Party.

16.34	Budgets and other Items

16.34.1	The Construction Budget accurately specifies all costs and expenses previously incurred and the Borrower’s best estimate of all costs and expenses anticipated to be incurred in order to achieve Final Completion in accordance with the timetable set out in the Project Schedule, all as confirmed by the Lenders Engineer.

16.34.2	All projections and budgets, including the projections of revenues and expenses contained in the initial Operating Budget, the Base Case and the Project Schedule furnished or to be furnished to the Lender or the Facility Agent by the Borrower and the summaries of significant assumptions related thereto: (i) have been and will be prepared with due care; (ii) will present, in all respects, the Borrower’s expectations as to the matters covered thereby as of such date; (iii) are based on, and will be based on all factual matters in respect of the estimates therein (including dispatch levels, interest rates and costs); (iv) are and will be in all respects consistent with the provisions of the Transaction Documents and Applicable Law; and (v) are prepared on a basis consistent with the Financial Statements referred to in this Agreement. There are no statements, assumptions or conclusions in any of the projections or budgets which are based upon or include information known to the Borrower to be misleading or which fail to take into account information regarding the matters reported therein.

16.35	Transactions with Affiliates

The Borrower is not a party to any contracts or agreements with, nor has any other commitments to any of its Affiliates other than:
(i)	contracts or agreements which have been entered into on an arm’s length basis; or

(ii)	contracts or agreements that are permitted to be entered into with Affiliates under this Agreement; or

(iii)	as may have been permitted by the Facility Agent, and a copy of which contract or agreement has been provided to the Facility Agent.
16.36	No Other Powers of Attorney

The Borrower has not executed and delivered any powers of attorney or similar documents, instruments or agreements, or made arrangements except for those issued under the Security Documents and the powers authorizing modification, amendments or signatures of the Transaction Documents, other than in the ordinary course of business.

16.37	Investments

Other than: (i) Permitted Investments; (ii) any investments permitted by the Facility Agent; and (iii) the equity interests held by the Borrower in a company engaged in setting power project in state of Punjab and to the extent of Rs. 5,00,000 (Rupees Five Lakhs) and Rampia Coal Mine and Energy Private Limited to the extent of Rs. 52,17,432 (Rupees Fifty Two Lakhs Seventeen Thousand Four Hundred and Thirty Two), the Borrower has not acquired an equity interest in, loaned money, extended credit or made deposits with or advances (other than deposits or advances in relation to the payment for goods and equipment the making of which is expressly contemplated pursuant to the Project Documents) to any Person or purchased or acquired any stock, obligations or securities of, or any other interest in, or made any capital contribution to, or acquired all or substantially all of the assets of, any other Person, or purchased or otherwise acquired (in one or a series or related transactions) any part of the property or assets of any Person (other than purchases or other acquisitions of inventory of materials or capital expenditures, each in accordance with the Construction Budget or the applicable Operating Budget, as the case may be).

16.38	Accounts

The most recent Audited Annual Financial Statements of the Borrower delivered to the Facility Agent/ Lender:
(i)	have been prepared in accordance with accounting principles and practices generally accepted in India, consistently applied; and

(ii)	represent a true and fair view of its financial condition as at the date to which they were drawn up, and there has been no Material Adverse Effect since the date on which those accounts were drawn up.

CLAUSE 17 — INFORMATION UNDERTAKINGS
17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or (if later) until the Commitment has been cancelled in accordance with Clause 5.7 (Cancellation of Commitment by the Lender).

17.1	“Know your customer” checks

If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement, obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender, supply or procure the supply of such documents and other evidence as is reasonably requested by the Lender, or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Applicable Law pursuant to the transactions contemplated in the Finance Documents.

17.2	Other Information to be Provided

Within five (5) Business Days after any officer of the Borrower obtains knowledge thereof, the Borrower shall provide notice to the Facility Agent (and upon occurrence of an Event of Default or a Potential Event of Default, to the Lender), by facsimile, of the following:
(a)	any event which constitutes a Potential Event of Default or Event of Default, specifying the nature of such Potential Event of Default or Event of Default and any steps the Borrower is taking and proposes to take to remedy the same;

(b)	an event that may delay completion of the Project, material work stoppages or design changes under the Project Documents, scarcity or unavailability of any material or equipment or an event that permits, or, with the passage of time, would permit the Borrower or any other party to claim relief on account of Force Majeure;

(c)	any event, circumstance or condition constituting, or which the Borrower either believes, has claimed or will claim to constitute a “Change in Law” under the PPA, together with copies of all notices, calculations and other correspondence between the Offtaker(s) and the Borrower pursuant to such Clause;

(d)	any event of Force Majeure affecting, or which either the Borrower or any other Material Project Participant claims would affect, the performance by such Person of any obligation under any Transaction Document, together with copies of all notices, calculations, data and other correspondence between such Material Project Participant and the Borrower in respect of any such event, circumstance or condition;

(e)	any notice of any application for winding up having been made or receipt of any statutory notice of winding up under the provisions of the Companies Act or any other notice under any other Applicable Law or otherwise of any suit or legal process shall have been filed or initiated against the Borrower and affecting the title to the property of the Borrower or if a receiver is appointed over any of the properties or business or undertakings of the Borrower;

(f)	any one or more events, conditions or circumstances (including any event of Force Majeure or any on-going or threatened labour strikes, lockouts, shutdowns, slowdown or work stoppage by the Borrower’s, or the Offtaker’s employees or employees of any counterparty to a Project Document or any scarcity or unavailability of materials or equipment or fire or other similar event) that exist or have occurred that has, had or could reasonably be expected to have a Material Adverse Effect;

(g)	any Legal Proceeding pending or threatened (as evidenced by a notice or receipt of communication in writing): (a) against the Borrower; or (b) with respect to any Transaction Document;

(h)	any proposal by any Governmental Agency to acquire compulsorily the Borrower, any of the Security or any part of the Borrower’s business or assets (whether or not constituting an Event of Default hereunder or under the PPA);

(i)	any dispute between the Borrower and any Material Project Participant or between the Borrower or any Material Project Participant and any Governmental Agency in each case relating to the Project;

(j)	any change in the Authorized Officers, giving certified specimen signatures of any new officer so appointed and, if requested by the Facility Agent, satisfactory evidence of the authority of such new officer;

(k)	any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment or waiver under, any provision of any Transaction Document or the existence of any event or condition which permits, or, with the passage of time, would permit, the Borrower to serve a termination notice under any Project Document;

(l)	any notice, document, Clearance, authorisation, amendment to any Transaction Document or correspondence received or initiated by the Borrower relating to the Project necessary for the performance of its obligations or any other Material Project Participant’s, obligations under the Transaction Documents;

(m)	any Security Interest (other than a Permitted Security Interest) being granted or established or becoming enforceable over any of the Borrower’s assets;

(n)	any proposed material change in the design, nature or scope of the Project or any change in the business or operations of the Borrower;

(o)	any event, circumstance or condition which requires, or which the Borrower believes or which the Offtaker(s) has claimed requires, pursuant to the PPA, an amendment to the provisions of the PPA or the tariff provided for in the PPA on the basis that the tariff determined under the PPA is not in compliance with the Electricity Act, 2003 and Applicable Law;

(p)	the institution or commencement of any dispute under the PPA, together with copies of all notices, calculations, data and other correspondence between the Offtaker and the Borrower in respect of such institution or commencement;

(q)	any notice received by the Borrower purporting to cancel or alter the terms of any Insurance Contract (including any notification of any premium increase therefor);

(r)	any: (i) fact, circumstance, condition or occurrence at, on, or arising from the Project Site that results in non compliance with any Applicable Law and constitutes a Material Adverse Effect; and (ii) pending or threatened (as evidenced by a notice or receipt of communication in writing) environmental claim against the Borrower, or any of the Borrower’s contractors or lessees arising in connection with their occupying or conducting operations on or in relation to the Project or the Project Site;

(s)	copies of any data relative to the performance of any tests under any Project Document;

(t)	any accident resulting in loss of life of any employee of the Borrower or any counterparty to any Project Document occurring at the Project Site or otherwise arising in India, in each case in connection with the Project;

(u)	the occurrence of any event in connection with the reorganisation of the Offtaker or the State of Orissa which has an impact on the rights and obligations of the Borrower under the PPA;

(v)	any representation, warranty, covenant or condition under the Finance Documents being or becoming untrue or incorrect in any respect;

(w)	the occurrence of any event with respect to which any insurance has been obtained under the Insurance Contracts, and any loss or damage suffered as a result of such event to the assets of the Borrower;

(x)	any circumstances affecting the financial position of the Borrower, the Sponsor, the Borrower’s subsidiaries or companies in which the Borrower has been permitted to have large investments, including any action or Legal Proceedings commenced by any creditor of such entities; and

(y)	any change in the authorised signatories of the Borrower, signed by a director or the secretary of the Borrower, whose specimen signature has previously been provided to the Lender, accompanied (where relevant) by a specimen signature of each new signatory.

17.3	Required Information and Data

In order to inform the Lender about the physical progress as well as provide evidence to the Lender that the expenditure incurred on the Project is in accordance with the Project Schedule, the Borrower shall provide to the Facility Agent or to the Lender all relevant information and data as may be required by the Facility Agent including certification from the Lenders Engineer/Auditor regarding completion of the Project. The Borrower shall also ensure that the physical progress of the development of the Coal Blocks is proceeding in accordance with the schedule provided to the Lender and provide all relevant information and data as may be required by the Facility Agent in relation thereto. While delivering copies of documents, materials and information required to be delivered under the Finance Documents and this sub-Clause, the Borrower shall deliver such number of copies of all documents, materials and information as is sufficient for onward delivery to the Lender.

17.4	Construction Schedule Milestone Dates

Within five (5) Business Days, the Borrower shall certify to the Facility Agent (such certification to be confirmed by the Lenders Engineer) of the occurrence of each of: (i) the Date of Commercial Operation for each Unit and Project COD; (ii) Final Completion; (iii) any change in the scheduled Date of Commercial Operations of any Unit; and (iv) the date on which the Borrower proposes to take over each Unit of the Project pursuant to the Project Documents prior to scheduled synchronisation date of any Unit of the Project.

CLAUSE 18 — GENERAL UNDERTAKINGS
18.	GENERAL UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement until the Final Settlement Date.

18.1	Project Implementation and Use of Proceeds

The Borrower shall:
(i)	use the Facility granted under this Agreement only towards all overseas payments required to be made for the purpose of import / purchase of Equipment and Machinery from the Suppliers and together with the Facility under this Agreement use the proceeds of the Rupee Loan only to pay the Project Costs, in accordance with the Finance Documents, and in particular, the proceeds of the Finance Documents shall not be used for the following:
(a)	subscription to or purchase of shares/debentures and investment in real estate;

(b)	repayment of dues of Affiliates, promoters/associate concerns/inter-corporate deposits, etc.;

(c)	for extending loans/facilities to subsidiary or associate companies or for making any inter-corporate deposits; and

(d)	for any speculative purposes.
(ii)	carry out the Project and conduct its business as per prudent industry standards and accepted industry practices and with due diligence and efficiency and in accordance with generally acceptable construction, engineering, financial and business practices and, prior to Final Completion in accordance with the Construction Budget and shall achieve Project COD by the end of twenty one (21) months from Financial Close or June 30, 2010, whichever is earlier, unless otherwise permitted by the Lender; and

(iii)	cause the construction of the Project to be executed and completed with due diligence and continuity (except for interruptions due to events of Force Majeure which the Borrower will use all efforts to mitigate), in accordance with generally accepted construction and engineering practices.

18.2	Inspection

The Borrower, at reasonable intervals, will permit officers and designated representatives of the Lender to carry out technical, legal, or financial inspections and visit and inspect during normal business hours, any of the properties of the Borrower, including the Project, Plant, installations, Project Site, Project facilities, equipments, records, documents, works, Project Site and buildings on the Project Site and to examine and make copies of the books of record and accounts of the Borrower and discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same, by its officers. The Borrower shall provide full assistance and co-operation to the Lender or the Facility Agent. The cost of any such visit shall be borne by the Borrower. Provided that upon the occurrence of an Event of Default or a Potential Event of Default: (a) the Lender or any of its officers and representatives may carry out the aforementioned inspections as often as may be required by them; and (b) no notice shall be required to be given to the Borrower under this Clause 18.2.

18.3	Books, Records and Inspections, Accounting and Audit Matters

18.3.1	The Borrower will properly keep such records as are required to be maintained under Applicable Law and the Transaction Documents and such accounts as are adequate to reflect truly and fairly the financial condition and results of operations of the Borrower (including the progress of the Project) which shall contain full, true and correct entries in conformity with GAAP consistently applied and all requirements of Applicable Law, and will not radically change its accounting policy/system without prior approval of the Lender. Provided that the Borrower may, upon informing the Lender of the same, keep records and maintain accounts in conformity with IFRS.

18.3.2	In the event that auditors acting as the Auditors cease acting as the auditors for the Borrower for any reason, the Borrower shall promptly inform the Facility Agent of the reasons for such cessation and shall appoint in accordance with Applicable Laws and maintain as its Auditors, another firm of independent chartered accountants, approved by the Board and shareholders and under intimation to the Facility Agent.

18.4	Additional Documents, Filings and Recordings

18.4.1	The Borrower shall execute and deliver, from time to time but in no event later than fifteen (15) days, or such additional time as may be permitted by the Facility Agent, from the request made by the Facility Agent, at the Borrower’s expense, such other documents as the Lender may request in connection with its rights and remedies granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

18.4.2	The Borrower will do all such acts necessary to: (i) create, perfect and maintain the Security in full force and effect at all times (including the priority thereof); and (ii) preserve and protect the Security and protect and enforce its rights and title, and the rights and title of the Lender, to the Security.

Provided further that the Borrower shall pay on demand to the Lender, all reasonable and actual costs incurred by their legal counsel/ company secretaries/ advisors in connection with creation and registration of security, certification of charge thereof with the registrar of companies, compilation of search/ status reports or other similar matters.

18.5	Financing Fees

The Borrower shall pay all financing fees and charges due and payable in relation to the Agreement to the Lender on the Due Dates as specified hereunder.

18.6	Transaction Documents

18.6.1	The Borrower shall comply in all respects with the provisions of the Transaction Documents.

18.6.2	The Borrower shall ensure that each of the Transaction Documents is maintained in full force and effect. Provided that:
(i)	the PPA (other than the GRIDCO PPA) or other sale arrangements satisfactory to the Lender for the offtake of power from the Project for maintaining a minimum DSCR of 1.1 shall be executed on or before a date which is six (6) months prior to Project COD;

(ii)	the PPA (other than GRIDCO PPA) or other sale arrangement(s) for the offtake of the balance power generation capacity of the Project on a merchant basis shall be executed on or before a date which is two (2) months prior to Project COD;

(iii)	Transaction Documents required for the purpose of making firm and suitable arrangements for transmission and evacuation of power from any Unit shall be executed on or before a date which is six (6) months prior to the Date of Commercial Operation of such Unit;

(D)	Fuel Supply Agreements and Coal Transportation Agreements required for meeting the coal requirements of any Unit (other than the first Unit, for which, Fuel Supply Agreements and Coal Transportation Agreements are required to be executed prior to the First Utilisation Date) including obtaining necessary approvals from the Railways and other authorities and arranging for coaches/railway wagons for transportation of the coal till the Project Site from any Unit (other than the first Unit) shall be executed on or before a date which is six (6) months prior to the Date of Commercial Operation of each Unit (other than the first Unit); and

(E)	Transaction Documents required for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of

Orissa, or any other Person (which will be reviewed by the Lenders Engineer) shall be executed on or before June 30, 2009.
18.6.3	The Borrower shall not enter into or further execute any new agreement having a value over Rs. 10,00,00,000 (Rupees Ten crores) in relation to the Project with any Person, unless such agreement is approved by the Facility Agent.

18.6.4	The Borrower shall, in a manner satisfactory to the Lender, carry out necessary changes and modifications as are required by the Lender or are recommended by the Lenders Counsel, Lenders Engineer and Lenders Insurance Consultant and deemed necessary by the Lender to be made to the Transaction Documents, executed prior to or after the date of this Agreement, arising out of any due diligence conducted by them or otherwise.

18.6.5	Upon occurrence of an Event of Default or a Potential Event of Default, the Borrower agrees to take such actions under the Project Documents, as may be directed by the Lender.

18.6.6	With respect to any Transaction Documents executed after the date of this Agreement, the Borrower shall deliver to the Facility Agent copies thereof, together with a certificate of the Borrower to the effect that each of such Transaction Documents are true, correct and complete in all respects, and in full force and effect.

18.7	Security

18.7.1	The Loan together with all fees, costs, charges, expenses and all amounts payable to the Secured Parties under the Finance Documents shall be secured by the following:
(1)	a first ranking charge / Security Interest through the execution of the Deed of Hypothecation in favour of the Security Trustee, in respect of:
(i)	all the Borrower’s movable fixed properties and assets for the Project, both present and future;

(ii)	all tangible and intangible assets including but not limited to the goodwill, undertaking and uncalled capital of the Borrower for the Project;

(iii)	all of the operating cash flows, commissions, revenues of whatsoever nature and wherever arising, present and future pertaining to the Project and all revenues and receivables of the Borrower from the Project;

(iv)	all the Borrower’s accounts, (including but not limited to the Account and the Permitted Investments) for the Project and each of the other accounts required to be created by the Borrower for the

Project under any Transaction Document, including without limitation, the Trust and Retention Accounts Agreement; including in each case, all monies lying credited/deposited into such accounts;
(2)	an undertaking by the Sponsor for non-disposal of 51% of the total, issued and paid up Shares of the Borrower held by them.

The Security over assets comprised in items (1) and (2) above shall be collectively referred to as the “Initial Security”.

(3)	a first ranking charge/Security Interest through the creation of a mortgage in favour of the Security Trustee, in respect of:
(i)	all the Borrower’s immovable properties both present and future for the Project;

(ii)	assignment of all of the Borrower’s rights, titles and interest in respect of the assets and its rights to the Project under each of the Project Documents, duly acknowledged and consented to, where required, by the relevant counter-parties to such Project Documents, all the Borrower’s rights under each letter of credit/guarantee or performance bond that may be posted by any party to a Project Document for the Borrower’s benefit and all the Borrower’s rights under the Clearances (including all contract, licences, permits, approvals, concessions and consents in respect of or in connection with the Project, to the extent assignable under Applicable Law); and

(iii)	all the Insurance Contracts (and cut through clauses in respect of, or assignments of reinsurances, as applicable) naming the Security Trustee as an additional insured/sole loss payee (as may be required by the Lender);
(4)	a first ranking pledge in respect of 51% of the total, issued and paid up shares of Rampia Coal Mine and Energy Private Limited held by the Borrower through the execution by the Borrower of a Share Pledge Agreement in favour of the Security Trustee (the “Pledge”);

The Security over assets comprised in items (3) and (4) above shall be collectively referred to as “Subsequent Security”.

The Initial Security and Subsequent Security shall be collectively referred to as the “Security”.

Provided land/right of way and immoveable/moveable assets for the transmission line of 235 km up to Meramandali shall not be included within the Security created/to be created for the Lender.

18.7.2	Each of the Security Documents and the Security Interest over the assets created thereunder in favour of the Security Trustee for the benefit of the Lender shall be in full force and effect.

18.7.3	The Borrower shall create and perfect the Initial Security prior to the First Utilisation Date under this Agreement and the Subsequent Security on or prior to a date which is the earlier of: (a) a date which is three (3) months prior to the Date of Commercial Operations of the first Unit of the Project; and (b) a date which is six (6) months from the First Utilisation Date. Provided that the Pledge, specified in Clause 18.7.1(4) above shall only be required to be created and perfected prior to the Coal Investment JV Utilisation and if the Borrower acquires any immovable property or any interest in immovable property for the Project, it shall promptly create the Security over such immovable property within thirty (30) days of the date of acquisition of such property.

18.7.4	The Borrower shall have obtained written consent of the relevant parties for creation, perfection and maintenance of the Security required hereunder.

18.7.5	The Borrower hereby undertakes to create such additional security as may be required by the Lender and execute such further documents and agreements as may be required for this purpose in case the Security provided by the Borrower has in the opinion of the Facility Agent/ Lender become inadequate due to any reason whatsoever. The creation and perfection of Security by the Borrower shall be to the satisfaction of the Lenders’ Legal Counsels.

18.7.6	The Lender/Facility Agent reserves the right to modify the Security requirements stated in this Clause 18.7 prior to execution of all the Finance Documents. Provided that if the Facility Agent in its opinion decides that certain conditions materially affecting the security structure have not been met even after execution of all the Finance Documents, then the Facility Agent reserves the right to modify the security structure, after consultation with the Borrower, after execution of all the Finance Documents until Financial Close and the Borrower shall at its own costs, do all acts, deeds and things as may be necessary to create and perfect the Security in terms of the revised security structure, to the satisfaction of the Facility Agent.

18.7.7	So long as any monies remain due and outstanding to the Lender, the Borrower undertakes to promptly notify the Lender in writing of all its acquisitions of immovable properties.

18.7.8	The Borrower shall be required to obtain a no objection certificate from an Authorised Dealer or the RBI for the purpose of creation of Security over its assets in favour of the Lender as required under Applicable Law.

18.8	Opening of Account
(a)	The Borrower shall have provided evidence to the Facility Agent of having established the Account in accordance with the provisions of the Trust and Retention Account Agreement.

(b)	The Borrower hereby agrees and undertakes that any/all amounts in the Accounts shall be utilised and/or transferred to any other account in such manner as specified in the Trust and Retention Account Agreement.
18.9	Auditor’s Certificate

The Borrower agrees and undertakes that, it shall submit to the Facility Agent, within a period of thirty (30) days from every Auditor’s Certificate Provision Date, a certificate from the Auditors certifying that:
(i)	the proceeds of all Utilisations that have occurred:
(a)	as on the first Auditor’s Certificate Provision Date, from the First Utilisation Date till the first Auditor’s Certificate Provision Date, and

(b)	thereafter, from the previous Auditor’s Certificate Provision Date till the next Auditor’s Certificate Provision Date, have been utilized only for the purpose of paying Project Costs; and

(ii)	the Required Equity, required to have been brought in as on the Utilisation Date(s) that have occurred since the previous Auditor’s Certificate Provision Date (and in the case of the first Auditor’s Certificate Provision Date, since the First Utilisation Date) has been brought in.
18.10	Progress Reports

The Borrower agrees and undertakes that it shall submit progress reports to the Facility Agent in a form and manner satisfactory to the Facility Agent every three (3) months, and upon occurrence of an Event of Default or Potential Event of Default, as and when required by the Lender.

18.11	Project Management; Operation & Maintenance

The Borrower agrees and undertakes to make arrangements satisfactory to the Facility Agent, in consultation with the Lenders Engineer, for project management and operation and maintenance of the Project, including but not limited to:
(a)	constitution of a project management committee consisting of directors/senior executives of the Borrower to monitor and supervise the implementation of the Project (including project management and operation and maintenance of the Project) till the Final Settlement Date (the “Project Management Committee”); and

(b)	making arrangements satisfactory to the Lender so as to be in a ready stage for operation and maintenance of the Project at least six (6) months prior to Date of Commercial Operations of the first Unit of the Project.
The Facility Agent, and after the occurrence of an Event of Default or a Potential Event of Default, the Lender, shall have the right to seek appropriate information from the Project Management Committee whenever required by them.

18.12	Environment and Social Monitoring and Review

18.12.1	The Borrower shall provide the necessary information to the Facility Agent and bear the costs of conducting a periodic Environment and Social Monitoring and Review (the “ESMR”), by a consultant appointed by the Facility Agent (the “Environmental Consultant” or “EC”), if so required by the Facility Agent. The Borrower shall also provide the EC with information necessary for conducting such ESMR at such intervals as the EC may deem fit. The Borrower shall also forward to the Facility Agent, copies of the EC’s report or any relevant internal reports or annual/other periodical reports on the environmental and social status and performance of the Project and its operations and shall carry out such acts as recommended by the EC, to the extent such recommendations are required by the Lender and are not contrary to Applicable Law, and bear the costs of the same, including any increase in Project Costs.

18.12.2	Without prejudice to the Borrower’s obligations under this Agreement, the Borrower shall at all times during the currency of the assistance, comply with the provisions of Applicable Law and Clearances with respect to environmental, health, safety and social requirements of the Project, and shall maintain documents to be able to demonstrate compliance with the same, and shall take all necessary steps to well in time so as to ensure smooth functioning of the Project to the satisfaction of the Lender till Final Settlement Date.

18.13	Project Costs

18.13.1	All expenditure undertaken for the Project under this Agreement shall be in accordance the Estimated Project Cost as per Schedule 8 and the Construction Budget as per Schedule 11, and in case of any savings in the expenditure, the Lender and the Rupee Lenders shall have the right to cancel their unavailed commitments proportionately.

18.13.2	The Lender has a right to review the Project Costs and means of finance before the Project COD and Final Completion to ensure that they are in conformity with the Construction Budget and stipulate relevant conditions, as deemed necessary after consultation with the Borrower.

18.3.3.	In the event of a reduction in Project Cost on account of any savings on account of duties/other taxes, price negotiations or otherwise, there would be a pro-rata reduction in all components of means of finance. With respect to the Facility and the Rupee Loans, the reduction shall be from the unavailed portion of their commitment.

18.14	Financial Statements of the Borrower and Sponsor

18.14.1	As soon as available, but in any event within one hundred and eighty (180) days after the close of each Fiscal Year, copies of the Audited Annual Financial Statements of the Borrower and of the Sponsor in each case prepared in accordance with generally accepted accounting principles applicable in its jurisdiction of incorporation consistently applied and, if unaudited, certified by an Authorized Officer of Borrower or the Sponsor shall be provided to the Facility Agent, with a copy to each of the Secured Parties.

18.14.2	In addition to Clause 18.14.1, the Borrower and the Sponsor shall furnish copies of their Quarterly Financial Statements as and when the Facility Agent requires them.

18.15	Management/ Key Personnel

18.15.1	The Borrower shall from time to time upon the Facility Agent’s direction reconstitute the Board to induct professionals satisfactory to the Facility Agent and nominees of the Lender, in accordance with the provisions of Schedule 12 (Nominee Director), and shall strengthen its Management to the satisfaction of the Lender, in conformity with the principles of corporate governance set out in the Companies Act and will constitute such committees and sub- committees of the Board of Directors as required under the Companies Act to adhere to the principles of the corporate governance, including but not limited to such professionals, committees and sub-committees as are specified in this Clause 18.15.

18.15.2	Prior to the First Utilisation Date and till Final Settlement Date, the Borrower shall constitute and maintain the Project Management Committee referred to in Clause 18.11 (Project Management: Operation and Maintenance). The responsibilities of such committee shall be satisfactory to the Facility Agent and shall include, without limitation, management of the Project during construction, civil engineering, placement of orders for supply of Plant, and other assets, and oversight of operation and maintenance of the Project. The Borrower shall make, at a reasonable period of time prior to the Project COD, adequate arrangements for the operation and maintenance of the Project, which arrangements shall be reviewed by the Lenders Engineer and shall be to the Lenders Engineer’s satisfaction. The Lender shall have the right to seek appropriate information from the Project Management Committee.

18.15.3	Prior to the First Utilisation Date and till Final Settlement Date, the Borrower shall constitute and maintain at all times an audit sub-committee, each comprised of appropriate directors of the Borrower, satisfactory to the Facility Agent. The responsibilities of such audit sub-committee shall be satisfactory to the Facility Agent and shall include close monitoring of the Borrower’s operations and its compliance with corporate governance.

18.15.4	The Borrower shall to the satisfaction of the Facility Agent, appoint and/or change technical, financial and executive personnel (including auditors and/or management personnel) of proper qualifications and experience for the key posts and the Borrower shall ensure that its organizational set-up is adequate enough to ensure smooth implementation and operation of the Project.

18.15.5	The terms and conditions for appointment of the managing director of the Borrower or any other Person holding substantial powers of management shall be in accordance with good industry practices and Applicable Law and such Person shall only receive such remuneration as is permissible under the Companies Act.

18.15.6	In the event that the name of any of the directors on the Board of Directors of the Borrower appears in the list of wilful defaulters issued by the Reserve Bank of India (“RBI”) or the Credit Information Bureau (India) Limited (“CIBIL”), the Borrower shall forthwith remove such director from its Board of Directors or cause his name to be deleted from RBI/CIBIL list of wilful defaulters.

18.16	Clearances

The Borrower will, in a timely manner, obtain and maintain, or cause to be obtained and maintained, in full force and effect (or where appropriate, renew) all Clearances required for the purposes of the transactions as contemplated by the Transaction Documents, provided that:
(A)	Clearances required for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of Orissa, or any other Person (which will be reviewed by the Lenders Engineer) shall be required to be obtained on or before June 30, 2009;

(B)	Clearances required in connection with the height of the chimney(s) as may be required for the Project, from the Airports Authority of India shall be required to be obtained on or before June 30, 2009; and

(C)	environmental Clearances from the Government of Orissa/other statutory bodies with respect to any Unit shall be required to be obtained on or before a date which is six (6) months prior to the Date of Commercial Operation of such Unit, provided that with respect to the first Unit, such environmental Clearances shall be obtained on or before a date which is three (3) months prior to the Date of Commercial Operation of the first Unit.

18.17	Accounts

18.17.1	The Borrower shall deposit all the cash inflows of the Project, including any transmission line charges recovered for wheeling of power for OPTCL/other bulk suppliers/power transmission company, in the Account as specified in the Trust and Retention Account Agreement and ensure that the reserves required to be maintained in accordance with the Trust and Retention Account Agreement are maintained.

18.17.2	The Borrower shall utilise the Project Proceeds in a manner and priority as agreed to in the Trust and Retention Account Agreement.

18.18	Maintenance of Property; Site Security

18.18.1	The Borrower will keep all its property and assets in good working order and condition.

18.18.2	The Borrower shall maintain title to or its interest in all of its property and assets and shall take all actions necessary to create and perfect at all times, freehold rights in the Project Site and shall take all actions necessary to create and perfect at all times its interest in all its other assets, at the times, and in the manner contemplated in this Agreement.

18.19	Maintenance of Property and Insurance

18.19.1	The Borrower will keep the Plant, the Project Site and all other assets of the Borrower over which a Security Interest has been or shall be created in favour of the Security Trustee for the benefit of the Lender, insured with financially sound and reputable insurers satisfactory to the Facility Agent and on terms and conditions satisfactory to the Facility Agent.

18.19.2	The Borrower will cause the Major Project Parties performing any services in connection with the engineering, procurement or construction of the Project each to keep the insurance described in, and fulfil all obligations set forth in, the Major Project Documents with financially sound and reputable insurers satisfactory to the Facility Agent against loss or damage in such manner and to the same extent as so described.

18.19.3	The Borrower will submit to the Facility Agent a certificate, from the Borrower indicating the properties insured, the type of insurance, amounts and risks covered, names of the beneficiaries, expiration dates, names of the insurers and special features of all insurance policies already obtained by it, and shall within twenty (20) days after the effective date of any new or renewed insurance policy, as provided in Clause 18.19.1 above submit a similar certificate to the Facility Agent with respect to such new or renewed insurance policy, such policies to be in form and substance, and issued by companies satisfactory to the Facility Agent in consultation with the Lenders Insurance Consultant.

18.19.4	The provisions of this Clause 18.19 shall be regarded as supplemental to, but not duplicative of, the provisions of any of the Security Documents that require the maintenance of insurance. In the event that any insurance whatsoever is purchased, taken or otherwise obtained by the Borrower with respect to the Project other than as required hereunder or if not properly endorsed to the Lender/Security Trustee as the loss payees or beneficiaries as required under the provisions of this Agreement, such insurance shall be considered assigned hereunder to the Lender/Security Trustee with the right of the Lender/Security Trustee to make, settle, compromise and liquidate any and all claims thereunder, without prejudice to the exercise of any other rights and remedies that the Lender/Security Trustee may have under any of the Finance Documents, or under any Applicable Law.

18.19.5	The Borrower shall duly pay all premia and other sums payable for the aforesaid purpose, at least thirty (30) days prior to the shipment in respect of the Project. The insurance in respect of the assets charged/to be charged to Lender shall be suitably endorsed in favour of the Security Trustee/ Lender. In the event of failure on the part of the Borrower to insure the assets or to pay the insurance premia or other sums referred to above, any Secured Party may get the assets insured or pay the insurance premia and other sums referred to above, as the case may be.

18.19.6	If any Secured Party shall pay any insurance premiums on behalf of the Borrower in respect of any insurance policies required to be obtained by the Borrower hereunder, the amounts paid shall be immediately reimbursed to the Secured Party without requirement of any notice of any kind and without reference to any dispute or controversy which the Borrower may have with the insurance provider or the Lenders Insurance Consultant and all such amounts shall till payment thereof remain due and payable to such Secured Party by the Borrower and till repayment, all unpaid amounts shall carry interest as provided in Clause 8.5 (Default Interest) hereof.

18.20	Working Capital Arrangements

Prior to the Project COD, the Borrower shall have made satisfactory arrangements for obtaining working capital facilities in accordance with the Base Case.

18.21	Project Documents

The Borrower shall prepare and submit to the Facility Agent, to the satisfaction of the Facility Agent, in consultation with the Lenders Engineer, a schedule for finalisation and execution of the Project Documents for the Project in accordance with the Project Schedule as confirmed by the Lenders Engineer. Provided that in the event of occurrence of an Event of Default or a Potential Event of Default, the said schedule shall be provided to the Lender.

18.22	Financial Covenants

18.22.1	From Project COD onwards at all times during the term of the Loan, the Borrower shall maintain the following financial covenants:
(i)	Total Debt Gearing shall be maintained at 3.0:1; or lower

(ii)	Debt Service Coverage Ratio shall be maintained at 1.30; or higher and

(iii)	Security Margin shall be maintained as per the Base Case.
18.22.2	If the Borrower defaults or fails to comply with any of the covenants in Clause 18.22.1 (i), (ii) and (iii), the Borrower shall pay additional interest of two per cent (2%) per annum over and above the Interest Rate (after taking into account any Default Interest) for the period of non-adherence subject to a minimum period of one (1) year. The measurement of the deviation shall be at the end of each Fiscal Year and shall be made on the basis of the Audited Annual Financial Statements for such Fiscal Year. Provided, however, the Borrower may, deviate by up to twenty per cent (20%) vis-à-vis the stipulated levels as indicated above, in respect of any one of the conditions specified in Clause 18.22.1 (i) and (ii) above without attracting such additional interest.

18.22.3	In case the Borrower continuously defaults in the performance of the above financial covenants, or in case of a decline in performance levels, the Lender shall be entitled to stipulate any other conditions required by them after consultation with the Borrower.

18.23	Annual Budget; Operating Plan; Long Term Major Maintenance Plan
18.23.1	(i)	(A)	The Operating Budget shall have been agreed and delivered for each Operating Year, as soon as available, but in any event at least seventy five (75) days prior to the commencement of each Operating Year. The Borrower shall submit to the Facility Agent an annual Operating Budget for such upcoming Operating Year (including budgeted statements of income and sources and uses of cash and balance sheets, the “Annual Budget”) prepared by the Borrower and accompanied by a statement of the chief financial officer or other Authorized Officer of the Borrower to the effect that, the budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Clause 18.23. Each Annual Budget shall contain fair and accurate Rupee denominated estimates of project revenues, fuel costs, Operation and Maintenance Costs and projected working capital requirements for each calendar month covered by such Annual Budget based on the Borrower’s fair and accurate projections at such time which shall be based on all facts and circumstances then existing and known to the Borrower and which reflect the Borrower’s best estimate of the future results of the Borrower and which are consistent with the Annual Operating Plan and the Major Maintenance Budget applicable to such Operating Year. Each Annual Budget shall be prepared in good faith on the basis of written assumptions stated therein which the Borrower believes to be reasonable as to all factual and legal matters material to such estimates. Each Operating Budget and Annual Budget shall be subject to approval by the Facility Agent.

(B)	Unless otherwise consented to by the Facility Agent in consultation with the Lenders Engineer, the Annual Budget from year to year shall be based on the same format and be maintained on the same basis and shall provide sufficient detail to permit a meaningful comparison to previous years.

(C)	An Annual Budget shall become effective on the first day of the relevant Operating Year if approved prior to such date by the Lender or the Facility Agent. If the Facility Agent does not inform the Borrower of the Lender’s non-approval of a submitted Annual Budget within seventy five (75) days after submission thereof to the Facility Agent, such submitted Annual Budget shall be deemed to have been approved by the Lender.
(ii)	If all or any portion of an Annual Budget is disapproved prior to the first day of the relevant Operating Year, the Borrower shall adhere to all approved aspects of such Annual Budget. With respect to those aspects of any Annual Budget which are not approved (other than with respect to Major Maintenance expenditures), the Annual Budget for the preceding Operating Year (if applicable), shall be applicable thereto (and shall for all purposes hereof be regarded as part of the approved Annual Budget for such Operating Year) until such time as such aspects of the Annual Budget therefor have been approved by the Facility Agent. In the event that any Major Maintenance expenses proposed as part of an Annual Budget for any Operating Year are disapproved, the Major Maintenance expenses available during such Operating Year shall be an amount that is approved by the Lenders Engineer and the Facility Agent.
18.23.2	(i)	The Mobilisation Plan, in form and substance satisfactory to the Facility Agent, and with the prior approval of the Lenders Engineer, for the Mobilisation Period shall be delivered to the Facility Agent by the Borrower not later than one (1) year prior to the commencement of the Mobilisation Period, or such other time as may be agreed by the Facility Agent.
(ii)	For each Operating Year, the Borrower shall submit in writing to the Facility Agent for approval by the Facility Agent, in connection and concurrently with the submission of the Annual Budget for such Operating Year, the Annual Operating Plan therefor and a revised or updated Long

Term Major Maintenance Plan covering the five (5) year period commencing with such upcoming Operating Year. The Facility Agent will either approve or disapprove any Annual Operating Plan and Long Term Major Maintenance Plan so submitted within forty five (45) Business Days (or, with respect to amendments to any applicable Annual Budget, Annual Operating Plan or Long Term Major Maintenance Plan, within fifteen (15) Business Days) after such submission.

(iii)	The Annual Operating Plan shall consist of the Borrower’s fair and accurate projections for the operation and maintenance of the Project including fuel expenses for the given Operating Year, as well as the Major Maintenance contemplated to be performed during such Operating Year pursuant to the Long Term Major Maintenance Plan (hereinafter the “Annual Operating Plan”).

(iv)	The Long Term Major Maintenance Plan shall set forth the details of all Major Maintenance proposed to be performed by the Borrower with respect to the Project during the upcoming five (5) year period specifying the nature, timing, cost and scope of all such proposed maintenance and its envisioned effect on Project operations (hereinafter referred to as the “Long Term Major Maintenance Plan”).

(v)	The Long Term Major Maintenance Plan shall be consistent with the maintenance program agreed (or otherwise applicable) between the Offtaker and the Borrower pursuant to the PPA.
18.23.3	The Borrower shall ensure that the aggregate Major Maintenance costs for each Unit for each Operating Year shall not exceed the aggregate of the Major Maintenance Amounts for such Operating Year. Any additional payments towards Major Maintenance shall be paid only with the approval of the Lenders Engineer.

18.24	Bullet Repayment

The Borrower shall have, to the satisfaction of the Lender, made arrangements for repayment of the Foreign Currency Bullet Repayment Amount, at least three (3) months prior to the Repayment Date of the forty-eighth (48th) Repayment Instalment as per the Repayment Schedule.

18.25	Constitutional Documents

The Borrower shall, within a period of three (3) months from the date of this Agreement, suitably amend its Articles of Association, inter alia, to provide for the appointment of two (2) nominee directors by the Lender in the manner contemplated in this Agreement and such other changes as required by the Lender, to the satisfaction of the Facility Agent.

18.26	Credit Rating

The Borrower shall, at its cost, get itself rated by such reputed external credit rating agency as may be approved by the Facility Agent, within a period of three (3) months from the date of this Agreement, or such other time period as may be agreed by Facility Agent.

18.27	Right of First Refusal

The Borrower shall grant the Lender the first right of refusal with respect to provision of hedging in relation to the Facility, including interest rate or currency hedging or other derivative transactions, provided that the terms offered by the Lender should be better than or equal to similar terms available in the market for such hedging transactions.

18.28	RBI Approval

The Borrower shall obtain all approvals and permissions, as may be required, from the RBI under the provisions of Applicable Law relating to availing of external commercial borrowing.

The Borrower shall apply to the RBI to obtain a loan registration number for the Facility within 15 (fifteen) days of the date of this Agreement, in accordance with the ECB Guidelines.

18.29	Hedging

The Borrower shall make all necessary arrangements satisfactory to the Lender for hedging of the risks associated with the availing of this Facility.

18.30	Miscellaneous

18.30.1	The Borrower shall maintain its corporate existence and right to carry on its business and operations and ensure that it has the right and is duly qualified to conduct its business and operations as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business and operations in such jurisdictions. On the happening of any event that adversely affects the finances of the Borrower or any of its Affiliates, or any other Person in which it has been permitted to have large investments under the terms of this Agreement, including any action taken by creditors/statutory authorities/other bodies, the Borrower shall promptly inform the Lender of the same.

18.30.2	The Borrower shall inform the Facility Agent of the happening of any event which may have a Material Adverse Effect on the Project within two (2) days of the happening of such event and suggest remedial measures in relation to the same.

18.30.3	The Lender shall have the right to stipulate any additional conditions upon the occurrence of an event having a Material Adverse Effect, an Event of Default or a Potential Event of Default and the Borrower undertakes to abide by the same.

18.30.4	The Borrower shall, if required by the Lender based on the review by the Lenders Engineer, make necessary arrangements for disposal of fly ash to the satisfaction of the Lender at least six (6) months prior to Project COD.

18.30.5	The Lender shall have the right to stipulate any other condition as they may consider necessary after consultation with the Borrower, prior to the First Utilisation Date and the Borrower agrees to abide by the same.

CLAUSE 19 — NEGATIVE COVENANTS
19.	NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the Final Settlement Date, it shall, unless otherwise previously agreed to in writing by the Facility Agent, comply with the following:

19.1	Permitted Indebtedness

The Borrower shall not, without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, contract, create, incur, assume or suffer to exist any indebtedness, except for Permitted Indebtedness. In the event of the Facility Agent permitting the Borrower to obtain any subordinated loans, the lenders of such subordinated loan shall enter into necessary subordination arrangement with/in favour of the Facility Agent. The Borrower agrees that it shall not prepay such loans without the consent of the Facility Agent.

19.2	Restricted Payments

The Borrower shall not make any Restricted Payments before Project COD. After Project COD, the Borrower shall not, without obtaining prior consent of the Facility Agent, make any Restricted Payment unless it satisfied the following conditions:
(i)	The Borrower shall have paid all amounts that are then due to the Lenders in accordance with the Common Rupee Loan Agreement and this Agreement including but not limited to the first Repayment Instalment and all other Repayment Instalments;

(ii)	The reserves or balances required to be maintained in the Debt Service Reserve Account have been fully funded; and

(iii)	There is no default that has occurred and is continuing by the Borrower in meeting its Debt Service obligation nor is the Borrower in breach of any of its obligations under the Finance Documents nor is there any other Event of Default or Potential Event of Default in existence or continuance, and without prejudice to the foregoing, the Borrower may make Restricted Payment only in accordance with the provisions of the Trust and Retention Account Agreement and upon satisfaction of the Restricted Payment Conditions.

19.3	No Other Business or Activity

The Borrower shall not: (i) carry on any business or activity other than in connection with the completion or operation of the Project; or (ii) set up or have any subsidiaries other than a company engaged in setting power project in state of Punjab and unless consent of the Facility Agent has been obtained; or (iii) without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, issue any guarantee or undertake any obligations having substantially the same effect as a guarantee except as required under the Transaction Documents in the ordinary course of business; or (iv) revalue the assets and properties of the Borrower during the currency of the Facility except as required under Applicable Law; or (v) suspend or terminate or take any action which would entitle any Major Project Party to suspend or terminate any Major Project Document, without the prior written approval of the Facility Agent.

Provided that the Borrower shall not invest any funds in the company engaged in setting power project in state of Punjab in which it has invested as of the date of this Agreement and (whether in the form of subscription to shares, lending monies or otherwise) in excess of Rs 5,00,000 (Rupees Five Lakhs), unless: (i) such funds have been invested in the Borrower by the Sponsor through subscription to the Borrower’s Shares; and (ii) prior written consent of the Facility Agent has been obtained.

Provided further that the Borrower shall not undertake any obligations with respect to any business or activity being conducted by the aforementioned company engaged in setting power project in state of Punjab, without the prior written consent of the Facility Agent.

19.4	Expansion

The Borrower shall not undertake any new project or expansion thereof without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld.

19.5	Winding Up, Amalgamation and Restructuring and Sale of Assets

The Borrower shall not:
(a)	wind up, liquidate or dissolve its affairs;

(b)	without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, enter into any transaction of merger, consolidation, amalgamation or reorganization;

(c)	without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, effect any change in the capital structure including the shareholding pattern other than as contemplated under this Agreement; and

(d)	convey, sell, lease, let or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets except for any Permitted Disposal.

19.6	Assignment

The Borrower will not: (i) assign or permit the assignment of any rights or obligations of the Borrower to any Transaction Document; or (ii) consent to or permit the assignment of (except to the extent that such assignment constitutes a Permitted Security Interest) any rights or obligations of any party (other than the Borrower) under any Transaction Document.

19.7	Modifications of Constitutional Documents; Additional Agreements; Assignments and Modifications of Finance Documents

19.7.1	The Borrower will not: (i) amend or modify its Memorandum and Articles of Association which will affect the Borrower’s obligations or the Lender’s rights under the Finance Documents; or (ii) change its Fiscal Year; or (iii) change the accounting policies presently followed by the Borrower except as required under Applicable Law or GAAP; or (iv) without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, materially change the nature or scope of the Project.

19.7.2	The Borrower shall not initiate or consent to any amendments to the approved Construction Budget and Project Schedule or approved completion plan, as the case may be except:
(i)	Such amendment that reflects events of Force Majeure under the Project Documents (or approved Construction Budget, if applicable) and the Lenders Engineer certifies, that such amendment is not likely to result in an Material Adverse Effect; and

(ii)	Such amendments that are permitted by the Facility Agent.
Provided that in relation to sub-paragraph 9.7.2 (i) above, the Lenders Engineer certifies that funds available to the Borrower (from borrowings, liquidated damages proceeds or otherwise) are expected to be sufficient to fund the costs of achieving Final Completion.

19.8	Security Interest

Without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, the Borrower shall not, and shall not agree to, create, incur, assume or suffer to exist any Security Interest upon or with respect to any property, revenues or assets (real, personal or mixed, tangible or intangible) of the Borrower, whether now owned or hereafter acquired, other than: (a) a Permitted Security Interest; and (b) Security Interests arising under Applicable Law, to the extent that the same is not arising on account of any amounts due but not paid by the Borrower to any Person.

19.9	Advances, Investments and Loans

The Borrower shall not lend money or credit or make deposits with or advances (other than deposits or advances in relation to the payment for goods and equipment as required and permitted by the Transaction Documents) to any Person, or purchase or acquire any stock, shares, obligations or securities of, or any other interest in, or make any capital contribution to, or acquire all or substantially all of the assets of, any other Person other than a company engaged in setting power project in state of Punjab and Rampia Coal Mine and Energy Private Limited. The Borrower may, however, utilize amounts lying in the Distribution Account for the aforesaid purposes, unless any such use of these funds results in the Borrower incurring any additional obligation.

Provided that the Borrower shall not invest any funds in the company engaged in setting power project in state of Punjab referred to above and and/or Rampia Coal Mine and Energy Private Limited (whether in the form of subscription to shares, lending monies or otherwise) in excess of Rs 5,00,000 (Rupees Five Lakhs) and Rs. 52,17,432 (Rupees Fifty Two Lakhs Seventeen Thousand Four Hundred and Thirty Two), respectively, unless: (i) such funds have been invested in the Borrower by the Sponsor through subscription to the Borrower’s Shares; and (ii) prior written consent of the Facility Agent has been obtained.

19.10	Transaction Documents

19.10.1	The Borrower shall not make or agree to amend or make any material amendment of any Transaction Document without the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, or grant any waiver in respect of, modify any provision or grant any waiver of any of the Transaction Documents, terminate any of the Transaction Documents, or assign or otherwise dispose of any of its interests under the Transaction Documents or exercise any election or permit the assignment, transfer, termination, amendment, modification or grant in respect of any provision of any Transaction Document to which the Borrower is a party or assign or dispose of any of its interests under the Transaction Documents.

19.10.2	The Borrower shall not suspend or terminate; or take any action which would entitle the Major Project Parties to suspend or terminate the Major Project Documents, without the prior written approval of the Facility Agent.

19.11	Leases

The Borrower shall not enter into any agreement or arrangement to acquire or make available by lease the use of any property or equipment of any kind, other than:
(i)	for office premises taken in the ordinary course of business provided the lease rent does not exceed Rs. 5,00,00,000/- (Rupees Five Crores only) in any Fiscal Year; and

(ii)	land constituting the Project Site taken on lease, without the prior written approval of the Facility Agent.
19.12	Abandonment

The Borrower shall not Abandon or agree to Abandon the Project or place it or agree to place it on a Care and Maintenance basis.

19.13	Contingency Funds

The Borrower shall not, utilise the Contingency without prior approval of the Facility Agent.

19.14	Accounts

The Borrower shall not open any bank account denominated in any currency other than Rupees and other than in accordance with the terms of the Trust and Retention Account Agreement, except to the extent required for deposit of the Additional Loans. Provided that the Lender shall have a charge on such accounts.

19.15	Treasury Transactions

Other than Permitted Indebtedness, the Borrower shall not enter (or agree to enter) into any Treasury Transaction.

19.16	Subordinated Loans

The Borrower agrees that monies brought in by the promoters/ Directors/ associate companies as loans/ share application money pending allotment as part of promoters contribution brought in towards the funding of the Project shall be subordinated to the loans of the Lender, and shall not be repaid during the currency of the loans by the Lender, and may carry such interest as approved by the Lender.

CLAUSE 20 — EVENTS OF DEFAULT
20.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 20 is an Event of Default (other than Clause 20.25 (Consequences of Event of Default).

20.1	Payment
(i)	Failure by the Borrower in the payment, when due, of any principal, interest, or fee or any other amount owed by it under any Finance Document and such default if capable of remedy, continues unremedied for thirty (30) days; or

(ii)	Failure by the Sponsor in the payment when due of any amount owed by it under any Finance Document.
20.2	Non Performance
(i)	Failure by the Borrower to perform any of its obligations under any Finance Document (other than those specifically listed as Events of Default under this Clause 20.2) and such default if capable of remedy, continues unremedied for thirty (30) days; or

(ii)	Failure by the Sponsor to perform any of its obligations under any Finance Document (other than those specifically listed as Events of Default under this Clause 20.2) and such default if capable of remedy, continues unremedied for a period of twenty (20) days.
20.3	Cross Default
(i)	The Borrower is unable or has admitted in writing its inability to pay any of its indebtedness as they mature or when due.

(ii)	An event of default occurs under any agreement or document relating to any indebtedness of the Borrower or if any lender including financial institutions or banks with whom the Borrower has entered into agreements for financial assistance exceeding in the aggregate, Rs. 50,00,00,000 (Rupees Fifty crores), have on account of default or non-compliance by the Borrower of any of the terms contained therein, refused to disburse, extend, or have cancelled or recalled its/their assistance or any part thereof, and the Borrower has not arranged for alternate financial assistance from such banks and/or financial institutions as may be acceptable to the Facility Agent within a period of thirty (30) days of the notice of such cancellation or refusal to disburse.

(iii)	If the Borrower or any other party to any Project Document are in breach of, or do not comply with, any term or condition (whether, financial,

performance or otherwise) of any Project Document and such breach or non-compliance is, in the opinion of the Lender, likely to have a Material Adverse Effect.
20.4	Failure to Perform, Breach and Non Compliance
(i)	The Borrower or the Sponsor fails to perform or comply with any covenant, condition or agreement contained in this Agreement or the other Finance Documents which could have a Material Adverse Effect and such non-compliance, if capable of remedy, continues unremedied for ninety (90) days.

(ii)	Other than a Permitted Disposal, the Borrower sells, assigns, disposes, charges or otherwise encumbers or places a Security Interest on any of its assets without the prior written approval of the Facility Agent; or

(iii)	One or more events, conditions or circumstances (including, without limitation, Force Majeure), excluding events which are specifically provided for in this Clause 20.4, shall exist or shall have occurred which have had and continue to have, or, in the judgment of the Secured Parties, could reasonably be expected to have a Material Adverse Effect.
20.5	Security

Any Security required to be created is not so created within the time period specified in this Agreement or the Security Documents once executed and delivered shall fail to provide the Security Interests, rights, title, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Security Interest shall fail to have the priority contemplated in such Security Document or any such Security Document shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Utilisations or the Security Interest purported to be created thereby is jeopardised or endangered in any manner whatsoever or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of the Borrower or any other party thereto and such default if capable of remedy, continues unremedied for more than ninety (90) days.

20.6	Insurance
(i)	The Borrower fails to maintain any of the insurance described in the Insurance Contracts and such default, if capable of remedy, continues unremedied for ten (10) days.

(ii)	The Borrower’s assets have not been kept insured by the Borrower or depreciate in value to such an extent that such depreciation in value could have a Material Adverse Effect.

(iii)	Any insurance contracted or taken by the Borrower is not, or ceases to be, in full force and effect at any time when it is required to be in effect or any insurance is avoided, or any insurer or re-insurer avoids or suspends or becomes entitled to avoid or suspend, any insurance or any claim under it or otherwise reduce its liability under any insurance or any insurer of any insurance is not bound, or ceases to be bound, to meet its obligations in full or in part under any insurance.
20.7	Court Order, Government Actions
(i)	Any Governmental Agency shall have condemned, nationalised, seized, or otherwise expropriated all or any part of the property or other assets of the Borrower or of the Equity Interests of the Sponsor in the Borrower, or shall have assumed custody or control of the Equity Interests of the Sponsor in the Borrower and its property or other assets or of the business or operations of the Borrower or shall have taken any action for the dissolution of the Borrower or any action that would prevent the Borrower or its officers from carrying on its business or operations or a substantial part thereof or with a view to regulate, administer, or limit, or assert any form of administrative control over the rates applied, prices charged or rates of return achievable, by the Borrower in connection with its business; or

(ii)	An attachment or restraint has been levied on the assets of the Borrower or the counterparty(ies) to any Project Document or the Sponsor resulting in, or which in the judgment of the Secured Parties results in, a Material Adverse Effect; or

(iii)	Failure by the Borrower to pay one or more amounts due under any judgments or decrees which shall have been entered against the Borrower; or

(iv)	Any Legal Proceeding under or relating to any Applicable Law shall have been instituted against the Borrower which has or can be reasonably expected to have, or which in the judgment of the Secured Parties has, a Material Adverse Effect on the Project; or

(v)	Execution or distress being levied or enforced against the whole or any part of the Borrower’s property and any order relating thereto is not discharged or stayed within a period of ninety (90) days from the date of enforcement or levy.
20.8	Representations and Covenants

Any representation or warranty confirmed or made or deemed to be made, by the Borrower or the counterparty (ies) to any Project Document or the Sponsor in any Transaction Document is incorrect and/or misleading when made or deemed made and which could reasonably be expected to have a Material Adverse Effect.

20.9	Winding Up, Bankruptcy and Dissolution
(i)	If the Borrower or the Major Project Parties or the Sponsor commences a voluntary proceeding under any applicable bankruptcy, insolvency, winding up or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary proceeding under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee (or similar official) for any or a substantial part of its property.

(ii)	If a receiver has been appointed in respect of the whole or any material or substantial part of the property of the Borrower or the Project and such appointment is not stayed, quashed or dismissed within a period of ninety (90) days from the date of such appointment.

(iii)	The Borrower or any Major Project Party or the Sponsor has taken or suffered to be taken any action towards its reorganisation (to the extent that this would constitute a Material Adverse Effect), or its liquidation or dissolution.

(iv)	Any of the Borrower or Major Project Party (ies) or the Sponsor has been declared as a sick industry or is, in the reasonable apprehension of the Facility Agent or the Secured Parties, likely to be declared as a sick industry under the Sick Industrial Companies (Special Provisions) Act, 1985.
20.10	Environmental Compliance
(i)	Any administrative, regulatory or judicial action, suit or proceeding under or relating to any Environmental Law or asserting any environmental claim is instituted against the Borrower and has not been discharged within thirty (30) days or such shorter period as the Lender may determine necessary so as to avoid a Material Adverse Effect.

(ii)	The operation and maintenance of the Project by the Borrower or any operator in any manner that poses a hazard to the Environment, health or safety or would result in a breach its obligations under any Transaction Documents.
20.11	Change in Control

If any Person acting singularly or with any other Person (either directly or indirectly) acquires control of the Borrower or of any other Person who controls the Borrower, without the approval of the Facility Agent/ Lender.

20.12	Illegality
(i)	It is or becomes unlawful for the Borrower or any Person (including the Lender) to perform any of their respective obligations under any Transaction Document; or

(ii)	Any Transaction Document or any provision thereof are required by any law to be: (a) amended or waived (to the extent this adversely affects the rights or remedies of the Lender under the Transaction Documents); or (b) repudiated; or

(iii)	Any obligation under the Transaction Documents is not or ceases to be a valid and binding obligation of any Person party to it or becomes void, illegal, unenforceable or is repudiated by such Person (other than the Secured Parties).
20.13	Material Adverse Effect

One or more events, conditions or circumstances (including any Change in Law) shall occur or exist and which could have a Material Adverse Effect and such event or circumstance continues to have an effect for a period in excess of ninety (90) days.

20.14	Borrower ceases to carry on business

If the Borrower ceases or threatens to cease to carry on its business for a period exceeding ninety (90) days.

20.15	Financial Position

The financial position of the Borrower is unsatisfactory.

20.16	Extraordinary Situation

Any extra-ordinary situation makes it improbable that the Borrower would be able to perform its obligations under the Finance Documents.

20.17	Specific Obligations

Non-fulfilment by the Borrower of its obligations specified in Clauses 18.6.2 (A), (C), (D) and (E) and 18.16 (A) and (B) of this Agreement unless the Lender determine at the relevant time, upon review of the status of the Project, that such non-fulfilment by the Borrower shall not constitute an Event of Default.

20.18	Insolvency
(a)	The Borrower by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).
20.19	Judgments, creditors’ process

The Borrower fails to comply with or pay any sum due from it under any final and non-appealable judgment or any final and non-appealable order made or given by a court of competent jurisdiction and such judgment or order is not discharged within fifteen (15) Business Days.

20.20	Moratorium

Any relevant Governmental Agency declares a general moratorium or “standstill” (or makes or passes any order or regulation having a similar effect) in respect of the payment or repayment of any Financial Indebtedness (whether in the nature of principal, interest or otherwise) (or any indebtedness which includes Financial Indebtedness) owed by Indian companies or other persons (and whether or not such declaration, order or regulation is of general application, applies to a class of persons which includes the Borrower).

20.21	Material Litigation

Any litigation, arbitration, investigative or administrative proceeding or enquiry is current, pending or threatened:
(a)	to restrain the Borrower’s entry into, the exercise of the Borrower’s rights under, or compliance by the Borrower with any of its obligations under, the Finance Documents; or

(b)	which the Lender otherwise determines has (or might, if adversely determined, and is so adversely determined, could have) a Material Adverse Effect.
20.22	Revocation of Clearances

Any Clearance, approval, consent, license, exception, filing, registration, notarization or other requirement necessary to: (i) enable the Borrower to comply with any of its obligations under the Finance Documents; or (ii) carry on its business as is substantially being carried on the date of execution of this Agreement is modified, revoked or withheld or does not remain in full force and effect and such modification or revocation is not cured within thirty (30) days.

20.23	Consequences of Event of Default

20.23.1	If an Event of Default has occurred, the Secured Parties may, without prejudice to any rights that they may have and by notice to the Borrower, take one or more of the following actions including but not limited to:
(i)	to enter upon and take possession of the assets of the Borrower;

(ii)	to transfer the assets of the Borrower comprised within the Security created in favour of the Secured Parties or such other Person by way of lease, leave and licence, sale or otherwise;

(iii)	place the Facility on demand or declare all amounts payable by the Borrower in respect of the Facility to be due and payable immediately;

(iv)	require the Borrower to immediately put the Lender in funds in an amount equivalent to 100% (One Hundred per cent) of the outstanding face value of all Letters of Comfort issued hereunder;

(v)	sue for creditors’ process and/or exercise rights with respect to the Security in accordance with the Finance Documents;

(vi)	suspend further drawings;

(vii)	declare the Commitment to be cancelled;

(viii)	call on undrawn and unsubscribed position of the Required Equity under the Sponsor Support Agreement;

(ix)	utilise any amounts in the sub -accounts under the Account (as defined in the Trust and Retention Account Agreement) or any Additional Accounts to service and repay the Facility;

(x)	appoint two whole-time nominee Directors on behalf of all the Lender on the terms and conditions contained in Schedule 12;

(xi)	review, restructure and/or substitute the Management or organisation of the Borrower in a manner acceptable to the Facility Agent and as may be considered necessary by the Facility Agent, including the formation of management committees with such powers and functions as may be considered suitable by the Facility Agent. The Borrower shall comply with all such requirements of the Facility Agent; and

(xii)	Exercise such other rights as may be available to the Secured Parties under the Transaction Documents and all Applicable Laws.
Notwithstanding any suspension or cancellation pursuant to Clauses 20.25 (v) or (vi) above, all the provisions of the Finance Documents for the benefit or protection of the Lender and their interests shall continue to be in full force and effect as specifically provided in the Finance Documents.

CLAUSE 21 — CHANGES TO THE LENDER
21.	CHANGES TO THE LENDER

21.1	Assignments and transfer by the Lender

Subject to this Clause 21, the Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
with the prior consent of the Borrower during the Availability Period, and thereafter upon intimation to the Borrower, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

provided that the Borrower shall be informed of such assignment, transfer or novation by the Existing Lender within one (1) Business Day of the Transfer Date, in the event that such assignment, transfer or novation by the Existing Lender is to be done in favor of an entity which is a competitor of the Borrower.

21.2	Conditions of assignment or transfer
(a)	An assignment will, subject to Clause 21.1(b) (Assignments and transfers by the Lender), only be effective on:
•	receipt by the Existing Lender of written confirmation from the New Lender (in form and substance satisfactory to the Lender) that the New Lender will assume the same obligations to the Borrower as it would have been under if it was an Existing Lender; and

•	performance by the Existing Lender of all necessary “know your customer” or other similar checks under all Applicable Law and regulations in relation to such assignment to a New Lender, the completion of which the Existing Lender shall promptly notify the New Lender.
(b)	A transfer will only be effective if the procedure set out in Clause 21.4 (Procedure for transfer) is complied with.
21.3	Limitation of responsibility of Existing Lender
(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges the Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21 (Changes to the Lender); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
21.4	Procedure for transfer
(a)	Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 21.4 (b) below when the Lender executes an otherwise duly completed Transfer Certificate delivered to it by the New Lender. The Lender shall, subject to Clause 21.4 (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Lender shall only be obliged to execute a Transfer Certificate delivered to the New Lender once it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the New Lender shall acquire the same rights and assume the same obligations it would have acquired and assumed had the New Lender been the Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender shall be released from further obligations to the Borrower under the Finance Documents.

(iv)	the Borrower and Facility Agent agree to accept the assignment of a New Lender upon being notified by the Lender of such assignment and the New Lender shall become a Party as a “Lender”.
21.5	Indemnity

The Lender, and its officers, directors, employees, agents and Affiliates shall be entitled to rights of indemnity under, inter alia, Clause 13 (Other indemnities).

CLAUSE 22 — CHANGES TO THE BORROWER
22.	CHANGES TO THE BORROWER

The Borrower shall not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

CLAUSE 23 — CONDUCT OF BUSINESS BY LENDER
23.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:
(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

CLAUSE 24 — ADMINISTRATION
24.	Payment mechanics

24.1	No set-off by the Borrower

All payments by the Borrower, or by any other person on behalf of the Borrower, under the Finance Documents shall be made to the Lender, at par without deduction of any charge or costs thereof (including set-off or counterclaim), to the accounts or bank as the Lender may notify to the Borrower at least two (2) Business Days in advance for this purpose.

24.2	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the previous Business Day in the same calendar month.

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
24.3	Currency of account
(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

CLAUSE 25 — SET OFF
25.	SET-OFF

Without prior notice to the Borrower, the Lender may but is not obliged to, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation owed by the Lender to the Borrower (whether or not matured), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Lender shall as soon as reasonably practicable and in any event not later than three (3) Business Days after the exercise of such right notify the Borrower of such exercise.

CLAUSE 26 — NOTICES
26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, or letter.

26.2	Addresses

The address, fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication to be made or document to be delivered under or in connection with the Finance Documents is in the case of the Borrower, that identified with its name below or any substitute address, fax number, email address or department or officer as the Party may notify to the Lender by not less than five (5) Business Days’ notice.

26.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if sent by fax before 5 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax at any other time, at 9 a.m. (local time in the place to which it is sent) on the next working day in that place, provided, in each case, that the person sending the fax shall have received a transmission receipt if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of email, if it complies with the rules under Clause 26.6 (Electronic Communication)
and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer. For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified by the Lender (or any substitute department or officer as the Lender shall specify for this purpose).
26.4	Reliance
(a)	Any notice sent under this Clause 26 (Notices) can be relied on by the recipient if the recipient reasonably believes the notice to be genuine and if it bears what appears to be the signature (original or facsimile) of an authorised signatory of the sender (in each case without the need for further enquiry or confirmation).

(b)	Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.
26.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
26.6	Electronic Communication
(a)	Any communication to be made between the Borrower and the Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Borrower and the Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their electronic mail address or any other such information supplied by them.
(b)	Any electronic communication made will be effective only when actually received by the other Party.

(c)	The Borrower or the Lender shall notify the affected Party promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than two (2) Business Days). Until the Borrower or the Lender has notified the affected Party that the failure has been remedied, all notices between those parties shall be sent by fax or letter in accordance with this Clause 26 (Notices).

(d)	Each Party acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed. To the extent that any information relating to the Finance Documents is transmitted electronically, the Borrower agrees to release the Lender from any loss or liability incurred in connection with the electronic transmission of such information, including the unauthorised interception, alteration or fraudulent generation and transmission of electronic transmission by third parties provided that the transmitting Party has taken all reasonable prudent precautions to protect the integrity of its electronic communication system.

CLAUSE 27 — CALCULATIONS AND CERTIFICATES
27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

27.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

CLAUSE 28 — CONFIDENTIALITY
28.	CONFIDENTIALITY

Each Party shall keep all information (“Information”) (including the terms and conditions of the Finance Documents) made available (whether before or after the date of this Agreement) by the other Party concerning this Agreement, confidential and shall not communicate any Information, or allow any Information to be communicated to any third party unless such communication or information is:
(a)	In connection with any proceedings arising out of or in connection with this Agreement to the extent that the Lender may consider it necessary to protect its interest; or

(b)	Required to do so by an order of a court of competent jurisdiction whether or not in pursuance of any procedure for discovering documents; or

(c)	Pursuant to any Applicable Law in accordance with which such person is required to act, including without limitation, the right of the Lender and/or the RBI, in the event that the Borrower commits a default in payment or repayment of the principal amount, interest or any other monies under the Facility, or utilises the Facility for purposes other than those specified in the Finance Documents without the prior written consent of the Lender, to disclose or publish the details of the default and the name of the Borrower and its Directors as defaulters in such manner and through such medium as the Lender, and/or RBI or such other agency appointed by them in their absolute discretion may think fit; or

(d)	To its auditors for the purposes of enabling the auditors to complete an audit of such Party or to its legal advisers when seeking bona fide legal advice in connection with the Transaction Documents; or

(e)	In circumstances where the relevant Information has been published or announced by the other Party in conditions free from confidentiality or has otherwise entered the public domain without default on the part of the relevant party; or

(f)	The Information was obtained by the other party from an independent or third party source.

CLAUSE 29 — PARTIAL INVALIDITY
29.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

CLAUSE 30 — REMEDIES AND WAIVERS
30.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

CLAUSE 31 — AMENDMENTS AND WAIVERS
31.	AMENDMENTS AND WAIVERS

This Agreement may only be amended by the consent of all Parties in writing.

CLAUSE 32 — COUNTERPARTS
32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

CLAUSE 33 — GOVERNING LAW
33.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or connected with this Agreement are governed by the laws of England and Wales.

CLAUSE 34 — ENFORCEMENT
34.	ENFORCEMENT

34.1	Jurisdiction
(a)	The courts of London have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of London are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 34.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.
34.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law: the Borrower:
(a)	appoints SBI Capital Markets (UK) Limited, having its address at 29-30, Cornhill, London, EC3V3NF (Attention: Mr. T. Chandran, Chief Executive, Tel: 020- 79293529), England, or any other person as may be acceptable to the Lender as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.
34.3	Consent to enforcement etc.

The Borrower irrevocably and generally consents in respect of any proceedings anywhere in connection with any Finance Document to the giving of any relief or the issue of any process in connection with those proceedings including, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

34.4	Waiver of Immunity

The Borrower irrevocably agrees that, should any Party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise in connection with any Finance Document), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or with respect to its assets, any such immunity being irrevocably waived. The Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

CLAUSE 35 — CONDITIONS OF OTHER FINANCE PARTIES
35.	CONDITIONS OF OTHER FINANCE PARTIES

35.1	The Borrower hereby agrees and confirms that in case any other person providing any financial assistance to the Borrower with terms and conditions more favourable to the ones laid down in this Agreement or imposes any conditions not included herein, or in case any of the terms offered by the Borrower to such person is more favourable to such person than the terms stipulated by, or offered to, the Lenders, the such favourable terms shall mutatis mutandis apply to the Facility as if the Borrower had specifically agreed to such terms and conditions, which terms and conditions shall be regarded as being expressly incorporated herein.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
CONDITIONS PRECEDENT
Part A: Conditions Precedent to Effectiveness
(a)	Corporate Clearances, Clearances and Evidences
(i)	The Borrower shall have agreed to amend its Memorandum and Articles of Association, for inter alia enhancing the authorized capital and borrowing power of the Borrower as required under the Financing Plan, and appointment of nominee directors as required under this Agreement, and making such other changes as may be required by the Lender.

(ii)	The Lender shall have received all corporate documents, incumbency certificates and resolutions in each case certified by the appropriate officers of such Person which shall include, but not be limited to:
(A)	up-to-date certified true copies of the constitutional documents and certificate of incorporation and commencement of business of the Borrower and the Sponsor including any amendments required as per the provisions of the Finance Documents;

(B)	certified true copy of resolutions of the Board of Directors of each of the Borrower and Sponsor, as the case may be:
(i)	approving the terms and execution of, and the transactions contemplated by the Finance Documents to which it is a party;

(ii)	authorizing, the affixation of the common seal on the Finance Documents, and/or a director or directors or other authorized executives to execute the Finance Documents to which it is a party;

(iii)	authorizing a Person or Persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	specimen signatures of each such Person authorized by the resolutions referred to in sub-Clauses (B)(ii) and (B)(iii) above.
(C)	recent certified Audited Annual Financial Statements;

(D)	certified copy of the resolution of the shareholders of the Borrower under Section 293(1)(a) and Section 293 (1)(d) of the Companies Act authorising such borrowing and creation of Security and approving the Borrower’s participation and undertaking of obligations in the Project;

(E)	a certificate of the Auditors of the Borrower confirming that the borrowing or the availing of the Facility under the Agreement would not cause any borrowing limit binding on the Borrower to be exceeded;

(F)	a certificate from the company secretary/Director of the Borrower certifying that the Borrower and its Directors have the necessary powers under the constitutional documents of the Borrower to borrow or avail the Facility and enter into the Finance Documents and that the borrowing or availing of the Facility would not cause any borrowing limit binding on the Borrower to be exceeded;

(G)	certified copy of the resolution of the shareholders of the Sponsor under Section 372A of the Companies Act authorising the Sponsors’ participation and undertaking of obligations in the Project or a certificate from a director of the Sponsor certifying the non-applicability of the same;

(H)	certificate of the Borrower (signed by a director) confirming that borrowing the Commitment does not violate the ECB Guidelines, and the approval of the RBI obtained in this respect.

(I)	all other corporate authorizations/resolutions as may be required under the Applicable Law and for the purposes of the Project Documents; and

(J)	all Clearances, including without limitation, the RBI Approval, and all necessary third party consents, waivers and other approvals, required for the Project and for the execution, delivery, and enforcement of the Transaction Documents except for the following:
(a)	Clearances required for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of Orissa, or any other Person, which shall be required to be obtained on or before June 30, 2009;

(b)	Clearances required in connection with the height of the chimney(s) as may be required for the Project, from the Airports Authority of India, which shall be required to be obtained on or before June 30, 2009; and

(c)	environmental Clearances from the Government of Orissa/other statutory bodies with respect to any Unit, which shall be required to be obtained on or before a date which is six (6) months prior to the Date of Commercial Operation of such Unit, provided that with respect to the first Unit, such environmental Clearances (other than those specified in sub-Clauses (i) and (ii) above) shall be obtained on or before a date which is three (3) months prior to the Date of Commercial Operations of the first Unit.
(K)	evidence that the process agent referred to in Clause 34.2 (Service of process) has accepted its appointment.

(L)	certificate from the Borrower, certifying that the fees, costs and expenses due prior to the date of First Utilisation, from the Borrower pursuant to Clause 8.8 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the date of First Utilisation.

(M)	certificate from the Borrower, certifying that all Taxes (including stamp duty) payable (if any) in connection with the execution, performance and/or enforcement of the Finance Documents have been paid.

(N)	Evidence that the Lender has completed all “know your customer” checks required by law or regulation to be undertaken by it in relation to the Borrower.

(O)	Evidence of: (i) receipt of the loan registration number approved by the Department of Statistical Analysis and Computer Services of the Reserve Bank of India in relation to this Agreement, and (ii) notification by the Borrower to the Registrar of Companies of receipt of: (a) the loan registration number, and (b) any other Clearance or authorisation required under Applicable Law to be obtained, from the appropriate authority, for the purpose of creating the Initial Security, in a manner satisfactory to the Lender.

(P)	The Borrower shall tie up entire debt amounting to Rupees Six Thousand One Hundred and Fifty Crores (Rs. 6150,00,00,000) for the Project.
(b)	Appointments
(i)	Lenders Engineer and Lenders Insurance Consultant

The Borrower shall have appointed or agreed to appoint the Lenders Engineer and Lenders Insurance Consultant (hereinafter referred to as “Lenders Consultants”) in consultation with the Facility Agent to undertake the roles described in the Lenders Engineer Appointment Letter (including but not limited to review of Project Costs, including reasonability of contract prices, and

Project Documents, review of technical configuration of the Plant, conducting pre- construction due diligence monitoring the construction and performance tests and monitor the operations of the Project and submitting reports to the Facility Agent every financial quarter, or such other intervals as the Lender may require) and the Insurance Consultancy Appointment Letter (including to review and finalise the Insurance Contracts), respectively and shall have undertaken to pay or arrange or shall have paid or arranged the payment of all fees, expenses and other charges payable to the Lenders Consultants. The Borrower shall have agreed and undertaken to provide all information and other assistance required by the Lenders Consultant for the discharge of their services and to carry out all such changes/alterations as may be recommended by them.

(ii)	Lenders Counsel

The Borrower shall have appointed the Lenders Counsel to inter alia assist the Lender in reviewing and finalizing the Transaction Documents and shall have undertaken to pay or arrange the payment of all fees, expenses and other charges payable to the Lenders Counsel. The Borrower shall have agreed and undertaken to provide all information and other assistance required by the Lenders Counsel for the discharge of its services and to carry out all such changes/alterations as may be recommended by it.

(iii)	Auditors

The Borrower shall have appointed the Auditors to the satisfaction of the Lender. The Auditors shall have certified all expenses incurred by the Borrower prior to the First Utilisation Date.

(iv)	Other Consultants

Any other consultant/advisor as may be required by the Lender/Facility Agent shall have been appointed, and the Borrower shall have agreed to bear all expenses, fees and costs in relation to such appointment.
(c)	The Borrower shall have caused the Sponsor to execute the Sponsor Support Agreement in form and substance satisfactory to the Facility Agent, wherein the Sponsor shall have undertaken to, inter alia, do the following:
(i)	contribute such additional funds as may be required to meet the shortfall, if any, in the Required Equity of the Borrower;

(ii)	in the event of any Cost Overrun, contribute the amounts by which the Project Costs exceed the Estimated Project Costs without recourse to the Project assets;

(iii)	meet the export obligations (from its operations) as required under the available export promotion capital good scheme (“EPCG Scheme”) based upon the duty benefit made available to the Borrower by way of concessional duty payable for import of plant and machinery and equipments or any benefit of deemed exports on domestic acquisition, if any under EPCG Scheme for the Project and agree that any increase in Project Costs due to non-availability of such import duty/deemed export benefits under the EPCG Scheme, shall be met by the Sponsor from its own resources to the satisfaction of the Lender;

(iv)	ensure that the Borrower shall raise the necessary funds for refinancing of the Foreign Currency Bullet Repayment Amount;

(v)	provide the Borrower with all funds required by the Borrower for the development of the Coal Blocks under the Mining JV Agreement;

(vi)	in the event of failure by the Borrower to:
(a)	enter into transmission arrangements satisfactory to the Lender for evacuation of power generated from the Project at least six (6) months prior to the Date of Commercial Operation for each Unit;

(b)	make suitable arrangements for adequate supply and transportation of coal by entering into the Fuel Supply Agreements and Coal Transportation Agreements at least six (6) months prior to the Date of Commercial Operation of each Unit other than the first Unit, for which the Fuel Supply Agreements and the Coal Transportation Agreement need to be in place prior to the First Utilisation Date;

(c)	enter into such PPAs so as to achieve a minimum DSCR of 1.1, in the manner contemplated in the Finance Documents, at least six (6) months prior to Project COD;

(d)	make necessary arrangements and obtain necessary Clearances for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of Orissa, on or before June 30, 2009; and

(e)	obtain Clearances required in connection with the height of the chimney(s) as may be required for the Project, from the Airports Authority of India, on or before June 30, 2009,

the Sponsor shall make available funds to the Borrower, in a manner satisfactory to the Lender, to enable the Borrower to so discharge its Obligations; and
(d)	The Borrower shall have finalized to the satisfaction of the Facility Agent the Insurance Contracts as provided in Clause 18.19 (Insurance) and shall have provided to the Facility Agent a certificate or other acceptable evidence and such certificate or other evidence shall accurately describe the insurance already obtained by the Borrower and shall also certify that all such insurance is in full force and effect and conforms in all respects to the insurance required to be obtained on or before the date of this Agreement.

(e)	Accounts
(i)	The Borrower shall have provided sufficient evidence of having established, in the manner satisfactory to the Facility Agent, each of the Accounts, including the Debt Service Reserve Account, in the manner contemplated in the Trust and Retention Account Agreement and this Agreement.

(ii)	The Borrower shall deposit all the cash inflows of the Project in the Account as specified in the Trust and Retention Account Agreement and ensure that the reserves required to be maintained in accordance with the Trust and Retention Account Agreement are maintained.

(iii)	The Borrower shall utilise the Project Proceeds in a manner and priority as agreed to in the Trust and Retention Account Agreement.
Part B: Conditions Precedent to First Utilisation
(a)	Transaction Documents
(i)	Other than the Transaction Documents expressly permitted to be executed at a different time under Clause 18.6.2, each of the Transaction Documents shall have been executed by the respective parties thereto and shall have become (or, as the case may be, shall remain) effective and enforceable in accordance with their respective terms and copies thereof shall have been delivered to the Facility Agent together with a certificate of the Borrower to the effect that each of such Transaction Documents as are required to be executed on the first Utilisation Date are true, correct and complete in all respects, and in full force and effect including without limitation the Fuel Supply Agreements and Coal Transportation Agreements for meeting the coal requirements of the first Unit.

(ii)	The Borrower shall have provided a certificate signed by an Authorized Officer of the Borrower and expressed to be effective as of the date of the First Utilisation, stating that the Borrower is in compliance with all provisions of the Transaction Documents.

(iii)	The Lenders Engineer shall have reviewed each of the Project Documents and shall have submitted its report and certified that the Project Documents are adequate for implementation of the Project.

(b)	Opinion of Counsels
(i)	The Borrower shall have provided confirmation from its legal counsels: (i) that the Borrower has entered into valid, binding and enforceable Project Documents required by it to be executed prior to First Utilisation; (ii) that the Borrower has entered into binding agreements for financing as required under the Financing Plan to meet the Estimated Project Costs and that the conditions for Utilisation of amounts under such Finance Documents have been satisfied or waived; (iii) that the Borrower accepts to provide, effectuate and perfect the Security Interest in the form and manner as may be required by the Lender from time to time; (iv) all Clearances required prior to First Utilisation have been obtained and are in full force and effect; and (v) all Taxes (including the stamp duty and registration fees) other than those Contested in Good Faith have been duly and validly paid.

The Facility Agent shall have received legal opinions pertaining inter alia to the validity and enforceability of the Transaction Documents, each dated the date of the Utilisation Request in relation to the First Utilisation from the following persons:
(A)	Lenders Counsel;

(B)	Legal advisors to the Borrower and Sponsor; and

(C)	Where any of the counterparties to the Project Documents are not Persons organised under the laws of, or residents of, India, the international counsel of such counterparties to the Project Documents.
(c)	Clearances
(i)	Other than the Clearances which are expressly permitted under Clause 18.16 to be obtained at a different time, the Borrower shall have obtained all Clearances as may be required for the Project, and such Clearances shall be in full force and effect and the Borrower shall have fulfilled the conditions stipulated in such Clearances and the Facility Agent shall have received certified copies of each Clearance, together with a certificate from the

Borrower certifying that all such Clearances have been obtained and are in full force and effect.

(ii)	The Borrower shall have obtained all necessary third party consents, waivers and other approvals required for the Project and for the execution, delivery, and enforcement of the Transaction Documents. The permission of the assessing officer under Section 281(1)(ii) of the Income Tax Act, 1961 shall have been obtained by the Borrower prior to creation of any Security.

(iii)	The Lenders Engineer shall have certified the adequacy and validity of the Clearances.
(d)	Project
(i)	The Facility Agent shall have received a report from the Lenders Engineer inter alia certifying the Estimated Project Costs in the form and manner as provided in Schedule 8, a preliminary legal due diligence report from the Lenders Counsel and the Borrower shall have resolved all issues raised in all of the abovementioned reports and incorporated necessary changes to the satisfaction of the Facility Agent in the Project Documents, the Estimated Project Cost and the Financing Plan.

(ii)	The Facility Agent shall have received satisfactory evidence from the Lenders Engineer that the Project Site is suitable for the Project and suitable security and other arrangements have been made with respect thereto as also a report in relation to Project Cost, the Project Documents (other than Insurance Contracts), provision of liquidated damages by the Major Project Parties, performance guarantees and such other matters as may be specified by the Facility Agent.

(iii)	The Facility Agent shall have received a schedule for award of contracts matching with the implementation schedule for the Project, which shall have been reviewed by the Lenders Engineer.
(e)	Project Documents

The Borrower shall have identified all key contractors (including any Major Project Parties) required for the implementation of the Project and finalized all key Project Documents, which shall have been reviewed by the Lenders Engineer.

(f)	Applicable Law

The Borrower shall have received a certificate from an Authorized Officer of the Borrower certifying that the Project and the Borrower are in compliance in all respects with all Applicable Law as in effect on the Utilisation Date.

(g)	Representations and Warranties

The Borrower shall have provided a certificate issued by an Authorized Officer of the Borrower stating that all representations and warranties of the Borrower, Sponsor, and to the best of knowledge of the Borrower after due enquiry of the Major Project Parties under the Transaction Documents are true and correct in all respects with the same force and effect as though such representations and warranties have been made on and as of the date of such certificate.

(h)	Events of Default and Legal Proceedings
(i)	There shall be no Event of Default or Potential Event of Default under the Transaction Documents which has not been cured or waived in accordance with the terms of the Transaction Documents and all Transaction Documents shall be in full force and effect.

(ii)	There shall not have occurred any event that would restrict directly or indirectly the Borrower’s borrowing power or authority or its ability to borrow under the Finance Documents due to any provision in its Memorandum and Articles of Association or any provision contained in any document by which the Borrower is bound, or any Applicable Law.
(i)	Sponsor Support

The Facility Agent shall have received the following:
(a)	satisfactory evidence that 30% (thirty per cent) of the Required Equity (“Upfront Equity”) has been subscribed and paid up in full and has been either (a) deposited in the Account; or (b) certified by the Auditor as having been utilised for payment of Project Costs. Provided that the Upfront Equity shall not include any equity contributed by the Sponsor for the purpose of investment in any subsidiary of the Borrower in accordance with Clause 19.3;

(b)	an undertaking from the Sponsor, in the form and manner acceptable to the Lender, and any other evidence required by the Facility Agent in relation to the same, to subscribe to the balance 70% (seventy per cent) of the Required Equity in the manner specified in the Sponsor Support Agreement; and

(c)	An undertaking from the Sponsor that the management and control of the Borrower shall not change during the currency of the Loan without the consent of the Lender.

(j)	Personnel

The Borrower shall have appointed such technical, financial and executive personnel (including auditors and/or management personnel) of proper qualification and experience, satisfactory to the Facility Agent, and shall have ensured that the organizational set-up is adequate, so as to ensure smooth implementation of the Project by the Borrower.

(k)	Security

The Borrower shall have created and perfected the Initial Security in favour of the Security Trustee prior to the First Utilisation Date, in accordance with the terms of this Agreement, to the satisfaction of the Security Trustee and the same shall be in full force and effect.

(l)	Construction Budget
(i)	The Lender shall have received a copy of the Construction Budget in a form satisfactory to the Lenders Engineer. The Construction Budget should:
(A)	reflect the amount of all Estimated Project Costs; and

(B)	conform to the Base Case.
(ii)	The Facility Agent shall have received a true, correct and completed copy of the Project Schedule certified by an Authorised Officer of the Borrower.
(m)	Insurance
(i)	The Borrower shall have obtained the Insurance Contracts (including reinsurance) in accordance with the recommendations of the Lenders Insurance Consultant, suitably endorsed in favour of the Lender and naming the Lender /Security Trustee as loss payees as recommended by the Lenders Insurance Consultant and shall have provided to the Facility Agent a certificate or other acceptable evidence and such certificate or other evidence shall accurately describe the insurance obtained by the Borrower and shall also certify that all such insurance is in full force and effect and conforms in all respects to the insurance required to be obtained on or before the First Utilisation Date.

(ii)	The Facility Agent shall have received a letter from the Borrower’s insurer confirming that all premia due and payable with respect to the insurance as of the First Utilisation Date have been paid and no insurance premia are overdue.

(iii)	The Facility Agent shall have received a list of the existing Insurance Contracts detailing therein the names and addresses of the insurer, brief particulars of goods covered, type of cover, amount of cover and date of expiry of each policy.

(iv)	The Borrower shall duly pay all premia and other sums payable for the aforesaid Insurance Contracts, at least thirty (30) days prior to the shipment in respect of the Project.
(n)	English Translations

If any Transaction Document, Clearance, notice, certificate, instrument, communication or other document required to be delivered to any Person pursuant to Clause 4.2 (Conditions Precedent to First Utilization) is not originally executed, delivered or given in English (regardless of whether such requirement arises before or after the date of Financial Close), the Borrower, shall concurrently with the delivery of such Transaction Document, Clearance, notice, certificate, instrument or other document, additionally and at its own expense, provide to such Person: (i) in the case of any Transaction Document, any communication from any Governmental Agency and any Clearance, certified, official English translation prepared by: (A) a translator identified as an approved translator for the high court of any State in India; or (B) another translator reasonably acceptable to the Lender; and (ii) in the case of any other document, an English translation thereof certified by an Authorized Officer of the Borrower to be complete and accurate in all material respects.

(o)	Project Costs and Financing Plan

The Borrower shall have finalized the Project Cost and the Financing Plan after incorporating the views of the Lenders Engineer to the satisfaction of the Facility Agent.

(p)	Other Conditions

The Lender shall have the right to stipulate other conditions, after consultation with the Borrower, prior to the First Utilisation Date and the Borrower agrees to abide by the same.
Part C: Conditions Precedent to each Utilisation
(a)	Obligations
(i)	The Borrower shall have performed in all respects, all of its obligations required to be performed under the Transaction Documents prior to the date of such Utilisation and the other Material Project Participants shall have performed in all respects all of their respective material obligations required to be performed under the Transaction Documents prior to the date of such Utilisation.

(ii)	The Borrower shall have paid all fees, expenses and other charges then payable by it under the Finance Documents.
(b)	Utilisation
(i)	The Borrower shall have delivered to the Facility Agent in the form set out in Schedule 2 duly completed and in substance satisfactory to the Facility Agent, a Utilisation Request.

(ii)	The Facility Agent shall have received the certification of the Lenders Engineer referred to in Clause 8.4 (Commitment Fee) with respect to the Drawdown Schedule Period in which the relevant Utilisation occurs.

(iii)	The Borrower shall have procured and furnished to the Facility Agent, prior to each subsequent Utilisation, a certificate each from: (a) a chartered accountant; and (b) a Director of the Borrower, confirming that the proceeds of the preceding Utilisation have been utilized only for the purposes of Project Costs as permitted under this Agreement.

(iv)	The Borrower shall have complied with the provisions of Clause 18.9(i) of this Agreement.
(c)	Debt: Equity Ratio
(i)	The Borrower shall have provided evidence to the satisfaction of the Lender that the ratio of Debt to Equity for meeting the Project Cost does not exceed 75:25. The Facility Agent shall have received a certificate from an Authorized Officer of the Borrower confirming that the Debt to Equity ratio of the Borrower would not exceed 75:25 after the relevant Utilisation. For the purpose of calculating Debt to Equity ratio, any Cost Overrun which has been funded by way of subscription to Equity shall be excluded.

(ii)	The Facility Agent shall have received a certificate each from: (a) a chartered accountant; and (b) a Director of the Borrower stating that the Required Equity required to have been brought in as on the relevant Utilisation Date has been brought in.

(iii)	The Borrower shall have complied with the provisions of Clause 18.9(ii) of this Agreement.

(iv)	For the purpose of calculating the ratio under this sub-clause (c)(iv):
(a)	any Equity invested by or in the Borrower other than for the purposes of the Project or any equity/ shareholding of the Borrower in any Person shall be excluded, and

(b)	the calculation of Equity for the purposes of this sub-clause (c)(iv) shall be done on an unconsolidated basis. By way of illustration, if Rs. 100 is invested into the Borrower by way of equity, of which Rs. 40 is used by the Borrower to subscribe to shares of its subsidiary, only the remainder Rs. 60 shall be used for the purposes of calculating Equity under this sub-clause (c)(iv).
(d)	Events of Default, Legal Proceedings, Representations and Warranties
(i)	There shall be no Event of Default or Potential Event of Default under the Transaction Documents which has not been cured or waived in accordance with the terms of the Transaction Documents, and all Transaction Documents shall be in full force and effect and all representations and warranties made by the Borrower and any other Material Project Participant in any Transaction Documents shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of such date of Utilisation.

(ii)	The Borrower shall have delivered to the Facility Agent, a certificate of an Authorized Officer of the Borrower stating that there are no Legal Proceedings having a value over Rs. 10,00,00,000 (Rupees Ten crores) pending or threatened (as evidenced by a notice or receipt of communication in writing) in India or any other jurisdiction against the Borrower or Sponsor or their assets or the Major Project Parties and there are no Legal Proceedings pending or threatened in India or any other jurisdiction regarding the effectiveness or validity of any of the Clearances or the Transaction Documents.

(iii)	The Borrower shall certify that no Adverse Change has occurred with respect to the Project.

(iv)	There shall not have occurred any event that would restrict directly or indirectly the Borrower’s borrowing power or authority or its ability to borrow under the Finance Documents due to any provision in its Memorandum and Articles of Association or any provision contained in any document by which the Borrower is bound, or any Applicable Law.
(e)	Security
(i)	Each of the Security Documents and the Security Interest over the assets created thereunder in favour of the Security Trustee required, under the terms of this Agreement, to be created as of the relevant Utilisation Date for the benefit of the Secured Parties shall be in full force and effect including without limitation, the Security Interest required to be created over any property in accordance with Clause 18.7.3.

(ii)	Without prejudice to the generality of Clause (e)(i) above, the Borrower shall have entered into the Share Pledge Agreement and the same shall be in full force and effect, (including obtaining of all consents, authorisations, registrations and filings required to create, perfect and maintain the same in full force and effect) prior to the Coal Investment JV Utilisation.

(iii)	The Borrower shall have obtained the written consent of the relevant parties for execution and performance of the Security Documents.

(iv)	The requirements of this Clause (e) shall not apply to the extent that they are already satisfied as per the requirements of Clause (k) of Part B above.
(f)	Permits and Consents
(i)	The Borrower shall have obtained and cause to be maintained in full force and effect all Clearances (other than those Clearances which are expressly permitted under this Clause (f) to be obtained at a different time) required to be obtained prior to the date of the particular Utilisation;

(ii)	The Borrower shall confirm that all Clearances and corporate approvals previously obtained shall remain in full force and effect and no event shall have occurred which would render void any of the above;

(iii)	With respect to any Utilisation occurring on or after June 30, 2009, the Borrower shall have obtained and shall cause to be maintained in full force and effect the: (a) chimney height clearance as may be required for the Project, from the Airports Authority of India; and (b) all Clearances required for obtaining the requisite water drawal required for the Project from the Hirakud Dam/any other source; and

(iv)	With respect to any Utilisation occurring on or after a date which is six (6) months prior to the Date of Commercial Operation of each Unit (and, in the case of the first Unit, three (3) months prior to the Date of Commercial Operations of the first Unit), all required environmental Clearances (other than those specifically mentioned in sub-Clause (iii) above) from the Government of Orissa/other statutory bodies, shall have been obtained by the Borrower to the satisfaction of the Lender.
(g)	Certificates
(i)	On the date of each Utilisation, after giving effect thereto, the Borrower shall have provided a certificate to the Facility Agent confirming: (a) satisfaction of all ratios and financial covenants as set out in the Finance Documents; and (b) compliance with all Finance Documents.

(ii)	The Borrower shall have provided a certificate issued by an Authorized Officer of the Borrower stating that all representations and warranties of the Borrower, Sponsor and to the best of the knowledge of the Borrower after due enquiry of the Major Project Parties to the Transaction Documents are true and correct in all respects with the same force and effect as though such representations and warranties have been made on and as of the date of Utilisation.

(iii)	The Facility Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the Project and the Borrower are in compliance in all respects with all Applicable Law as in effect on date of the relevant Utilisation.

(iv)	The Borrower shall have provided a certificate, in form satisfactory to the Facility Agent signed by an Authorized Officer of the Borrower and expressed to be effective as of the date of the relevant Utilisation, stating that the Borrower is in compliance with all provisions of the Transaction Documents.

(v)	The Borrower shall have provided a certificate to the Facility Agent from the Lenders Engineer (or confirmed by the Lenders Engineer) that the amounts requested under the Utilisation are in accordance with the Base Case, and the Lenders Engineer shall have raised no objection to the making of the relevant Utilisation.
(h)	Absence of Unsatisfied CP Notice and Drawstop Notice

The Facility Agent shall not have issued or received an Unsatisfied CP Notice or Drawstop Notice with respect to such Utilisation, which has not been withdrawn or revoked.

(i)	Development Expenses

If any part of any Utilisation is to be utilised to pay or reimburse any Project Costs constituting development expenses, preoperative expenses and preliminary expenses, the Facility Agent shall have received a certificate from an Authorized Officer of the Borrower setting forth the amounts and nature of such expenses, to the extent the Facility Agent shall not have received an audit with respect to such expenses.

(j)	Lien Waivers

The Facility Agent shall have received the lien waivers, if any, contemplated to be delivered pursuant to the provisions of the Project Documents.

(k)	Project

The Borrower shall be lawfully possessed of the ownership, use and other interests or rights with respect to the Project Site and on which it purports to grant Security Interest including any special purpose facilities on the Project Site, free of all Security Interests (other than Permitted Security Interest), the adequacy of which shall be satisfactory to the Lenders Engineer. Provided that, the Borrower shall only be required to be so possessed:
(i)	of the land to be transferred from the Sponsor and Vedanta Aluminium Limited prior to any Utilisation occurring six (6) months after First Utilisation; and

(ii)	of the land required for ash disposal for any Unit prior to any Utilisation occurring on or after a date which is six (6) months before the Date of Commercial Operation of such Unit.
(l)	Cost Overrun

The Sponsor shall have financed/funded the Cost Overrun if any, in the form and manner as provided in the Sponsor Support Agreement.

(m)	Sale of Balance Power

With respect to any Utilisation occurring on or after a date which is two (2) months prior to the Project COD, the Borrower shall have finalized and entered into the PPA (other than GRIDCO PPA) or other sale arrangement(s), to the satisfaction of the Lender, for the offtake of the balance power of the total 2400 MW power generation capacity of the Project.

(n)	Arrangements for water

With respect to any Utilisation occurring on or after June 30, 2009, the Borrower shall have made the necessary arrangements and obtained the necessary approvals, to the satisfaction of the Facility Agent, for requisite water drawal required for the Project from the Hirakud Dam/any other source from the Government of Orissa, or any other Person as may be required for the Project, which will have been reviewed by the Lenders Engineer.

(o)	Transaction Documents
(i)	The Borrower shall have entered into the Transaction Documents required to be entered into as of the relevant Utilisation Date.

(ii)	All Transaction Documents entered into by the Borrower shall be in full force and effect.

(iii)	The Borrower shall, in a manner satisfactory to the Lender, carry out necessary changes and modifications as are required by the Lender or are recommended by the Lenders Counsel, Lenders Engineer and Lenders Insurance Consultant and deemed necessary by the Lender to be made to the Transaction Documents arising out of any due diligence conducted by them or otherwise.

(iv)	The Borrower shall ensure that the Major Project Documents contain adequate liquidated damages for delay in commissioning of the Plant and performance of the shortfall guarantees.
(p)	Amendment to Articles of Association

With respect to any Utilisation occurring on or after a date which is three (3) months from the date of this Agreement, the Borrower shall have amended its Articles of Association, for inter alia enhancing the authorized capital and borrowing power of the Borrower as required under the Financing Plan, and appointment of nominee directors as required under this Agreement, and making such other changes as may be required by the Lender.

(q)	Credit Rating

With respect to any Utilisation occurring after a date which is three (3) months from the date of this Agreement, or such other time period as may be agreed by Facility Agent, the Borrower shall have complied with its obligations under Clause 18.26 (Credit Rating).

(r)	Drawstop Notice and Lending Confirmation Notice

With respect to the relevant Utilisation, No Drawstop Notice referred to in Clause 5.5 (Drawstop Notices) shall have been issued, which has not been subsequently revoked and a Lending Confirmation Notice referred to in Clause 5.4 (Procedure for Utilization) shall have been issued.

SCHEDULE 2
REQUESTS
PART I
UTILISATION REQUEST
From:	Sterlite Energy Limited

(as the Borrower)

To:	(i) The Facility Agent (ii) Lender

Dated: [•]

UTILISATION REQUEST (NO [•])

Dear Sirs

USD 140,000,000/- Foreign Currency Facility Agreement dated [_______________] (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is an utilisation request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We request you for the disbursement of loan as follows;

Proposed Disbursement Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	[•] or, if less, the Available Facility

First Interest Period	[• Months]
3.	The disbursement of loan is required for the import of capital Equipment and Machinery as under:

Name and particulars
	Description of the	of standard overseas
	capital Equipment	supplier
Sr. No.	and Machinery	(“Supplier”)	Amount in USD

4.	We confirm that each condition specified in clause [___] (Conditions precedent, as applicable to this disbursement) of the Facility Agreement is satisfied on the date of this Utilisation Request unless otherwise stated in this paragraph.

5.	We confirm that no default has occurred and is continuing or would occur as a result of the utilisation which is the subject of this Utilisation Request.

6.	We hereby make the Repeating Representations.

7.	We request you to:

* make disbursement of USD (______ ), to the following USD Nostro account of the bank handling the import documents for onward credit to the Supplier, as per the documents evidencing import of equipment and machinery based on the certificate issued by the relevant bank nominated to handle documents evidencing the import (which include interalia shipping documents, commercial invoice and other such document) and release of invoice payment accompanied by the confirmation in relation to the documents from the Facility Agent, as and when received by the Lender in a form satisfactory to it.

* make disbursement of USD (______ ) to the following USD Nostro account of the LC issuing bank for onward credit to the Supplier based on the confirmation of the LC issuing bank for compliance of all the terms of the LC.

Bank:	[•]
Branch:		[•]
SWIFT Code:	[•]
Account name:		[•]
Account number:	[•]
Project Details:	[•]
Payment reference:	[•]
8.	This Utilisation Request is irrevocable.
For and on behalf of Sterlite Energy Limited

(Sign)
Name:	[•]
Title:	[•]
*Strike out whichever is not applicable.

SCHEDULE 3
FORM OF TRANSFER CERTIFICATE
To:	[Borrower] [Facility Agent] [Security Trustee]

From:	[The New Lender] (the “New Lender”) and [The Original Lender] (the “Original Lender”)
Dated:
US$140,000,000 Facility Agreement
dated [                    ] 2009 (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 21.4 (Procedure for transfer) of the Facility Agreement:
(a)	The Original Lender and the New Lender agree to the Original Lender transferring to the New Lender by novation all or part of the Original Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 21.4 (Procedure for transfer) of the Facility Agreement.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 26.2 (Addresses) of the Facility Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Original Lender’s obligations set out in Clause 21.3 (c) (Limitation of responsibility of Existing Lender) of the Facility Agreement.

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred

	Participation in Loans	Next Interest Payment
Commitment Transferred	Transferred	Date
Facility : [•]	Facility : [•]	Facility : [•]

Administration Details:
New Lender’s Standing Payment Instructions:	[ ]

Facility Office address:	[ ]

Telephone:	[ ]
Fax:	[ ]
[Email Address:]	[ ]
Attn/Ref:	[ ]
The Transfer Date is confirmed as [                    ].

[Existing Lender]	[New Lender]
By:	By:

[Existing Lender]
By:

SCHEDULE 4
BASE CASE
PROFIT & LOSS ACCOUNT

Profit & Loss	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-
Account	Mar-07	Mar-08	Mar-09	Mar-10	Mar-11	Mar-12	Mar-13	Mar-14	Mar-15	Mar-16	Mar-17	Mar-18	Mar-19	Mar-20	Mar-21	Mar-22	Mar-23
Revenue
Revenue from Tariff — GRIDCO	0.00	0.00	0.00	461.40	868.00	882.17	898.47	907.37	921.29	936.15	951.97	968.81	986.69	1005.67	1025.78	1047.08	1077.01
Revenue from Sale to others	0.00	0.00	0.00	342.17	2326.73	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59	2463.59
Interest Income on DSRA & Cash Balance	0.00	0.00	0.00	0.00	3.20	7.53	7.25	6.98	6.70	6.42	6.15	5.87	5.59	5.32	5.04	4.76	4.64
Total Revenue	0.00	0.00	0.00	803.57	3197.92	3353.30	3369.31	3377.94	3391.58	3406.16	3421.71	3438.27	3455.88	3474.58	3494.42	3515.43	3545.24
Expenditure
Fuel Cost	0.00	0.00	0.00	313.41	1249.20	1355.64	1409.87	1466.26	1524.91	1585.91	1649.35	1715.32	1783.93	1855.29	1929.50	2006.68	2086.95
O&M	0.00	0.00	0.00	58.41	232.85	252.69	262.80	273.31	284.24	295.61	307.44	319.73	332.52	345.82	359.66	374.04	389.00

Profit & Loss	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-
Account	Mar-07	Mar-08	Mar-09	Mar-10	Mar-11	Mar-12	Mar-13	Mar-14	Mar-15	Mar-16	Mar-17	Mar-18	Mar-19	Mar-20	Mar-21	Mar-22	Mar-23
Expense
Orissa Cess on sale outside state	0.00	0.00	0.00	9.78	66.48	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39	70.39
Total Expenditure	0.00	0.00	0.00	381.60	1548.52	1678.72	1743.05	1809.96	1879.54	1951.91	2027.17	2105.44	2186.84	2271.50	2359.54	2451.11	2546.34
PBDIT	0.00	0.00	0.00	421.97	1649.40	1674.58	1626.26	1567.98	1512.04	1454.25	1394.54	1332.83	1269.04	1203.08	1134.87	1064.32	998.90
Interest
Interest on Loan	0.00	0.00	0.00	179.43	716.68	701.10	664.20	627	590.40	553.50	516.60	479.70	442.80	405.90	369.00	332.10	294.54
Interest on WC	0.00	0.00	0.00	13.05	44.61	47.24	48.22	49	50.15	51.21	52.32	53.48	54.70	55.98	57.31	58.71	60.27
Total Interest	0.00	0.00	0.00	192.47	761.30	748.34	712.42	676	640.54	604.71	568.92	533.18	497.50	461.88	426.31	390.81	354.81

PBDT	0.00	0.00	0.00	229.49	888.10	926.24	913.84	892	871.50	849.55	825.62	799.65	771.54	741.20	708.56	673.51	644.09
Depreciation	0.00	0.00	0.00	104.28	404.94	422.89	422.89	423	422.89	422.89	422.89	422.89	422.89	422.89	422.89	422.89	422.89
PBT	0.00	0.00	0.00	125.21	483.16	503.35	490.96	469	448.61	426.66	402.74	376.76	348.65	318.32	285.67	250.63	221.21
Tax	0.00	0.00	0.00	14.19	54.74	57.03	55.63	53	50.83	48.34	45.63	42.69	39.50	36.07	32.37	28.40	25.06
Deferred Tax	0.00	0.00	0.00	28.37	109.48	114.06	111.25	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

PAT	0.00	0.00	0.00	82.65	318.93	332.26	324.08	416	397.78	378.32	357.11	334.07	309.15	282.25	253.31	222.23	196.14

Projected Cash Flow of the Company

	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-
Cash Flow Statement	Mar-07	Mar-08	Mar-09	Mar-10	Mar-11	Mar-12	Mar-13	Mar-14	Mar-15	Mar-16	Mar-17	Mar-18	Mar-19	Mar-20	Mar-21	Mar-22	Mar-23

Inflows
Cash flow from Operations	0.00	0.00	0.00	186.93	723.88	755.15	746.97	838.45	820.67	801.21	779.99	756.96	732.03	705.14	676.19	645.12	619.03
Deferred Tax	0.00	0.00	0.00	28.37	109.48	114.06	111.25	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Equity	512.06	102.94	728.80	636.28	69.92	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Subordinate Loans	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Senior Loans	0.00	901.12	3130.29	1908.83	209.76	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Working capital Finance	0.00	0.00	0.00	296.37	123.00	10.06	8.92	8.29	9.22	9.66	10.11	10.58	11.08	11.59	12.13	12.69	14.19
Total inflows	512.06	1004.06	3859.09	3056.79	1236.03	879.27	867.14	846.74	829.89	810.86	790.11	767.54	743.11	716.73	688.32	657.80	633.23

Outflows
Capital Expenditure	512.06	1004.06	3859.09	2432.87	251.12	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Loan Repayments-Senior Loans	0.00	0.00	0.00	0.00	153.75	307.50	307.50	307.50	307.50	307.50	307.50	307.50	307.50	307.50	307.50	307.50	329.46
Loan Repayments-Subordinated	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-	31-
Cash Flow Statement	Mar-07	Mar-08	Mar-09	Mar-10	Mar-11	Mar-12	Mar-13	Mar-14	Mar-15	Mar-16	Mar-17	Mar-18	Mar-19	Mar-20	Mar-21	Mar-22	Mar-23
Loans
Increase in Current Assets	0.00	0.00	0.00	395.16	164.00	13.42	11.90	11.05	12.30	12.88	13.48	14.11	14.77	15.45	16.17	16.91	18.93
Total outflows	512.06	1004.06	3859.09	2828.03	568.87	320.92	319.40	318.55	319.80	320.38	320.98	321.61	322.27	322.95	323.67	324.41	348.39
Opening cash	0.00	0.00	0.00	0.00	228.76	640.31	908.09	1105.30	1282.95	1442.51	1582.47	1701.05	1796.45	1866.76	1910.00	1924.12	1906.97
Additions	0.00	0.00	0.00	228.76	667.16	558.36	547.74	528.18	510.09	490.49	469.12	445.93	420.84	393.77	364.65	333.39	284.83
Cash available before DSRA	0.00	0.00	0.00	228.76	895.92	1198.67	1455.84	1633.49	1793.05	1933.00	2051.59	2146.99	2217.29	2260.53	2274.65	2257.51	2191.81
Transfer to DSRA Account	0.00	0.00	0.00	0.00	255.61	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	-9.22	0.93
Equity Dividend paid	0.00	0.00	0.00	0.00	0.00	299.80	359.76	359.76	359.76	359.76	359.76	359.76	359.76	359.76	359.76	359.76	359.76
Closing balance	0.00	0.00	0.00	228.76	640.31	908.09	1105.30	1282.95	1442.51	1582.47	1701.05	1796.45	1866.76	1910.00	1924.12	1906.97	1831.11

SCHEDULE 5
CLEARANCES
1.	Final approval of the Orissa Electricity Regulatory Commission for the tariff to be paid under the PPA where required under Applicable Law.

2.	Environmental Clearance(s) from the Ministry of Environment and Forests, Government of India for the setting up and operation of the Project (including intake channel).

3.	Clearance in connection with the height of the chimney(s) from the Airports Authority of India.

4.	All consents and permissions required for supply of requisite water for the Project from Hirakud dam or any other source.

5.	Registration from the Provident Fund Commissioner.

6.	Registration under Section 7 of the Contract Labour (Regulation and Abolition) Act, 1970.

7.	Import licenses from the Director General of Foreign Trade for automatic clearance for the import of capital goods and raw materials.

8.	Sales Tax Registration, Government of Orissa.

9.	Insurance policy under the Public Liability Insurance Act, 1991.

10.	Applicable town planning/ local authority approval for construction, if required.

11.	Rights of Way for project roads, access roads, water intake/outlet and coal transportation from the concerned private parties.

12.	Approval of the Labour Commissioner under the Employees State Insurance Act, 1948, if applicable.

13.	Pollution Control Board approvals with respect to air and water pollution for the commencement of construction and for operation.

14.	Consent of Chief Controller of Explosives, Nagpur and Home Department, Government of Orissa/District Magistrate for the storage, possession and use of explosives, and also for fuel and flammable gas if required.

15.	Approval for communications facilities (wireless) from the Department of Telecommunications, Ministry of Communication and Information Technology, Government of India, if required.

16.	Authorization to collect, treat, store and dispose of waste (including fly ash).

17.	Permissions from the appropriate fire authorities, if applicable.

18.	All necessary requisite approval/s under Factories Act, 1948 and from Chief Inspector of Factories including in relation to fire fighting.

19.	Approvals from the Electrical Inspectorate or other relevant authorities in respect of equipment.

20.	Certificate of Importer-Exporter Code from the Ministry of Commerce, Government of India.

21.	Coal Block Allocation from the Ministry of Coal, Government of India, dated for allocation of the Coal Mines.

22.	Central Excise Registration Certificate from Ministry of Finance (Department of Revenue) for manufacturing of excisable goods.

23.	Railway Approval for proposed private siding near the Project Side to service the Project.

24.	Permission under Section 281(1)(ii) of the Income Tax Act, 1961.

25.	Any other clearances required as may be specified by the Facility Agent.

SCHEDULE 6
LENDERS ENGINEER SCOPE OF WORK
Sterlite Energy Limited (SEL)
Scope of Services for Lenders Independent Engineer (LIE)
The Scope of LIE Services is broadly mentioned as below. However, the Scope shall not be limited to what is specified here & it is the sole responsibility of the LIE to provide the LIE Services as required for successful completion and operation of 4*600 MW Coal based Thermal Power Plant at Jharsuguda, Orissa.
The Scope of Services is divided into four phases:

Phase I	Project Review and Assessment (Until Financial Closure)
Phase II	Construction Monitoring
Phase III	Performance Testing
Phase IV	Annual Operational Review
Phase I: Project Review and Assessment (Until Financial Closure)
The Lenders Independent Engineer shall provide professional engineering consultancy services to the Lenders or other party so designated by the Sponsors and approved of by the Lenders in writing as well as SEL (the “Clients”).The Lenders Independent Engineer’s review and recommendation (where appropriate) shall include, but will not be limited to, the following:
36.
37.	A. PLANT DESIGN REQUIREMENTS
The Lenders Independent Engineer will assess the compatibility of the design on the basis of following:
*	Requirement of Power Purchase Agreement/s (PPA)

*	Plant operating requirements

*	Site characteristics and its acceptability for the development proposed

*	Fuel Characteristics

*	Off-site transport requirements

*	Evacuation requirements

*	Compliance with statutory regulations
38.	B. DESIGN OF PROJECT FACILITIES

The Lenders Independent Engineer will review the conceptual design of major on-site facilities included within the Project boundary as well as Project-related off-site facilities such as those associated with the transmission of electric power to the procurers, transmission line, coal transportation /MGR facility, fuel but not to include, make-up water, wastewater and water etc.

Major equipment components and systems will be reviewed by mechanical, electrical, civil / structural, and environmental engineers for Boiler, turbine and

Generator (BTG) including its Control system and any other major critical equipment/system, with regard to:
*	Capability of design to perform as required in all anticipated operating modes meeting all health and safety standards.

*	Capability of design to meet plant availability and reliability requirements.

*	Conformance of design with “good engineering practice”, i.e. industry standards.

*	Any major equipment component or system design feature that does not appear to meet design, performance or operating requirements or fails to adhere to good engineering practice will be identified. The Lenders Independent Engineer will provide an opinion on the quality of the design and equipment with respect to their effect on the anticipated service life of the facility, the degree of maintenance needed to meet performance requirements, long-term availability, and anticipated performance degradation over the term of the Client’s interest in the Project.

*	The extent to which each major equipment component proposed for the Project has been operating commercially under similar conditions and comment on the anticipated impact of limited operating experience, where applicable, on plant performance including expected plant degradation.

*	For any information not available, the Lenders Independent Engineer will note the significant issues requiring review, which could not be addressed at this time.
The above scope comprise broadly review of the following:
*	Design Criteria and Design Basis Reports

*	Plot Plan & Equipment floor drawings of all the systems

*	Design Calculations
The purpose of this review would be to determine if the equipment can meet the project requirements and to identify any risks associated with the project as planned.
39.	C. EPC AND OTHER PACKAGES
The Lenders Independent Engineer will review the following elements relating to the EPC and other various equipment packages:
*	Scope of supply of EPC and other various equipment packages including water supply pipeline contract, transmission line contract, coal transportation / MGR facility construction contract etc.

*	Assessment of EPC contractor and other subcontractors, equipment suppliers based on their past experience, projects executed with similar technology, operational parameters of projects already implemented alongwith period of operations etc.

*	Terms and conditions (including a comparison with terms and conditions of PPA with regards to performance guarantees, force majeures, damages for delays etc. and potential liabilities arising thereon)

*	Integration issues between the EPC and other various equipment packages

*	Technical provisions associated with equipment supplier’s responsibilities

*	Provisions for provisional and final acceptance.

*	Provisions for qualifying and selecting sub-contractors.

*	Provisions for liquidated damages

*	Limits on total liability and individual liability caps.

*	Change order procedures.

*	Quality assurance measures

*	The procedures to develop, review, and approve periodic drawdown requests.

*	Scheduling and lay down provisions for interconnecting to off-site (out-of-scope) facilities.

*	Evaluation of project schedule and potential for delays, damages or force majeure provisions for spares.
D.	CONSTRUCTION SCHEDULE

The Lenders Independent Engineer will review the proposed construction milestone schedule for the Project and determine that adequate provisions have been made for the following:
*	Design

*	Equipment procurement

*	Equipment fabrication

*	Shipment / Transportation

*	Installation

*	Start-up

*	Testing

*	Unknown or variable elements in the schedule
E.	TOTAL PROJECT COST ESTIMATE

The Lenders Independent Engineer will review the following:
*	The EPC and various other equipment suppliers’ scope of supply and corresponding cost estimate methodology.

*	The EPC / civil works contracts and corresponding cost estimate methodology.

*	Assessment of the EPC and other equipment packages finalized for optimization of performance and costs

*	The taxes, levies, freight and inflation indexation applicable to the EPC and other equipment suppliers’ costs

*	Identify major equipment not covered in the EPC and other equipment packages finalized and cost impact, if any.

*	Assess the methodology used to develop the total Project cost estimate.

*	Compare the total Project cost estimate to that of similar projects.

*	Evaluate to what extent cost items are based on estimates versus an actual fixed price and identify those items that are not fixed price along with the possible risk associated with these variables.

*	Opine on the adequacy of the contingency and total project cost estimate.
F.	DRAWDOWN SCHEDULE

The Lenders Independent Engineer will review the drawdown schedule prepared by the Company and comment on whether each monthly/quarterly cash drawdown amount is consistent with the likely Project schedule and requirements under EPC and the various equipment supply contracts.

G.	REVIEW PERFORMANCE GUARANTEES

The Lenders Independent Engineer will review and comment on the following:
*	The guarantees provided by EPC and other package suppliers to assess the potential for compliance with the applicable project contracts and permits.

*	The guarantees provided by EPC and other equipment manufacturer to assess the level of support that these equipment guarantees provide to the major package suppliers’ guarantees.
H.	REVIEW PERFORMANCE TESTING CRITERIA

The Lenders Independent Engineer will review the plant performance test criteria as proposed by the contractor and comment on the following:
*	Adequacy of arrangements made by the company

*	Review of the Performance Test plans and procedures.

*	Reasonableness of performance criteria.

*	Ability of the test to unambiguously demonstrate net power output, total input, emissions, load-following capability, and other characteristics of the Project to determine whether manufacturers’ and contractor’s guarantees are met.

*	Adequacy of the test design.

*	Ability to extrapolate test results over the expected life of the Project.

*	Conformance of test procedures to established codes and standards for testing power plant equipment.
I.	OPERATIONS AND MAINTENANCE (“O&M”) ARRANGEMENTS

Based on the O&M arrangements to be undertaken in-house Or through and O&M operator, the Lenders Independent Engineer will review and comment on the following atleast 6 months prior to commencement of operations of Unit 1 of the project:
*	Proposed staffing levels.

*	Provisions for Major and Minor Maintenance

*	The Technical Services Agreement for adequacy.

*	The adequacy of the start-up and long-term operating procedures.

*	The reasonableness of the annual Technical Services Agreement fee.

*	The guarantees, LDs under the Technical Services Agreement and the cap on the LDs.

*	The reasonableness of the proposed training and preventive maintenance programs.

*	Adequacy of projected non-operating days due to maintenance.

*	Risk sharing between Owner and Technical Services Agent.
J.	NON-FUEL OPERATING AND MAINTENANCE COST ESTIMATE

The Lenders Independent Engineer will review and comment on the O&M cost estimate and comment on its adequacy/ reasonableness.

K.	TECHNICAL INPUT TO THE PROJECT PRO FORMA/ FINANCIAL MODEL

The Lenders Independent Engineer will review and comment on all inputs to the Proforma which have a technical content, including but not limited to the following:
*	The technical data input to the Client’s or the Owner’s Project Pro forma.

*	The model used to estimate annual fuel and operating costs and annual revenues from the sale of power will be evaluated to determine if it accurately accounts for variation in, but not limited to, ambient temperature, power sales, and estimated plant availability.

*	How well the assumptions and projections made in the Pro Forma are supported by contract guarantees, performance testing, quality of the design and equipment, and the experience of the Project participants.

*	That the model accurately reflects the performance requirements of the Project documents (to include, but not limited to the PPA, EPC and other the Equipment Supply Contracts and O&M arrangements
L.	PROJECT PRO FORMA/ FINANCIAL MODEL SENSITIVITIES

The Lenders Independent Engineer will conduct analysis on the Project Pro Forma as directed by the Client. The analysis shall include, but not be limited to, the following:
*	Fuel price increases.

*	Performance shortfalls compared to liquidated damages payments.

*	Determination of acceptable levels of End Finance requirements
M.	FUEL SUPPLY ARRANGEMENTS, MINING ARRANGEMENTS & FUEL TRANSPORTATION

The Lenders Independent Engineer will review the following aspects of the fuel supply and determine:
*	The Primary and Secondary Fuel required for the Project

*	Coal Linkage arrangements

*	Whether the quality of the coal available in the mines meets the standard operating requirements of the equipments supplied for the Project and enables the Project to operate within projections.

*	Coal Block allotment letters

*	Approvals required for commencement of mining operations including availability of mining rights

*	Whether the proportionate mining reserve allocated to the project meets the envisaged requirement for 1000 MW on an annual basis

*	Milestones for satisfactory progress on construction of any fuel supply infrastructure required for delivery of fuel to the Project, identify incompatibilities of any required infrastructure with requirements of Project

*	Any fuel supply infrastructure and/or transportation constraints of any party involved in fuel supply and Project

*	Any terms relating to interruptibility in supply of fuel or availability of fuel.

*	Adequacy of supply arrangements during testing period

*	Adequacy of the Project’s fuel storage capability

*	Adequacy of fuel measurement facilities to satisfy requirement of fuel related agreements

*	Fuel sampling procedures

*	Insurance issues

*	List any required fuel related permits which the Project or fuel related third-parties must obtain in order for the Project to receive delivery of fuel and operate; discuss any issues associated with any of these permits that may affect the Project’s construction schedule or operation

*	Proposed fuel delivery system, delivery schedule, flexibility of delivery schedule, and adequacy of unloading facilities

*	The coal transportation, loading and unloading facilities.

*	Alternative routes for fuel supply

*	Provisions for back-up fuel arrangements

*	The annual quantum of requirement and closest available source for the secondary fuel

*	Any other issues that would be faced while sourcing the fuel for the Project.
N.	WATER SUPPLY

The Lenders Independent Engineer will review and comment on the Water Supply arrangements for the Project including, but not limited to, the following:
*	Provisions for sufficient water supply to the project throughout the year and availability of a reliable source of suitable quality water for the full term of the Lenders’ loan

*	Construction water availability

*	Water works for water intake
O.	POWER EVACUATION ARRANGEMENTS

The Lenders Independent Engineer will review and comment on the power evacuation arrangements for the Project including, but not limited to, the following:
*	Provisions for sufficient evacuation capacity for all envisaged procurers

*	Feasibility of as also the arrangements for interconnection with regional and national grid
P.	ASH DISPOSAL ARRANGEMENTS

The Lenders Independent Engineer will review and comment on the ash disposal arrangements for the Project including, but not limited to, the following:
*	Provisions for sufficient space and infrastructure for ash evacuation and disposal from the project

*	Compliance with regulatory guidelines for ash disposal for the thermal power projects
Q.	CONSISTENCY OF PROJECT DOCUMENTATION

Considering the interrelationship between the various documents, the Lenders Independent Engineer will review all available Project documentation for the purpose of identifying missing, inconsistent or unresolved issues. The Lenders Independent Engineer will review and comment on:
*	The consistency of the various contract provisions within each of the technical contracts.

*	The capability of the Project as designed to meet the Project operating, contractual and licensing requirements.
For each of the activities in the scope of work the Independent Engineer shall, at all the times, compare with the requirements of the PPA.

R.	REVIEW OF PERMITS AND LICENSES

The Lenders Independent Engineer will review the permitting schedule and all available permits and licenses or permit/license applications for the project. Independent Engineer will:
*	Assess the capability of the Project as designed to meet the technical requirements specified in the Project’s permits licenses

*	Establish contact with the appropriate environmental or energy regulatory agencies for the purpose of independently identifying and determining the current status of the major permits and licenses to construct and operate the Project.

*	Review permits and approvals required for coal mining of the allotted coal block and preparedness of JV partners for the same

*	Identify what major permits have not been obtained and comment on the likelihood that they may or may not be able to be obtained in a timely manner to support the Project schedule.

*	Assess the adequacy of proposed evacuation facilities for the off take of power.
S.	ENVIRONMENTAL IMPACT ASSESSMENT

The Lenders Independent Engineer would review the permits and licenses required for the construction and operation of the facility. The Environmental Impact Assessment report would be reviewed to address the general quality and accuracy of the environmental assessment of the project, the plume and dispersion modeling techniques and the meteorological data used. Guaranteed Emission levels would also be reviewed. The typical environmental issued to be addressed are:
*	Erosion Control Measures and other environmental protection measures during construction

*	Storage and handling of oils and hazardous chemicals during construction and operation.

*	Provisions for disposal of wastes and control of flooding during plant operation.

*	Provisions for control of air pollution emissions during plant operation.
T.	WORK PRODUCT
*	Preparation and delivery to the Client of:

*	Preliminary reports as required, and a final report at Financial Closure evaluating the proposed Project

*	Attendance at meetings with the Client, and their counsel as needed.

*	Participation in conference calls with Client, and their counsel as needed.

*	Advise and consult with independent insurance consultant.

*	Issue Independent Engineer’s Certificate verifying progress claimed in each periodic cash drawdown request by contractor throughout the construction period, as will be required under the loan documents.

*	Review and comment on:
1)	The contractor’s Loan Requisition Certificate, and

2)	The contractor’s Completion Certificate, and

3)	The testing procedures.
Phase II: Construction Monitoring
The Project will be supervised and monitored on a regular quarterly basis through successful construction and commissioning completion which will include:
*	Attending quarterly Project review meetings to assess quarterly progress in engineering, procurement, and construction activities and to review contractor’s presentation of problem areas.

*	Advising client on possible problems and delays that may arise in future, to ensure timely action to prevent the problems.

*	Advise client immediately of major problems that may arise.

*	Reviewing progress of design effort for compliance with the Project schedule.

*	Reviewing progress of preparation of procurement specification for timely issuance and allowance for lead times.

*	Reviewing progress of issuance of procurement contracts for conformity with the Project Schedule.

*	Reviewing overall procurement contracts progress.

*	Reviewing work plans and quality control procedures.

*	Conducting quarterly on-site visits for observations of the work in progress to determine that the Project is proceeding in general accordance with the Project schedule and the agreed upon design concepts.

*	Advise client on any dispute that arises between contractor and the company.

*	Reviewing quality control reports and field laboratory test reports.

*	Consulting with Client in advance of scheduled major inspections, tests, or start of important phases of work, including witness of major equipment tests at Sub-Contractors sites.

*	Reviewing change orders to the EPC Contract and other Equipment Supply Contracts and informing Client of the amount of change order(s) and its status. Lenders Independent Engineer will apprise the Client if the change has an impact on operations and maintenance of the facility and whether the cost indicated is satisfactory. In addition client shall be advised if design or construction is deviating from the agreed specifications.

*	Issue of Certification of completion of site work in accordance with approved Drawings / specifications

*	Review & approval of EPC contractor’s commissioning schedule, procedure and checklist and ensuring that these are followed

*	Supervision & co-ordination of commissioning and start-up activities

*	Reviewing monthly/quarterly Loan Requisition Certificate and supporting documentation. Reviewing actual budget and schedule against contract budget and schedule. Requesting changes or supplemental information as required to approve drawdown request. Signing monthly/quarterly Consulting Engineer’s Certificate and submitting to the Client.

*	Review and confirm contractor’s punch list items to be identified and completed in accordance with the construction contract. Verify facility is ready to start up and begin performance testing. The Independent Engineers’ representative would be present at site during start-up and commissioning.

*	Conference calls and briefings for the Client

*	Prepare and submit monthly/quarterly written reports to client.

*	After every visit the Independent Engineer would prepare a progress report outlining all activities completed and those scheduled for the coming and an independent assessment of the status. On conclusion of the site visit the Independent Engineer will issue a communication covering their expert recommendation on the request for draw of loan funds.
Phase III: Performance Testing
During performance testing, the Lenders Independent Engineer will:
*	Review test procedures developed by contractor and confirm compliance with applicable test codes and standards and with testing criteria specified in EPC and other Equipment Supply contract.

*	Monitor on site overall plant performance tests including, data collection procedures, testing instrumentation, and plant operating and testing personnel throughout the plant performance test.

*	Review test reports prepared by contractor or contractor’s testing consultant and verify data reduction procedures and correction calculations to EPC and other Equipment Supply Contract guarantee conditions.

*	Submit letter summarizing testing procedures and verifying attainment of each performance guarantee specified in the EPC and other Equipment Supply Contracts. Comment on accuracy of Contractor’s Test Report and identify any discrepancies or errors noted.

*	Monitor successful completion of each punch-list item by telephone. Make one final visit to Project site to verify punch-list items have been completed. Sign and submit Project Completion Certificate. Completion Report to include :
*	Facility design versus actual installation

*	Adequacy of facility interconnection for fuel, power, water and other requirements

*	Compliance with health, safety and other regulatory requirements

*	Confirmation that required governmental permits and licenses have been obtained for construction and operation.

*	Certification of Performance Test Results.
After performance testing Lenders Independent engineer shall:
*	Review of EPC Contractor’s final O&M Manual

*	Review of Plant completion report prepared by EPC Contractor
Phase IV: Annual Operational Review
During commercial operation, the Lenders Independent Engineer will:

*	Review the O&M manuals and comment on their completeness and compatibility to those of similar facilities. In particular, the scheduled maintenance, preventive maintenance, and spare parts programs will be reviewed.

*	Review the O&M training program and the O&M manuals, periodically monitoring actual classroom and hands-on instruction and reporting to lender on the training programs.

*	Review the O&M monthly report issued by the operator. Actual plant performance, heat rate, and on-line availability will be compared to expected performance. Causes for equipment component and plant forced outages will be assessed. Conformance with scheduled maintenance, preventive maintenance, and spare parts programs will be evaluated.

*	Conduct periodic site visits to assess overall operation. During the first visit each year, the operation would be renewed. The station outage records, and any planned modifications for the period since the last visit would be reviewed. One of the site visits will be scheduled to coincide with the annual plant maintenance outage to review the condition of the facility while the plant is shut down.

*	Submit periodic report to the Client, noting recurring problems along with recommendations for improving plant operations.

*	Review the budget and actual expenditure to ensure that operational parameters are generally following the input assumptions in the project pro-forma.
Further, an indicative list of documents to be submitted by SEL to the Lenders and to be reviewed by the Lenders Independent Engineer including inter-alia, the following:
Permits and Licenses:
➢	Issued Permits and Permit Applications

➢	Licensing Agency Correspondence (As Required)

➢	Site Lease or Acquisition Agreement

➢	Land Lease Agreement

➢	Coal block allotment letters

➢	Coal Mining JV agreement
Design and Operating Information:
➢	Construction Contracts

➢	Facility Design Criteria

➢	Site Plan and General Arrangements

➢	Electrical Single-Line Diagrams

➢	Performance and Acceptance Testing Plan

➢	Turbine /Generator Performance Data

➢	Major Equipment Specifications and Purchase Orders

➢	Auxiliary Power Listing

➢	Selected Detailed Design Drawing

➢	Construction Methodology and Construction Equipment to be utilized
Reports and Analysis:

➢	Environment Impact Analysis

➢	Mass Wasting Impact Analysis

➢	Energy Output Analysis
Business Information:
➢	Financial Model and Supporting Documents

➢	Power Purchase Agreement

➢	Electrical Interconnection Agreement

➢	Operation and Maintenance Plan

➢	Project Operating and Management Structure

➢	Credit Facility Document
Cost and Schedule:
➢	Project Cost Estimates (Detailed)

➢	Engineering & Procurement Schedule

➢	Construction Schedule

➢	Project Schedule

➢	Operation and Maintenance Cost Estimates (Including Spare Parts and Plant Staffing)
The Lenders Independent Engineer shall ask the Borrower & Lead Institution for any further documents, if required for execution of the assignment.
The scope of services provided above is not exhaustive and it shall be the sole responsibility of the LIE to render all services required to fulfill the obligations broadly envisaged herein. Further, LIE may have to provide written opinions/clarifications on any of the techno-commercial issues related to the project as requested by the lenders.

SCHEDULE 7
REPAYMENT SCHEDULE

NOS.	QTR. ENDING	YEAR	PRINCIPAL REPAYMENT	PERCENTAGE
			USD MILLION
1	DEC	2010	1.75	1.25%
2	MAR	2011	1.75	1.25%
3	JUNE	2011	1.75	1.25%
4	SEPT	2011	1.75	1.25%
5	DEC	2011	1.75	1.25%
6	MAR	2012	1.75	1.25%
7	JUNE	2012	1.75	1.25%
8	SEPT	2012	1.75	1.25%
9	DEC	2012	1.75	1.25%
10	MAR	2013	1.75	1.25%
11	JUNE	2013	1.75	1.25%
12	SEPT	2013	1.75	1.25%
13	DEC	2013	1.75	1.25%
14	MAR	2014	1.75	1.25%
15	JUNE	2014	1.75	1.25%
16	SEPT	2014	1.75	1.25%
17	DEC	2014	1.75	1.25%
18	MAR	2015	1.75	1.25%
19	JUNE	2015	1.75	1.25%
20	SEPT	2015	1.75	1.25%
21	DEC	2015	1.75	1.25%
22	MAR	2016	1.75	1.25%
23	JUNE	2016	1.75	1.25%
24	SEPT	2016	1.75	1.25%
25	DEC	2016	1.75	1.25%
26	MAR	2017	1.75	1.25%
27	JUNE	2017	1.75	1.25%
28	SEPT	2017	1.75	1.25%
29	DEC	2017	1.75	1.25%
30	MAR	2018	1.75	1.25%
31	JUNE	2018	1.75	1.25%
32	SEPT	2018	1.75	1.25%
33	DEC	2018	1.75	1.25%
34	MAR	2019	1.75	1.25%
35	JUNE	2019	1.75	1.25%
36	SEPT	2019	1.75	1.25%
37	DEC	2019	1.75	1.25%
38	MAR	2020	1.75	1.25%
39	JUNE	2020	1.75	1.25%

NOS.	QTR. ENDING	YEAR	PRINCIPAL REPAYMENT	PERCENTAGE
			USD MILLION
40	SEPT	2020	1.75	1.25%
41	DEC	2020	1.75	1.25%
42	MAR	2021	1.75	1.25%
43	JUNE	2021	1.75	1.25%
44	SEPT	2021	1.75	1.25%
45	DEC	2021	1.75	1.25%
46	MAR	2022	1.75	1.25%
47	JUNE	2022	1.75	1.25%
48	SEPT	2022	52.15	37.25%
49	DEC	2022	0.7	0.50%
50	MAR	2023	0.7	0.50%
51	JUNE	2023	0.7	0.50%
52	SEPT	2023	0.7	0.50%
53	DEC	2023	0.7	0.50%
54	MAR	2024	0.7	0.50%
55	JUNE	2024	0.7	0.50%
56	SEPT	2024	0.7	0.50%
TOTAL	140	100.00%

SCHEDULE 8
ESTIMATED PROJECT COSTS

Particulars	(Rs. in crore)
Land & site development etc.	50.00
EPC Cost	5555.24
Transmission Line	400.00
Railway Line (MGR)	504.00
Water Line	125.00
Ash Pond	50.00
Township	75.00
Captive Coal Block Dev. Contribution	150.00
Total Hard Cost (incl. of Land) (A)	6909.24
Preoperative Expenditure (B)	146.58
Interest During Construction Period (C)	707.37
Contingencies (D)	296.24
Margin Money for working capital (E)	140.57
Total Cost (A + B + C + D + E )	8200.00

SCHEDULE 9
FINANCING PLAN

Particulars	Rupees. Crore	Percentage (%)
Capital Contribution — Equity Capital	2050	25%
Senior Debt Finance	6150	75%

Total	8200	100%

SCHEDULE 10
MAJOR PROJECT DOCUMENTS
1.	PPA;

2.	Fuel Supply Agreements;

3.	Coal Transportation Agreements;

4.	Mining JV Agreement;

5.	Any agreements, documents or instruments entered into by the Borrower or by any Person in its favour in respect of the operation and maintenance of the Project;

6.	Memorandum of Understanding between Governor of Orissa through Commissioner cum Secretary, Energy Department and the Borrower dated September 26, 2006;

7.	Offshore Supply Contract between the Borrower and SEPCOIII Electric Power Construction Corporation, dated May 10, 2006 for the Project;

8.	Onshore Supply Contract between the Borrower and SEPCOIII Electric Power Construction Corporation, dated May 10, 2006 for the Project;

9.	Offshore Engineering and Technical Services Contract between the Borrower and SEPCOIII Electric Power Construction Corporation, dated May 10, 2006 for the Project;

10.	Onshore Services and Construction Contract between the Borrower and SEPCOIII Electric Power Construction Corporation, dated May 10, 2006 for the Project;

11.	Design, Engineering, Supply, Services and Construction Contract for the long distance raw water pumping and delivery system at the Project Site between the Borrower and Simplex Infrastructures Limited dated March 27, 2007;

12.	All documents reflecting the Borrower’s ownership/title in respect of the site of the Project, Borrower’s title to the fixed assets, easements, water rights and other documents analogous to the above, including but not limited to:
(i)	Lease Deed for industrial plots between Orissa Industrial Infrastructure Development Corporation (Lessor) and the Borrower (Lessee) dated August 7, 2007; and

(ii)	Lease Deed for industrial plots between Orissa Industrial Infrastructure Development Corporation (Lessor) and the Borrower (Lessee) dated December 13, 2006;
13.	Letter of Award for design, engineering, obtaining statutory approvals from

Railways and other relevant authorities, procurement, supply, transportation, unloading, civil works, storage, erection/construction, testing, commissioning and PMC services for Railway Siding to the Project Site issued by the Borrower to Larsen & Tourbo Limited dated June 11, 2008;

14.	Letter of Award for obtaining Right of Way for 5 (five) tower locations in the Interconnection transmission line between 9 X 135 MW captive power plant and 4 X 600 MW power plant issued by the Borrower to ABB Limited dated October 10, 2008;

15.	Purchase Order for Interconnection transmission line between 9 X 135 MW captive power plant and 4 X 600 MW power plant issued by the Borrower to ABB Limited dated August 22, 2008;

16.	Purchase Order for supply of transformer, fire fighting equipment and spares issued by the Borrower to Crompton Greaves Limited dated October 8, 2008;

17.	Work Order for Interconnection transmission line between 9 X 135 MW Captive Power Plant and 4 X 600 MW Power Plant issued by the Borrower to ABB Limited dated August 22, 2008.

18.	Any bonds, letters of credit or guarantees, consent agreements, side letters under (a) to (q) above; and

19.	Any other document or agreement with respect to the Project designated as such by the Facility Agent and/or the Lenders Engineer after consultation with the Borrower.

SCHEDULE 11
CONSTRUCTION BUDGET

	30-Jun-09	30-Sep-09	31-Dec-09	31-Mar-10	30-Jun-10	Total
Land, Site Development and Non-EPC cost	30.00	5.00	5.00	5.00	5.00	50.00
Civil & Structural Works other than EPC	0.00	0.00	0.00	0.00	0.00	0.00
EPC Cost	2000.00	1500.00	800.00	700.00	555.24	5555.24
Balance of Plant (including Coal Mine)	750.00	250.00	100.00	100.00	104.00	1304.00
Preliminary & Pre-operative Expenses	100.10	47.00	0.00	0.00	0.00	147.10
Contingencies	30.00	30.00	30.00	30.00	37.50	157.50
Margin Money for WC	0.00		0.00	0.00	140.79	140.79
Total project Cost	2910.10	1832.00	935.00	835.00	842.53	7354.64
IDC			845.36			845.36
Total Project Cost including IDC			Total			8200.00

SCHEDULE 12
NOMINEE DIRECTORS
1.	The Borrower acknowledges and consents to the right of the Lenders to appoint to the Board and replace from time to time while the Facility is outstanding directors of the Borrower in accordance with the provisions of this Agreement (“Nominee Directors”) /or an observer (the “Observer”) on behalf of all the Lenders, and will take all corporate action to effectuate such right (including, without limitation, amending the Borrower’s articles of association). Such appointment shall be in accordance with the Intercreditor Agreement.

2.	The Nominee Directors shall:
(a)	not be required to hold qualification shares nor be liable to retire by rotation.

(b)	any expenditure incurred by the Lenders and/ or the Nominee Directors in connection with their appointment of directorship shall be borne and payable by the Borrower.

(c)	be appointed members of committees of the Board, if so desired by the Lenders.
3.	The Nominee Directors and the Observer(s) shall be entitled to receive all notices, agenda, etc. and to attend all General Meetings and Board Meetings and Meetings of any committees of the Board of which they are members.

4.	If, at any time, the Nominee Director is not able to attend a meeting of the Board of Directors or any of its committees of which he is a member, the Lenders may depute an Observer to attend the meeting. The expenses incurred by the Lenders in this connection shall be borne and payable by the Borrower.

5.	The Nominee Directors/the Observers shall furnish to the Lenders reports of the proceedings of all such meetings and the Borrower shall not have any objection to the same.

6.	The appointment/removal of the Nominee Directors shall be by notice in writing by the Lenders addressed to the Borrower and shall (unless otherwise indicated by the Lenders) take effect forthwith upon such a notice being delivered to the Borrower.

7.	The Nominee Directors shall be entitled to all the rights, privileges and indemnities of other Directors including the sitting fees and expenses as are payable by the Borrower to the other Directors, but if any other fees, commission, moneys or remuneration in any form are payable by the Borrower to the Directors in their capacity as Directors, the fees, commission, moneys and remuneration in relation to such Nominee Directors shall accrue to the Lenders in proportion to their respective Facility then outstanding and the same shall accordingly be paid by the Borrower directly for the respective accounts of the Lenders; provided, that if such Nominee Director is an officer of any of the Lenders the sitting fees in relation to such Nominee Director shall accrue to the relevant Lender and the same shall accordingly be paid by the Borrower directly to such Lender for its account. Any expenditure incurred by a Nominee Director or any Lender in connection with such appointment or directorship shall be borne by the Borrower.

8.	The Borrower shall ensure that the Observer shall be entitled to the same indemnities as the Directors and shall be indemnified by the Borrower against any liabilities, losses, damages, claims, penalties, judgments, suits, costs and expenses arising as a result of its actions pursuant to appointment as an Observer.

SCHEDULE 13
PROJECT SCHEDULE

Particulars	Start	Completion
Advance Payment Date	Day 0 (Nov. 30, 2006)

Civil Works	Day 0 + 2 mths	Day 0 + 20 mths

Technical & Engineering	Day 0	Day 0 + 15 mths

Manufacturing & Delivery	Day 0 + 4 mths	Day 0 + 29 mths

Installation of Equipment	Day 0 + 13 mths	Day 0 + 38 mths

Unit I Trial Runs	Day 0 + 30 mths	Day 0 + 33 mths

Unit II Trial Runs	Day 0 + 33 mths	Day 0 + 36 mths

Unit III Trial Runs	Day 0 + 36 mths	Day 0 + 39 mths

Unit IV Trial Runs	Day 0 + 39 mths	Day 0 + 42 mths

Commercial Operation Date (Unit I)	Day 0 + 33 mths (September 1, 2009)

Commercial Operation Date (Unit II)	Day 0 + 36 mths (December 1, 2009)

Commercial Operation Date (Unit III)	Day 0 + 39 mths (March 1, 2010)

Commercial Operation Date (Unit IV)	Day 0 + 42 mths (June 1, 2010)

Total Implementation Period	42 Months (June 2010)

EXHIBIT 1
LENDING CONFIRMATION NOTICE
To:	Sterlite Energy Limited

Cc:	[•]
Lending Confirmation Notice
Ladies and Gentlemen:
This notice is issued pursuant to Clause 5.4(vii) of the Foreign Currency Facility Agreement, dated as of                                (the “Foreign Currency Facility Agreement”), among the Borrower, the Lender and the Facility Agent in connection with the, Utilization Request of the Borrower dated                     , 20     .
1.	We hereby state that as of the date hereof, we have not received an Unsatisfied CP Notice from the Lender in accordance with the Foreign Currency Facility Agreement.

2.	Based on the information supplied to us by the Borrower, we also certify that the conditions precedent to Drawdown stipulated in Schedule I of the Foreign Currency Facility Agreement have been satisfied.

3.	Pursuant to Section 5.4 of the Foreign Currency Facility Agreement, Drawdown may occur in terms of the Utilization Request of the Borrower dated , 20 .
For and on behalf of [ ], as Facility Agent

Name:
Designation:

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, as of the date first above written.

THE COMMON SEAL OF STERLITE
ENERGY LIMITED has pursuant to the
Resolution of its Board of Directors passed in that
behalf on
hereunto been affixed in the presence of
Shri.
Director/Company Secretary/Authorised
Signatory, who has signed these presents in token
thereof and Shri.
                                            Company Secretary
/Authorised Signatory who has signed these
presents in token thereof.		) ) ) ) /s/ Manish Bhatter ) ) ) ) /s/ V. Ramanathan ) ) ) )

STATE BANK OF INDIA as Facility Agent, for the Lenders		) )

By:	/s/ VRK Saxena

Name: VRK Saxena
Title: Assistant General Manager

As Lender
EXECUTED by INDIA INFRASTRUCTURE FINANCE COMPANY (UK) LIMITED acting by: Name: N.K. Mada Title:	) ) ) ) ) ) ) (Sign) /s/ N.K. Mada ) ) )
Address:

Attention:

Fax: Email id: